UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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Adobe Systems Incorporated
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Adobe Systems Incorporated
345 Park Avenue
San Jose, California 95110
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 12, 2017
Dear Stockholders:
You are cordially invited to attend our 2017 Annual Meeting of Stockholders to be held on Wednesday, April 12, 2017 at 9:00 a.m. local time at our Almaden Tower building located at 151 Almaden Boulevard, San Jose, California 95110. We are holding the meeting to:

1.	Elect ten members of our Board of Directors named herein to serve for a one-year term;

2.	Approve the 2003 Equity Incentive Plan as amended to increase the available share reserve by 10 million shares;

3.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending on December 1, 2017;

4.	Approve, on an advisory basis, the compensation of our named executive officers;

5.	Approve, on an advisory basis, the frequency of the advisory vote on executive compensation; and
6.    Transact any other business that may properly come before the meeting.
If you owned our common stock at the close of business on February 14, 2017, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in San Jose, California for the ten days prior to the meeting for any purpose related to the meeting.
We are pleased to continue to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2016 Annual Report. We believe that this process allows us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2016 Annual Report and a form of proxy card. All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail.

Your vote is important. Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by signing, dating and mailing your proxy card or voting instruction card in the envelope provided.

Sincerely,

Michael Dillon Executive Vice President, General Counsel & Corporate Secretary
March 3, 2017
San Jose, California

ADOBE SYSTEMS INCORPORATED
Proxy Statement
for the
Annual Meeting of Stockholders
To Be Held April 12, 2017

i

____________________
ADOBE SYSTEMS INCORPORATED
____________________
PROXY STATEMENT
____________________
INFORMATION CONCERNING SOLICITATION AND VOTING
Our Board of Directors (the “Board”) is soliciting proxies for our 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”) to be held on Wednesday, April 12, 2017, at 9:00 a.m. local time at our Almaden Tower building located at 151 Almaden Boulevard, San Jose, California 95110. Our principal executive offices are located at 345 Park Avenue, San Jose, California 95110, and our telephone number is (408) 536-6000.
The proxy materials, including this proxy statement, proxy card and our 2016 Annual Report, are being distributed and made available on or about March 3, 2017. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2017 Annual Meeting. Please read it carefully.
In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our stockholders access to our proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about March 3, 2017 to most of our stockholders who owned our common stock at the close of business on the record date, February 14, 2017. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice.
The Notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.
Choosing to receive future proxy materials electronically will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.
We will bear the expense of soliciting proxies. In addition to these proxy materials, our directors and employees (who will receive no compensation in addition to their regular salaries) may solicit proxies in person, by telephone or email. We have also retained Innisfree M&A Incorporated to help us solicit proxies from brokers, bank nominees and other institutional owners. We expect to pay Innisfree a fee of $15,000 for its services and will reimburse Innisfree for reasonable out-of-pocket expenses. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.
QUESTIONS AND ANSWERS

Q:	Who may vote at the 2017 Annual Meeting?

A:
Our Board set February 14, 2017 as the record date for the meeting. If you owned our common stock at the close of business on February 14, 2017, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of February 14, 2017, there were 495,671,898 shares of our common stock outstanding and entitled to vote at the meeting.

Q:	What is the quorum requirement for the 2017 Annual Meeting?

A:	A majority of our outstanding shares entitled to vote as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum.

Your shares will be counted as present at the meeting if you are entitled to vote and you:

• are present in person at the meeting; or
• have properly submitted a proxy card or voting instruction card, or voted by telephone or over the Internet.

Both abstentions and broker non-votes (as described below) are counted for the purpose of determining the presence of a quorum.

Each proposal identifies the votes needed to approve or ratify the proposed action.

Q:	What proposals will be voted on at the 2017 Annual Meeting?

A:	There are five proposals scheduled to be voted on at the meeting:

• Election of ten members of our Board named herein to serve for a one-year term;

• Approval of the 2003 Equity Incentive Plan as amended to increase the available share reserve by 10 million shares;

• Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 1, 2017;

• Approval, on an advisory basis, of the compensation of our named executive officers; and

• Approval, on an advisory basis, on the frequency of the advisory vote on executive compensation.

We will also consider any other business that properly comes before the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:
We are pleased to continue to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to most of our stockholders of record and beneficial owners a notice regarding Internet availability of proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A stockholder’s election to receive proxy materials by mail or electronically by email will remain in effect until the stockholder terminates such election.

Q:	Why did I receive a full set of proxy materials in the mail instead of a notice regarding the Internet availability of proxy materials?

A:
We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card, to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. Alternatively, you can go to https://www.icsdelivery.com/adobe and enroll for online delivery of annual meeting and proxy voting materials.

Q:	How can I get electronic access to the proxy materials?

A:
You can view the proxy materials on the Internet at www.proxyvote.com. Please have your 12 digit control number available. Your 12 digit control number can be found on your Notice. If you received a paper copy of your proxy materials, your 12 digit control number can be found on your proxy card or voting instruction card.

Our proxy materials are also available on our Investor Relations website at www.adobe.com/adbe.

Q:	Can I vote my shares by filling out and returning the Notice?

A:
No. The Notice will, however, provide instructions on how to vote by Internet, by telephone, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the meeting.

Q:	How may I vote my shares in person at the meeting?

A:
If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting. The meeting will be held at our Almaden Tower building located at 151 Almaden Boulevard, San Jose, California 95110. If you need directions to the meeting, please visit http://www.adobe.com/aboutadobe/pdfs/sjmap.pdf.

Q:	How can I vote my shares without attending the meeting?

A:
Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, trustee or nominee. In most cases, you will be able to do this by telephone, by using the Internet or by mail if you received a printed set of the proxy materials.

By Telephone or Internet. If you have telephone or Internet access, you may submit your proxy by following the instructions provided in the Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. Delaware law specifically permits electronically transmitted proxies as long as they contain or are submitted with information from which the inspector of elections can determine that the proxy was authorized by the stockholder. The Internet voting procedures for the 2017 Annual Meeting are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

By Mail.  If you received printed proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your stockbroker, trustee or nominee, and mailing it in the enclosed envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q:	What happens if I do not give specific voting instructions?

A:
Registered Stockholder of Record. If you are a registered stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or you sign, date and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their best judgment with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote at its discretion on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform the inspector of elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Q:	Which ballot measures are considered “routine” or “non-routine”?

A:
The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 1, 2017 (Proposal 3), is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 3. The election of directors (Proposal 1), the approval of the 2003 Equity Incentive Plan as amended to increase the available share reserve by 10 million shares (Proposal 2), the advisory vote on executive compensation (Proposal 4), and the advisory vote on the frequency of the advisory vote on executive compensation (Proposal 5) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and, therefore, there may be broker non-votes on Proposals 1, 2, 4 and 5.

Q:	How can I revoke my proxy and change my vote?

A:
You may revoke your proxy and change your vote at any time before the final vote at the meeting. If you are a stockholder of record, you may do this by signing and submitting a new proxy card with a later date; by voting by telephone or by using the Internet, either of which must be completed by 11:59 p.m. Eastern Time on April 11, 2017 (your latest telephone or Internet proxy is counted); or by attending the meeting and voting in person by ballot. Attending the meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. If you hold shares through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.

Q:	Where can I find the voting results of the meeting?

A:
The preliminary voting results will be announced at the meeting. The final voting results will be reported in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the meeting. If our final voting results are not available within four business days after the meeting, we will file a Current Report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the Current Report on Form 8-K within four business days after the final voting results are known to us.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our Board of Directors
Adobe’s stockholders elect the company’s Board members annually, and all ten of our current directors were elected by our stockholders to serve for a term expiring at the 2017 Annual Meeting. The following tables set forth the biographical information listed below for each of the ten Board nominees, such as relevant experience, qualifications, attributes and skills, and other directorships held in public companies.
Nominees for Election for a One-Year Term Expiring in 2017

Name	Principal Occupation During Last Five Years and Relevant Experience, Qualifications, Attributes or Skills	Age	Director Since

Amy Banse
Ms. Banse serves as Managing Director and Head of Funds, Comcast Ventures and Senior Vice President, Comcast Corporation, a global media and technology company. Prior to this role, she was President of Comcast Interactive Media (CIM), a division of Comcast responsible for developing Comcast's online strategy and operating Comcast's digital properties, including Fandango, Xfinity.com and Xfinitytv.com. Ms. Banse joined Comcast in 1991 and spent the early part of her career at Comcast overseeing the development of Comcast's cable network portfolio. Ms. Banse serves on the board of directors of The Clorox Company, a multinational manufacturer and marketer of consumer and professional products. She received a B.A. from Harvard and a J.D. from Temple University School of Law.

		57	2012

As the Managing Director and Head of Funds for Comcast Ventures and Senior Vice President, Comcast Corporation, as well as her prior executive positions, including President of CIM, Ms. Banse has extensive executive leadership experience, as well as extensive knowledge of operational, financial and strategic issues. She also brings to the Board a deep expertise in global media and technology organizations in online business.

Edward Barnholt
Mr. Barnholt served as President and Chief Executive Officer of Agilent Technologies, a measurement company, from March 1999 to March 2005 and as its Chairman of the Board from November 2002 until his retirement in March 2005. From 1990 to 1999, Mr. Barnholt served in several executive positions at Hewlett-Packard Company, a computer and electronics company, including serving as Executive Vice President and General Manager of its Measurements Organization. Mr. Barnholt currently serves on the board of directors of eBay, a global online marketplace, and as Chairman of the Board of KLA-Tencor Corporation, a provider of process control and yield management solutions. Mr. Barnholt holds a B.S. and a M.S. in Electrical Engineering from Stanford University.

		73	2005

As the former President, Chief Executive Officer and Chairman of the Board of Agilent, as well as a former senior executive with Hewlett-Packard, Mr. Barnholt possesses significant leadership and operational experience, including on matters particularly relevant to companies with complex technology and international issues. As a board member of two other public companies and a chairman of one of those companies, Mr. Barnholt also has strong corporate governance expertise and a global business perspective.

Name	Principal Occupation During Last Five Years and Relevant Experience, Qualifications, Attributes or Skills	Age	Director Since

Robert Burgess
Mr. Burgess has been an independent consultant since December 2005. He served as Chief Executive Officer of Macromedia, Inc., a provider of Internet and multimedia software, from November 1996 to January 2005. He also served on the board of directors of Macromedia from November 1996 until December 2005, as Chairman of the Board of Macromedia from July 1998 until December 2005 and as Executive Chairman of Macromedia from January 2005 until December 2005, when Macromedia was acquired by Adobe. Prior to joining Macromedia, Mr. Burgess held key executive positions at Silicon Graphics, Inc., a graphics and computing company, and from 1991 to 1995 served as Chief Executive Officer and a member of the board of directors of Alias Research, Inc., a publicly traded 3D software company, prior to its acquisition by Silicon Graphics. Mr. Burgess currently serves on the boards of NVIDIA Corporation, a provider of programmable graphics processing technologies, and Rogers Communications Inc., a diversified communications and media company. He previously served on the board of IMRIS Inc. from September 2010 to November 2013. Mr. Burgess holds a B.Com. from McMaster University in Canada and is a Canadian citizen.

		59	2005

As the former Executive Chairman, Chief Executive Officer and Chairman of the Board of Macromedia, as well as several other executive positions, Mr. Burgess has extensive executive leadership experience, as well as extensive knowledge of operational, financial and strategic issues. He also possesses significant experience with business issues in technology organizations as a result of his former executive roles. With more than 20 years’ experience as a board member of publicly traded companies, Mr. Burgess also has a broad understanding of the role and responsibilities of the Board and valuable insight on a number of significant issues in the technology industry.

Frank Calderoni
Mr. Calderoni currently serves as the President and Chief Executive Officer of Anaplan, a planning and performance management platform provider. Prior to joining Anaplan in January 2017, he served as Executive Vice President, Operations and Chief Financial Officer at Red Hat from June 2015 to December 2016. Until June 2015, he was an Executive Advisor at Cisco, a designer, manufacturer and seller of IP-based networking and other products related to the communications and information technology industry. From 2008 to January 2015, Mr. Calderoni served as Executive Vice President and Chief Financial Officer at Cisco, managing the company's financial strategy and operations. He joined Cisco in 2004 from QLogic Corporation, a storage networking company where he was Senior Vice President and Chief Financial Officer. Prior to that, he was Senior Vice President, Finance and Administration and Chief Financial Officer for SanDisk Corporation, a flash data storage company. Before joining SanDisk, Mr. Calderoni spent 21 years at IBM, a global services, software and systems company, where he became Vice President and held controller responsibilities for several divisions within the company. Mr. Calderoni currently serves on the boards of Nimble Storage, Palo Alto Networks, and Anaplan. Mr. Calderoni holds a B.S. in Accounting and Finance from Fordham University and an M.B.A. in Finance from Pace University.
		59	2012

As a result of his position at Anaplan, as well as his past service as chief financial officer of publicly traded global technology companies, Mr. Calderoni brings to the Board abundant financial expertise that includes extensive knowledge of the complex financial and operational issues facing large global companies, and a deep understanding of accounting principles and financial reporting rules and regulations. He provides the Board and Audit Committee with significant insight into the preparation of financial statements and knowledge of audit procedures. Through his senior executive positions, Mr. Calderoni has demonstrated his global leadership and business acumen.

Name	Principal Occupation During Last Five Years and Relevant Experience, Qualifications, Attributes or Skills	Age	Director Since

James Daley
Mr. Daley has served as our Lead Director since January 2017. Mr. Daley has been an independent consultant since his retirement in July 2003 from Electronic Data Systems Corporation (EDS), an information technology service company. Mr. Daley served as Executive Vice President and Chief Financial Officer of EDS from March 1999 to February 2003, and as its Executive Vice President of Client Solutions, Global Sales and Marketing from February 2003 to July 2003. From 1963 until his retirement in 1998, Mr. Daley was with Price Waterhouse, where he served as Co-Chairman-Operations and Vice-Chairman-International from 1988 to 1998. Mr. Daley holds a B.B.A. from Ohio University where he served for over twenty years as a Trustee of The Ohio University Foundation, including Chairing the Foundation's Board of Trustees from 1997 to 2002. Mr. Daley also served as a member of the Board of Directors of The Guardian Life Insurance Company of America for seventeen years where he Chaired the Board's Human Resources & Compensation Committee and the Product & Distribution Committee for a number of years.
		75	2001

With more than 35 years of service with the international accounting firm Price Waterhouse, as well as his past service as the Chief Financial Officer of a publicly traded global technology company, as well as his board level experience with The Ohio University Foundation and The Guardian Life Insurance Company of America, Mr. Daley brings to the Board extensive expertise related to the business and financial issues facing large global technology corporations, as well as a comprehensive understanding of international business and corporate governance matters.

Laura Desmond
Ms. Desmond has been an independent member of Adobe’s Board of Directors since 2012. She was most recently the Chief Revenue Officer of Publicis Groupe, a group of global marketing, communication and business transformation companies from December 2015 to December 2016. From 2008 to December 2015, she was the Global Chief Executive Officer of Starcom MediaVest Group (SMG), a global marketing and media services company which is part of the Publicis Groupe. Prior to her appointment as Global Chief Executive Officer in 2008, Ms. Desmond was Chief Executive Officer of SMG - The Americas from 2007 to 2008 where she managed a network spanning the United States, Canada and Latin America. She was Chief Executive Officer of MediaVest, based in New York, from 2003 to 2007, and from 2000 to 2002 she was Chief Executive Officer of SMG's Latin America group. Ms. Desmond previously served as a director of Tremor Video, Inc. from January 2012 to September 2013 and she currently serves on the board of directors of Syniverse. Ms. Desmond also serves as an advisory board member to Madison Wells Media and Uptake Technologies, Inc. She holds a B.B.A. in Marketing from the University of Iowa.
		51	2012

Name	Principal Occupation During Last Five Years and Relevant Experience, Qualifications, Attributes or Skills	Age	Director Since

With her experience as Chief Revenue Officer of Publicis Groupe and Global Chief Executive Officer, as well as her prior senior executive positions at SMG, Ms. Desmond brings to the Board a deep expertise in global media and marketing technology organizations, leadership capabilities and business acumen. In addition, her past service on other boards gives her valuable knowledge and perspective.

As an expert in the marketing space, Ms. Desmond speaks frequently with Adobe’s management outside of scheduled board meetings to provide specific insight regarding Adobe’s Digital Marketing business. Ms. Desmond’s Board attendance was exemplary in 2016, and in April she became a valued member of Adobe’s Executive Compensation Committee.

Charles Geschke	Dr. Geschke was a founder of Adobe and served as our Chairman of the Board from September 1997 to January 2017, sharing that office with John E. Warnock. Dr. Geschke was our Chief Operating Officer from December 1986 until July 1994 and our President from April 1989 until his retirement in April 2000. He holds a Ph.D. in Computer Science from Carnegie Mellon University as well as an M.S. in Mathematics and an A.B. in Classics, both from Xavier University.	77	1983

As a co-founder of Adobe and its former President and Chief Operating Officer, Dr. Geschke has experience growing Adobe from a start-up to a large publicly traded company. His nearly 20 years of executive and technological leadership at Adobe provide the Board with significant leadership, operations and technology experience, as well as important perspectives on innovation, management development, and global challenges and opportunities. As former Co-Chairman of the Board, Dr. Geschke has a strong understanding of his role as a director and a broad perspective on key industry issues and corporate governance matters.

Shantanu Narayen
Mr. Narayen currently serves as our President, Chief Executive Officer and Chairman of the Board. He joined Adobe in January 1998 as Vice President and General Manager of our engineering technology group. In January 1999, he was promoted to Senior Vice President, Worldwide Products, and in March 2001 he was promoted to Executive Vice President, Worldwide Product Marketing and Development. In January 2005, Mr. Narayen was promoted to President and Chief Operating Officer, and effective December 2007, he was appointed our Chief Executive Officer and joined our Board of Directors. In January 2017, he was named our Chairman of the Board. Mr. Narayen serves on the board of directors of Pfizer, a multinational pharmaceutical corporation. He previously served as a director of Dell from September 2009 to October 2013. Mr. Narayen holds a B.S. in Electronics Engineering from Osmania University in India, a M.S. in Computer Science from Bowling Green State University and an M.B.A. from the Haas School of Business, University of California, Berkeley.
		53	2007

As our President, Chief Executive Officer, Chairman of the Board and as an Adobe employee for more than 19 years, Mr. Narayen brings to the Board extensive leadership and industry experience, including a deep knowledge and understanding of our business, operations and employees, the opportunities and risks faced by Adobe, and management's current and future strategy and plans. In addition, his service on other boards gives him a strong understanding of his role as a director and a broad perspective on key industry issues and corporate governance matters.

Name	Principal Occupation During Last Five Years and Relevant Experience, Qualifications, Attributes or Skills	Age	Director Since

Daniel Rosensweig
Mr. Rosensweig is currently President, Chief Executive Officer and Chairman of the board of directors of Chegg.com, an online textbook rental company. Prior to joining Chegg.com in February 2010, Mr. Rosensweig served as President and Chief Executive Officer of RedOctane, a business unit of Activision Publishing, a developer, publisher and distributor of interactive entertainment and leisure products. Prior to joining RedOctane in March 2009, Mr. Rosensweig was an Operating Principal at the Quadrangle Group, a private investment firm. Prior to joining the Quadrangle Group in August 2007, Mr. Rosensweig served as Chief Operating Officer of Yahoo!, which he joined in April 2002. Prior to joining Yahoo!, Mr. Rosensweig was President of CNET Networks, Inc., an interactive media company, which he joined in October 2000. Mr. Rosensweig served for 18 years with Ziff-Davis, an integrated media and marketing services company, including roles as President and Chief Executive Officer of its subsidiary ZDNet, from 1997 until 2000 when ZDNet was acquired by CNET. Mr. Rosensweig holds a B.A. in Political Science from Hobart College.
		55	2009

As a result of his current executive position at Chegg.com, as well as his former positions as a senior executive at global media and technology organizations, Mr. Rosensweig provides the Board with extensive and relevant executive leadership, worldwide operations and technology industry experience.

John Warnock
Dr. Warnock was a founder of Adobe and was our Chairman of the Board from April 1989 to January 2017. From September 1997 to January 2017, he shared the position of Chairman with Charles M. Geschke. Dr. Warnock served as our Chief Executive Officer from 1982 until December 2000. From December 2000 until his retirement in March 2001, Dr. Warnock served as our Chief Technical Officer. Dr. Warnock currently serves as Chairman of the Board of Salon Media Group. Dr. Warnock holds a Ph.D. in Electrical Engineering, an M.S. in Mathematics, and a B.S. in Mathematics and Philosophy from the University of Utah.
		76	1983

As a co-founder of Adobe and its former Chief Executive Officer, Chief Technical Officer and Chairman of the Board, Dr. Warnock has experience growing Adobe from a start-up to a large publicly traded company. His nearly 20 years of executive and technological leadership at Adobe provide the Board with significant leadership, operations and technology experience, as well as important perspectives on innovation, management development, and global challenges and opportunities. As former Co-Chairman of the Board of Directors of Adobe and Chairman of the Board of Salon, Dr. Warnock has a strong understanding of his role as a director and a broad perspective on key industry issues and corporate governance matters.

Independence of Directors
As required by the NASDAQ listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board consults with our legal counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable NASDAQ listing standards.
After review of all relevant transactions and relationships between each director, any of their family members, Adobe, our executive officers and our independent registered public accounting firm, the Board has affirmatively determined that a majority of our Board is comprised of independent directors. Our current independent directors are: Ms. Banse, Mr. Barnholt, Mr. Burgess, Mr. Calderoni, Mr. Daley, Ms. Desmond, Dr. Geschke, Mr. Rosensweig and Dr. Warnock.
Committees of the Board
The Audit Committee’s role includes assisting the Board in fulfilling its responsibilities related to the oversight of our financial, accounting and reporting processes; our system of internal accounting and financial controls; our enterprise risk management program; and our compliance with related legal, regulatory and ethical requirements. The Audit Committee’s responsibilities include:

•	the appointment, compensation, engagement, retention, termination and services of our independent registered public accounting firm, including conducting a review of its independence;

•	reviewing and approving the planned scope of our annual audit;

•	overseeing our independent registered public accounting firm’s audit work;

•	reviewing and pre-approving any audit and non-audit services that may be performed by our independent registered public accounting firm;

•	reviewing with management and our independent registered public accounting firm the adequacy of our internal financial and disclosure controls;

•	reviewing our critical accounting policies and the application of accounting principles;

•	monitoring the rotation of partners of our independent registered public accounting firm on our audit engagement team as required by regulation;

•	reviewing our policies and practices with respect to swaps transactions;

•	overseeing Adobe’s Worldwide Investment Policy;

•	overseeing the performance of our internal audit function;

•
establishing procedures, as required under applicable regulation, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	overseeing initiatives related to cyber-security, including prevention and response to any cyber-attacks; and

•	reviewing our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm.
The Audit Committee has the authority to obtain independent advice and assistance from internal or external legal, accounting and other advisors, at Adobe’s expense. See “Report of the Audit Committee” contained in this proxy statement.

Each member of the Audit Committee meets the independence criteria prescribed by applicable regulations and the rules of the SEC for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards. Each Audit Committee member meets NASDAQ’s financial sophistication requirements, and the Board has further determined that each Audit Committee member is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. The Audit Committee acts pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASDAQ, a copy of which can be found on our website at http://www.adobe.com/investor-relations/governance.html.
The Nominating and Governance Committee’s primary purpose is to evaluate candidates for membership on our Board and make recommendations to our Board regarding candidates for director. The committee also:

•	makes recommendations with respect to the composition of our Board and its committees;

•	reviews and makes recommendations regarding the functioning of our Board as an entity;

•	recommends corporate governance principles applicable to Adobe;

•	manages periodic review, discussion and evaluation of the performance of our Board, its committees and its members;

•	assesses the independence of our directors;

•
reviews and approves or disapproves any related-person transaction as defined under Item 404 of Regulation S-K, after examining each such transaction for potential conflicts of interest and other improprieties; and

•	reviews the board memberships of other entities held by members of the Board and approves such memberships for our executive officers.
If requested by the Board, the Nominating and Governance Committee also may assist our Board in reviewing and assessing management development and succession planning for our executive officers. The Nominating and Governance Committee has the authority to obtain independent advice and assistance from internal or external legal, accounting and other advisors, at Adobe’s expense. The members of our Nominating and Governance Committee are all independent directors within the meaning of applicable NASDAQ listing standards. The Nominating and Governance Committee operates pursuant to a written charter, a copy of which can be found on our website at http://www.adobe.com/investor-relations/governance.html.
In carrying out its function to nominate candidates for election to our Board, the Nominating and Governance Committee considers the Board’s mix of skills, experience, character, commitment and diversity—diversity being broadly construed to mean a variety of opinions, perspectives and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics, all in the context of the requirements and needs of our Board and Adobe at that point in time. In reviewing potential candidates, the Nominating and Governance Committee will also consider all relationships between any proposed nominee and any of Adobe’s stockholders, competitors, customers, suppliers or other persons with a relationship to Adobe. The Nominating and Governance Committee believes that each candidate should be an individual who has demonstrated integrity and ethics in such candidate’s personal and professional life, has an understanding of elements relevant to the success of a publicly traded company and has established a record of professional accomplishment in such candidate’s chosen field. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board, and not have other personal or professional commitments that would, in the Nominating and Governance Committee’s judgment, interfere with or limit such candidate’s ability to do so. Each candidate should also be prepared to represent the best interests of all of our stockholders. Additionally, in determining whether to recommend a director for re-election, the Nominating and Governance Committee also considers such director’s past attendance at Board and committee meetings and participation in and contributions to the activities of our Board. The Nominating and Governance Committee has no stated specific minimum qualifications that must be met by a candidate for a position on our Board. The Nominating and Governance Committee does, however, believe it appropriate for at least one member of our Audit Committee to meet the criteria for an “audit committee financial expert” as defined by SEC rules, that each member of our Executive Compensation Committee be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as

amended (the “Code”), and that a majority of the members of our Board meet the definition of “independent director” within the meaning of applicable NASDAQ listing standards.
The Nominating and Governance Committee’s methods for identifying candidates for election to our Board include the solicitation of ideas for possible candidates from a number of sources, including from members of our Board, our executive officers, individuals who our executive officers or Board members believe would be aware of candidates who would add value to our Board and through other research. The Nominating and Governance Committee, from time to time, retains for a fee one or more third-party search firms to identify suitable candidates. The Nominating and Governance Committee considers stockholder recommendations for candidates for the Board of Directors. The name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve if elected, and evidence of the recommending stockholder’s ownership of company stock must be sent to the attention of our Corporate Secretary.
In August 2016, the Board amended our Bylaws to implement proxy access. Under Article III, Section 6 of our Bylaws, a stockholder (or group of up to twenty stockholders) owning at least three percent of Adobe’s outstanding shares of common stock continuously for at least three years may nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two directors or twenty percent of the Board, provided the stockholders and nominees satisfy the requirements specified in our Bylaws. In addition to proxy access nominations, any of our stockholders may nominate one or more persons for election as a director at our annual meeting of stockholders. In either case, a stockholder who wishes to formally nominate a candidate must comply with the notice, information and consent provisions contained in our Bylaws, including that the notice must include information required pursuant to Section 14 of the Exchange Act. In order for the proxy access nomination to be timely for our 2018 Annual Meeting of Stockholders, a stockholder’s notice to our Corporate Secretary must be received at our principal executive offices no later than November 3, 2017 nor earlier than October 4, 2017. In order for a stockholder nomination of a director candidate that is not a proxy access nomination to be timely for our 2018 Annual Meeting of Stockholders, a stockholder’s notice to our Corporate Secretary must be received at our principal executive offices no later than December 3, 2017 nor earlier than November 3, 2017. Our Bylaws specify additional requirements if stockholders wish to nominate directors at special meetings of stockholders.
The Nominating and Governance Committee will consider all candidates identified through the processes described above, and will evaluate each candidate, including incumbents, based on the same criteria.
The Executive Compensation Committee sets and administers the policies that govern, and reviews and approves, all compensation of our executive officers, including cash and non-cash compensation and equity compensation programs. The Executive Compensation Committee is also responsible for making recommendations to the Board concerning Board and committee compensation. The Executive Compensation Committee may also review and approve equity-based compensation grants to our non-executive officer employees and consultants; however, restricted stock unit grants to our non-executive officer employees are generally approved by a Management Committee for Employee Equity Awards appointed by the Board and currently consisting of our Chief Executive Officer and Executive Vice President, Customer & Employee Experience, within parameters established by the Executive Compensation Committee. See “Granting Guidelines for Equity Compensation” and “Role of Our Executive Compensation Committee, External Compensation Consultant and Management” under “Compensation Discussion and Analysis—Equity-Related Policies” for additional information. In addition, the Executive Compensation Committee reviews our stock ownership guidelines for senior management, which are described below in “Compensation Discussion and Analysis—Equity-Related Policies—Stock Ownership Guidelines.”
The Executive Compensation Committee is also responsible for oversight of our overall compensation plans and benefit programs, as well as the approval of all employment, severance and change of control agreements and plans applicable to our executive officers. In connection with this oversight, the Executive Compensation Committee reviews and approves annual performance objectives and goals relevant to executive officers. The Executive Compensation Committee oversees all matters related to stockholder approval of executive compensation, including the advisory vote on executive compensation, and evaluates the risk-taking incentives and risk management of our compensation policies and practices. The Executive Compensation Committee has the authority to obtain independent advice and assistance from internal or external legal, accounting and other advisors, at Adobe’s expense. The Executive Compensation Committee assesses the independence and any potential conflicts of interest of compensation advisors in accordance with applicable law and NASDAQ listing standards. The members of the Executive Compensation Committee are all independent directors within the meaning of applicable NASDAQ listing standards, and all of the members are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162

(m) of the Code. The Executive Compensation Committee acts pursuant to a written charter, a copy of which can be found on our website at http://www.adobe.com/investor-relations/governance.html.
Risk Analysis of Performance-Based Compensation Plans
Our Executive Compensation Committee believes that our employee compensation programs do not encourage excessive and unnecessary risk-taking that would be reasonably likely to have a material adverse effect on Adobe. The Executive Compensation Committee oversaw the performance of a risk assessment of our compensation programs as generally applicable to our employees to ascertain any potential material risks that may be created by our compensation programs. The Executive Compensation Committee considered the findings of the assessment conducted internally and concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and do not encourage employees to take unnecessary or excessive risks, and that the level of risk that they might encourage is not reasonably likely to materially harm our business or financial condition, after considering mitigating controls. Additionally, the Audit Committee considered the risk assessment and the findings of the Executive Compensation Committee.
Although the majority of target total direct compensation provided to our executive officers is incentive based, the Executive Compensation Committee believes that our executive compensation programs have been designed with appropriate controls and other mitigating measures to prevent excessive and unnecessary risk taking. Incentive-based employee compensation programs typically make up a smaller percentage of our other employees’ overall compensation and therefore provide less motivation for risk taking. The design of these compensation programs is intended to encourage our employees to remain focused on both short- and long-term operational and financial goals of the company in several key respects:

•
While our Executive Incentive Plans for fiscal years 2016 and 2017 focus on the achievement of bookings and recurring revenue targets and strategic objectives relating to customer experience, they also include an individual performance component with objectives for many of our executives relating to operating metrics; together with our long-term equity incentive programs that motivate our executives to build stockholder value, our fiscal year 2016 and 2017 compensation programs (which are described further below in the “Compensation Discussion and Analysis” section of this proxy statement) continue to provide balanced objectives while driving our short- and long-term business strategies.

•
Our Performance Share Program is based on Adobe’s total stockholder return (“TSR”) over a three-year period relative to the companies in the NASDAQ 100 Index, so unlike stock options, the program will not reward short-term spikes in the price of our stock, but instead requires sustained, measurable performance over a three-year period. In the event Adobe’s TSR places in the bottom 25% relative to the companies in the NASDAQ 100 Index, no shares will be awarded, meaning our executives will be rewarded only when Adobe’s stock is performing relative to the market.

•
Our system of internal controls over financial reporting, standards of business conduct and compliance programs, among other things, reduces the likelihood of manipulation of our financial performance to enhance payments under our bonus and sales compensation plans.

•	Our performance-based plans include a 200% cap of the target awards. We believe this cap limits the incentive for excessive risk-taking by our employees.

•
For our non-executive employees, equity incentive awards are solely in the form of restricted stock units (“RSUs”) that vest over three or four years. Annual equity incentive awards for our executive officers and certain senior employees for fiscal years 2016 and 2017 include RSUs that vest one-third each year over three years and performance shares that vest 100% after a three-year cliff, encouraging executive officers and such other employees to focus on sustained stock price appreciation over the long term. Stock options are not granted to members of our Board, our executive officers or any other employees generally, which our Executive Compensation Committee believes further mitigates the potential value of unnecessary or excessive risk-taking.

•
Our officers at the senior vice president level and above are all subject to, and in compliance with, our stock ownership guidelines, described under “Compensation Discussion and Analysis—Equity-Related Policies—Stock Ownership Guidelines,” which encourage a level of stock ownership that we believe appropriately aligns our executives’ long-term interests with those of our stockholders.

•	Our Insider Trading Policy prohibits all employees and officers from pledging shares, engaging in short sales or hedging transactions involving Adobe’s securities.

•	We have a clawback policy for certain performance-based incentive compensation of our executive officers.
Fiscal Year 2016 Meetings of the Board and Committees
During fiscal year 2016, our Board held seven meetings, and its three standing committees—Audit Committee, Executive Compensation Committee, and Nominating and Governance Committee—collectively held 21 meetings. Each director attended at least 75% of the meetings (held during the period that such director served) of the Board and the committees on which such director served in fiscal year 2016. Members of our Board are encouraged to attend our annual meetings of stockholders. All of our Board members attended our 2016 Annual Meeting of Stockholders.
The following table sets forth the three standing committees of our Board, the members of each committee, and the number of meetings held by our Board and the committees during fiscal year 2016:

Name	Board(1)	Audit	Executive Compensation (2)	Nominating and Governance

Ms. Banse	X		X
Mr. Barnholt	X		X	Chair
Mr. Burgess	X	X
Mr. Calderoni	X	Chair
Mr. Daley	Lead Director	X		X
Ms. Desmond	X		X	X
Dr. Geschke	X
Mr. Narayen	Chair
Mr. Rosensweig	X		Chair	X
Dr. Warnock	X
Number of meetings held in fiscal year 2016	7	8	8	5

(1)
Mr. Narayen was designated Chairman of the Board effective January 27, 2017 to succeed co-Chairmen Dr. Geschke and Dr. Warnock. In connection with this designation, Mr. Daley was selected as the Lead Director.

(2)	Ms. Desmond joined the Executive Compensation Committee effective April 13, 2016.

Communications with the Board
Any stockholder who desires to contact our Board, or specific members of our Board, may do so electronically by sending an email to the following address: directors@adobe.com. Alternatively, a stockholder may contact our Board, or specific members of our Board, by writing to: Stockholder Communications, Adobe Systems Incorporated, 345 Park Avenue, San Jose, California 95110 USA. All such communications will be initially received and processed by the office of our Corporate Secretary. Accounting, audit, internal accounting controls and other financial matters will be referred to the Chair of the Audit Committee. Other matters will be referred to the Board, the non-employee directors or individual directors as appropriate.
Board Leadership Structure
Each year, our Board evaluates whether its leadership structure is appropriate to effectively address the specific needs of our business and the long-term interests of our stockholders. Given the dynamic and competitive environment in which Adobe operates, the Board believes that Adobe and our stockholders are best served by a Chairman who has broad and deep knowledge of Adobe’s business operations and the competitive landscape, the ability to identify strategic issues and the vision to create sustainable long-term value for stockholders. Based on these considerations, the Board has determined that, at this time, our Chief Executive Officer, Shantanu Narayen, is the director best qualified to serve in the role of Chairman. The Board believes that Mr. Narayen’s combined role enables decisive leadership, ensures clear accountability and enhances the Board’s ability to focus its meetings on the issues most critical to Adobe’s success, as well as Adobe’s ability to communicate its message and strategy clearly and consistently to its stockholders, employees and customers.
To maintain an appropriate level of independent checks and balances in our corporate governance, our Corporate Governance Guidelines provide that if the Chairman of the Board and the Chief Executive Officer are the same person, the independent members of the Board will annually select an independent director to serve in a lead capacity, who we refer to as our Lead Director. Our Board believes that there are advantages to having a Lead Director for matters such as communications and relations among our Board, the Chief Executive Officer and other members of senior management and in assisting our Board in reaching consensus on particular strategies and policies. The independent members of our Board have selected James Daley to serve as Lead Director.
Our Lead Director coordinates the activities of the other independent directors and has the following additional responsibilities, as outlined in a Lead Director Charter adopted by the Board and available on our website at http://www.adobe.com/investor-relations/governance.html:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•
working to optimize Board performance through regular feedback that ensures that diverse viewpoints of all directors are heard, and creating a climate of constructive candor in which frank and thoughtful discussion occurs;

•	meeting with the Chairman and Chief Executive Officer to discuss Board agendas, materials and the schedule of meetings;

•	calling meetings of the independent directors, as needed;

•	providing feedback to directors in connection with the periodic evaluation process;

•	administering, with the Chair of the Executive Compensation Committee, the Board’s evaluation of the performance of the Chairman and Chief Executive Officer; and

•	making himself available for communication with Adobe’s significant stockholders.
Our Board believes that stockholders are best served by the Board’s current leadership structure because it provides Adobe with the benefits of combining the leadership role of Chairman and Chief Executive Officer, while at the same time featuring a strong and empowered independent Lead Director who provides an effective independent voice and further enhances the contributions of our independent directors.
The Board’s Role in Risk Oversight
Risk assessment and oversight are an integral part of our governance and management processes. Our Board takes an active role in reviewing Adobe’s corporate strategy and priorities on an ongoing basis, and also encourages management to promote a culture that actively manages risks as a part of Adobe’s corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing Adobe. Throughout the year, senior management reviews these risks with the Board at regular Board and committee meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. The Board regularly provides management with input on these risks and mitigation steps.
Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, and our Audit Committee has the responsibility to oversee our major financial risk exposures, cyber-security exposures and the steps our management has taken to monitor and control these exposures, as well as oversight of our enterprise risk management program. The Audit Committee also monitors compliance with legal and regulatory requirements and oversees the performance of our internal audit function. Our Nominating and Governance Committee monitors the effectiveness of our Corporate Governance Guidelines and approves or disapproves any related-

persons transactions. Our Executive Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, which determination is reviewed by our Audit Committee.
Corporate Governance Guidelines
We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board adopted these Corporate Governance Guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines set forth the practices our Board follows with respect to Board and committee composition and selection, Board meetings, Chief Executive Officer performance evaluation and management development and succession planning for senior management, including the Chief Executive Officer position. A copy of our Corporate Governance Guidelines is available on our website at http://www.adobe.com/investor-relations/governance.html.
Code of Ethics
We adopted a Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, Treasurer and certain other finance department executives, which is a “code of ethics” as defined by applicable SEC rules. The Code of Ethics is publicly available on our website at http://www.adobe.com/investor-relations/governance.html. If we make any amendments to the Code of Ethics other than technical, administrative, or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of this Code of Ethics to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, Treasurer or certain other finance department executives, we will disclose the nature of the amendment or waiver, its effective date, and to whom it applies, on our website at http://www.adobe.com/company/integrity.html or in a Current Report on Form 8-K filed with the SEC. There were no waivers of the Code of Ethics during fiscal year 2016.
Code of Business Conduct
We have also adopted a Code of Business Conduct applicable to all officers, directors and employees of Adobe as required by applicable NASDAQ listing standards. This Code of Business Conduct is publicly available on our website at http://www.adobe.com/company/integrity.html. There were no waivers of the Code of Business Conduct for any of our directors or executive officers during fiscal year 2016.
Board Evaluation
Every other year, including during 2016, we engage an outside advisor to conduct a comprehensive Board self-evaluation to assess the effectiveness of our Board and committees. The Board then reviews and discusses the evaluation results and any actions to be taken as a result of the discussion. The evaluation aims to (1) find opportunities where our Board and committees can improve their performance and effectiveness, (2) assess any need to evolve the composition and expertise of our Board, and (3) assure that our Board and committees are operating in accordance with our Corporate Governance Guidelines and committee charters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock as of February 14, 2017 by each entity or person who is known to beneficially own 5% or more of our common stock, each of our directors, each named executive officer (“NEO”) identified in “Executive Compensation—Summary Compensation Table” contained in this proxy statement and all of our directors and current executive officers as a group.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)(3)		Percent of Class(4)

FMR LLC	34,869,584	(5)	7.03%
245 Summer Street Boston, MA 02210
The Vanguard Group	32,118,133	(6)	6.48%
100 Vanguard Blvd. Malvern, PA 19355
Entities associated with BlackRock, Inc.	30,954,718	(7)	6.25%
55 East 52nd Street New York, NY 10022
PRIMECAP Management Company	27,819,717	(8)	5.61%
177 E. Colorado Blvd., 11th Floor Pasadena, CA 91101
Shantanu Narayen	299,243	(9)	*
Mark Garrett	54,339	(10)	*
Bryan Lamkin	82,388	(11)	*
Bradley Rencher	69,145	(12)	*
Matthew Thompson	51,919		*
Amy Banse	30,592	(13)	*
Edward Barnholt	40,925	(14)	*
Robert Burgess	64,925	(15)	*
Frank Calderoni	23,852	(16)	*
James Daley	30,887	(17)	*
Laura Desmond	23,852	(18)	*
Charles Geschke	315,872	(19)	*
Daniel Rosensweig	22,069	(20)	*
John Warnock	578,489	(21)	*
All directors and current executive officers as a group (18 persons)	1,891,554	(22)	*
_________________________

*	Less than 1%.

(1)	The address of each person named in the table, unless otherwise indicated, is c/o Adobe Systems Incorporated, 345 Park Avenue, San Jose, California 95110.

(2)
This table is based upon information supplied by executive officers, directors and principal stockholders, as well as beneficial ownership reports filed with the SEC. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. None of the shares beneficially owned by our executive officers and directors are pledged as security.

(3)	Holdings reported include any equity awards deferred under our deferred compensation plan.

(4)	Applicable percentages are based on 495,671,898 shares outstanding on February 14, 2017, adjusted as required by rules promulgated by the SEC.

(5)
Based solely on a Schedule 13G/A filed with the SEC on February 14, 2017, reporting beneficial ownership as of December 31, 2016, with sole dispositive power as to all shares and sole voting power with respect to 4,648,824 shares.

(6)
Based solely on a Schedule 13G/A filed with the SEC on February 9, 2017, reporting beneficial ownership as of December 31, 2016, with sole dispositive power as to 31,252,492 shares, sole voting power with respect to 774,436 shares, shared dispositive power as to 865,641 shares and shared voting power with respect to 94,932 shares.

(7)
Based solely on a Schedule 13G/A filed with the SEC on January 19, 2017, reporting beneficial ownership as of December 31, 2016. BlackRock, Inc. reported that it has sole dispositive power with respect to 30,936,902 shares, sole voting power with respect to 25,889,429 shares, and shared dispositive and voting power with respect to 17,816 shares.

(8)
Based solely on a Schedule 13G/A filed with the SEC on February 9, 2017, reporting beneficial ownership as of December 31, 2016, with sole dispositive power as to all shares and sole voting power with respect to 4,737,613 shares.

(9)	Shares held by the Narayen Family Trust, of which Mr. Narayen is a trustee.

(10)	Shares held by the Garrett Living Trust, of which Mr. Garrett is a trustee.

(11)	Includes 19,750 shares issuable within 60 days of the date of this table upon vesting of restricted stock units held by Mr. Lamkin.

(12)	Includes 18,410 shares issuable upon exercise of outstanding options held by Mr. Rencher exercisable within 60 days of the date of this table.

(13)	Includes 2,801 shares issuable within 60 days of the date of this table upon vesting of restricted stock units held by Ms. Banse.

(14)
Consists of 5,000 shares held by a family trust, of which Mr. Barnholt is a trustee; 33,124 shares held by Mr. Barnholt; and 2,801 shares issuable within 60 days of the date of this table upon vesting of restricted stock units held by Mr. Barnholt.

(15)
Consists of 35,504 shares held by the Burgess Family Trust, of which Mr. Burgess is a trustee; 1,620 shares, for which Mr. Burgess has shared voting and dispositive power, held in trust for the benefit of his children; and 27,801 shares issuable within 60 days of the date of this table upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Mr. Burgess.

(16)	Includes 2,801 shares issuable within 60 days of the date of this table upon vesting of restricted stock units held by Mr. Calderoni.

(17)	Includes 2,801 shares issuable within 60 days of the date of this table upon vesting of restricted stock units held by Mr. Daley.

(18)	Includes 2,801 shares issuable within 60 days of the date of this table upon vesting of restricted stock units held by Ms. Desmond.

(19)
Consists of 228,773 shares held by the Geschke Family Trust, of which Dr. Geschke is a trustee, and 87,099 shares issuable within 60 days of the date of this table upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Dr. Geschke.

(20)
Consists of 6,268 shares held by The Rosensweig 2012 Irrevocable Children’s Trust, of which Mr. Rosensweig is a trustee, 13,000 shares held by Mr. Rosensweig, and 2,801 shares issuable within 60 days of the date of this table upon vesting of restricted stock units held by Mr. Rosensweig.

(21)
Consists of 559,600 shares held by the Warnock Family Trust, of which Dr. Warnock is a trustee; 16,088 shares held by Dr. Warnock; and 2,801 shares issuable within 60 days of the date of this table upon vesting of restricted stock units held by Dr. Warnock.

(22)
Includes 172,667 shares issuable within 60 days of the date of this table upon vesting of restricted stock units or the exercise of outstanding exercisable options held by our directors and current executive officers. See also footnotes 9 through 21.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors, as well as any person or entity who owns more than 10% of a registered class of our common stock or other equity securities, to file with the SEC certain reports of ownership and changes in ownership of our securities. Executive officers, directors and stockholders who hold more than 10% of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). We typically prepare Section 16(a) forms on behalf of our executive officers and directors based on the information provided by them.
Based solely on review of this information and written representations by our executive officers and directors that no other reports were required, we believe that, during fiscal year 2016, no reporting person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis other than the following exception: Board member Dan Rosensweig submitted a late filing in July 2016, on account of a broker error.

EQUITY COMPENSATION PLAN INFORMATION
The following table shows information related to our common stock which may be issued under our existing equity compensation plans as of December 2, 2016, including our 1997 Employee Stock Purchase Plan, 2003 Equity Incentive Plan, and 1994 Performance and Restricted Stock Plan, plus certain non-stockholder-approved equity compensation plans and awards assumed by us (and which were not subsequently voted on by Adobe’s stockholders) in connection with certain acquisitions described below:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(1)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)

Equity compensation plans approved by Adobe’s stockholders	11,631,941(3)	$36.26	59,406,095(4)
Equity compensation plans not approved by Adobe’s stockholders(5)	514,025	$12.20	—
Total	12,145,966	$27.47	59,406,095
_________________________

(1)	Rights include performance shares and RSUs.

(2)	Weighted-average exercise prices are calculated without regard to performance shares and RSUs, which do not have any exercise price.

(3)
Includes 1,146,600 shares of common stock issuable pursuant to the terms of our 2014 Performance Share Program at maximum levels (200%) as of December 2, 2016. However, 270,500 shares were forfeited due to participants’ departure from Adobe prior to the certification date. Furthermore, after the 2016 fiscal year end, it was determined that 198% of the target awards equal to 1,135,134 shares were earned under the terms of this program, and the balance were forfeited as of January 24, 2017. Includes 1,086,100 shares of common stock issuable pursuant to the terms of our 2015 Performance Share Program at maximum levels (200%) as of December 2, 2016. This number does not include 256,016 shares at maximum levels (200%) under our 2015 Performance Share Program that were forfeited due to participants’ departure from Adobe prior to the certification date. Includes 1,028,520 shares of common stock issuable pursuant to the terms of our 2016 Performance Share Program at maximum levels (200%) as of December 2, 2016. This number does not include 24,790 shares at maximum levels (200%) under our 2016 Performance Shares Program that were forfeited due to participants’ departure from Adobe prior to the certification date.

(4)
Includes 8,934,972 shares that are reserved for issuance under the 1997 Employee Stock Purchase Plan as of December 2, 2016 and 50,471,123 shares that are reserved for issuance under the 2003 Equity Incentive Plan.

(5)
We assumed the outstanding stock awards, and in certain situations described below shares remaining available for future issuance, under various equity incentive plans maintained by companies we acquired, as follows:

Company	Date of Acquisition
Omniture	October 23, 2009
Demdex	January 18, 2011
EchoSign	July 15, 2011
Auditude	October 18, 2011
Efficient Frontier	January 13, 2012
Behance	December 20, 2012
Neolane	July 22, 2013
Aviary	September 22, 2014
Fotolia	January 27, 2015
Effective December 3, 2005, our Board adopted the Adobe Systems Incorporated 2005 Equity Incentive Assumption Plan (the “Assumption Plan”). The Assumption Plan permits the grant of non-statutory stock options, stock appreciation rights, stock purchase rights, stock bonuses, restricted stock, restricted stock units, performance shares and performance units using shares reserved under certain assumed plans (as described below). In connection with our assumption of the Omniture plans, on November 16, 2009, the Assumption Plan was amended by the Executive Compensation Committee to include shares reserved under certain of the assumed Omniture plans (as described below). The Assumption Plan has not been approved by our stockholders. The terms and conditions of stock awards under the Assumption Plan are substantially similar to those under our 2003 Equity Incentive Plan. In accordance with applicable NASDAQ listing requirements, we previously granted new stock awards under the Assumption Plan to our employees who were not employed by or providing services to us or any of our affiliates prior to December 3, 2005 (other than employees of certain acquired companies prior to the acquisition dates, and their respective affiliates and subsidiaries).
Our Executive Compensation Committee elected to retire all remaining outstanding share reserves under the Assumption Plan in 2015 and no additional shares will be granted out of those Assumption Plan reserves. However, the plan remains in place to govern the awards issued and outstanding thereunder and to facilitate the assumption of, and grants from, equity plan share reserves as deemed appropriate in connection with potential future acquisitions.
In addition to the Assumption Plan, as of the fiscal year ended December 2, 2016, we maintained equity compensation plans covering stock awards that were assumed by us as follows: seven plans in connection with the Omniture acquisition; one plan in connection with the Demdex acquisition; one plan in connection with the EchoSign acquisition; two plans in connection with the Auditude acquisition; one plan in connection with the Efficient Frontier acquisition; one plan in connection with the Behance acquisition; two plans in connection with the Neolane acquisition; one plan in connection with the Aviary acquisition; and one plan in connection with the Fotolia acquisition, in each case under which stock awards had been granted by these predecessor entities that remained outstanding at the time of the respective acquisition. We did not assume the reserves of the plans from which these awards were issued. The “Equity compensation plans not approved by Adobe’s stockholders” row in the “Equity Compensation Plan Information” table above shows aggregated share reserve information for these awards in addition to the Assumption Plan. No future awards may be granted under any of our acquired plans.
Please see Part II, Item 8 “Financial Statements and Supplementary Data” of our 2016 Annual Report on Form 10-K and the notes to Consolidated Financial Statements at Note 11, “Stock-based Compensation” for further information regarding our equity compensation plans and awards.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides information regarding our executive compensation programs during fiscal year 2016 for the following executive officers of Adobe:

•	Shantanu Narayen, Chairman, President and Chief Executive Officer

•	Mark Garrett, Executive Vice President and Chief Financial Officer

•	Bryan Lamkin, Executive Vice President and General Manager, Digital Media

•	Bradley Rencher, Executive Vice President and General Manager, Digital Marketing

•	Matthew Thompson, Executive Vice President, Worldwide Field Operations

These executive officers are referred to in this Compensation Discussion and Analysis and in the accompanying compensation tables as our named executive officers, or “NEOs.”
This Compensation Discussion and Analysis describes the material elements of our executive compensation programs for our executive officers during fiscal year 2016. It also provides an overview of our executive compensation philosophy, including our principal compensation programs. Finally, it analyzes how and why the Executive Compensation Committee of our Board (the “Committee”) made its compensation decisions for our executive officers, including our NEOs, in fiscal year 2016.
Fiscal Year 2016 Business Highlights
Adobe continues to execute on its mission of changing the world through digital experiences with its best-in-class cloud businesses: Creative Cloud, Document Cloud, and Adobe Marketing Cloud. In fiscal year 2016, the company’s cloud strategies continued to produce strong results and steady, predictable growth, with approximately 82% of our revenue coming from recurring sources at the end of the year. In terms of financial results, our 2016 fiscal year was a record-breaking year for the company, in terms of revenues, earnings and operating cash flow. For the fiscal year ended December 2, 2016:

•	Adobe achieved a record $5.85 billion in annual revenue, representing year-over-year growth of 22%;

•	Our Digital Media Annualized Recurring Revenue (“ARR”) grew to $4.01 billion, growing $1.13 billion during the fiscal year;

•	Adobe generated $2.20 billion in operating cash flow, representing 50% year-over-year growth;

•	Deferred revenue grew to an all-time high of $2.01 billion, and unbilled backlog grew to approximately $3.42 billion;

•	Adobe Marketing Cloud achieved a record $1.63 billion in annual revenue, representing 20% year-over-year growth;

•	Adobe repurchased 10.4 million shares during the year, returning approximately $1.01 billion of cash to stockholders; and

•	The company reported annual GAAP diluted earnings per share of $2.32.
Our executive officers also delivered on key strategic performance objectives established by the Committee for fiscal year 2016 and other corporate initiatives. In addition to producing strong financial results in fiscal year 2016, achievements included:

•
Continued broad leadership recognition in digital marketing, including Adobe Marketing Cloud being named the sole leader in the Digital Experience Platforms Wave report by Forrester Research and as a leader in Gartner Magic Quadrant for Digital Marketing Hubs;

•
Recognition as one of the “Best Places to Work” around the globe by a number of publications, including #9 on Glassdoor’s top 10 list for best places to work and #20 out of 50 on Glassdoor’s “Highest Rated CEO’s”;

•
For the first time, being named to the “Dow Jones Sustainability Index (DJSI) World” - the gold standard of corporate responsibility reporting for the investor community and the only new software company added this year;

•	For the second year, being included on CR Magazine’s 100 Best Corporate Citizens List in recognition of our transparency in reporting and responsible business practices;

•	Receipt of a perfect score on the 2017 Corporate Equality Index report from the Human Rights Campaign Foundation;

•	Climbing to #63 on Interbrand’s 2016 list of Best 100 Global Brands;

•	2016 IEEE Spectrum patent rankings ranked Adobe #16 among software companies worldwide for patent portfolio size, strength, and quality; and

•
Continued emphasis on key corporate social responsibility objectives as Adobe continues to impact our environment and our community, donating millions of dollars to charitable causes (directly and through the Adobe Foundation), and serving in the community through our employees, who contributed thousands of hours volunteering through pro bono initiatives and Adobe-sponsored programs.

Fiscal Year 2016 Compensation Highlights
Our executive compensation programs are designed to directly tie the outcomes of our incentive compensation awards for our executive officers to the achievement of our key strategic performance objectives and returns to our stockholders, and drive the creation of sustainable long-term stockholder value. Our fiscal year 2016 compensation programs reflected this philosophy, and compensation earned reflected our business achievements discussed above.

•
Cash Incentive Plan Redesign - As in previous years, the Committee continued to emphasize annualized recurring revenue and bookings in our 2016 executive cash bonus plan to drive growth in our strategic businesses. The Committee added additional strategic objectives to the corporate performance payout under the 2016 bonus plan in order to motivate our executives to achieve certain company priorities, such as driving customer value and more closely integrating Adobe’s cloud offerings. Lastly, the Committee decided to place greater weight on individual performance in the bonus plan, increasing the individual performance component to 50% of each participant’s bonus opportunity.

•
Cash Incentive Plan Payout - Our financial and operational results were substantially in line with the high expectations our Executive Compensation Committee set for our NEOs at the outset of the fiscal year, including record ARR in our Digital Media business and strong net new bookings in our Adobe Marketing Cloud business. However, due to the rigor in our annual cash incentive plan, including the challenging strategic objective components discussed above, the Committee determined that the Corporate Performance Result under the plan was achieved at 84% of target, which accounts for half of each executive’s target bonus opportunity (for more discussion of cash awards, see the section captioned “Cash Incentives” below).

•
Performance Share Program Result - The three-year performance period under Adobe’s 2014 Performance Share Program closed at the end of our 2016 fiscal year. Under this program, shares were earned based on relative total stockholder return (“TSR”) over a three-year performance period, during which Adobe achieved a total return of approximately 101%. With this performance, our percentile rank among the companies included in the NASDAQ 100 Index as of November 30, 2013 was approximately 89th, which under the plan resulted in each of the participants being awarded performance shares equal to 198% of the executive’s target number of shares.

•
Continued Emphasis on Pay for Performance - Approximately 88% of our CEO’s target compensation in fiscal year 2016 was comprised of equity awards. A substantial percentage (50%) of those awards are based on relative TSR (compared against companies included in the NASDAQ 100 Index) over a three-year performance period issued under our Performance Share Program, with the balance of equity value issued as time-based RSUs that vest annually over three years. This means that, unless we achieve the TSR performance objective of the Performance Share Program each year and over the long-term, our CEO and other executive officers will not realize the full potential value of their long-term incentive compensation.

Further, because Adobe common stock underlies our equity-based compensation awards, the immediate value of these awards is subject to fluctuations in our stock price, strongly aligning the interests of our executive officers, including our CEO, with those of our stockholders.
Our pay-for-performance philosophy is reflected in the pie charts below, which depict the composition of our CEO and other NEOs’ targeted 2016 compensation:
Mr. Narayen’s and Other NEOs’ Target Pay Mix(1)
______________________________________________________________________________________________________

(1)
The mechanism for calculating the target equity award values is described in detail below under “Equity Incentives—Equity Compensation Mix.” The amounts shown for our other NEOs represents their average target pay mix. For the actual grant date fair values of our equity awards, computed in accordance with stock-based compensation accounting principles, please see “Executive Compensation—Summary Compensation Table.”

Response to 2016 Say-on-Pay Vote and Stockholder Feedback
Adobe values the input of our stockholders on our compensation programs. We hold an advisory vote on executive compensation on an annual basis. We also regularly communicate with our stockholders to better understand their opinions on governance issues, including compensation. The Executive Compensation Committee carefully considers stockholder feedback and the outcome of each vote when reviewing our executive compensation programs each year.
At our 2016 annual stockholders meeting, over 90% of the votes cast approved, on an advisory basis, our NEO compensation and disclosures for fiscal year 2015. This high percentage of votes in favor of our compensation approach validated the updates to our compensation programs in response to stockholder feedback received in previous years. In particular, we believe the strong approval was largely driven by the following attributes of our fiscal year 2015 executive compensation programs: (1) the three-year performance period under our Performance Share Program; (2) basing our Performance Share Program on a single objective metric—relative TSR—closely aligning the compensation opportunity of our NEOs to long-term stockholder interests; (3) having a clawback policy applicable in the event of a material restatement of our financial statements (as described further below), and (4) basing our short-term cash incentive program on financial metrics that align with our growth strategy.
While we welcome stockholder interaction throughout the year, we generally engage in stockholder outreach during two key periods each fiscal year: (1) leading up to our annual meeting of stockholders, and (2) during the months of September and October, when Adobe’s management, Executive Compensation Committee and its independent compensation consultant are in the preliminary planning stages for the subsequent year’s compensation programs. During 2016 we had strong engagement with several of our largest stockholders in discussions regarding our existing programs and potential changes for the future, and we value the input received during those discussions.

We discussed a number of themes with our key stockholders during outreach in 2016. These themes covered disclosure, pay mix, the strategic objectives included in our short-term bonus plan, the use of relative TSR as a performance metric (as discussed below) and realizable pay. We expect to continue stockholder engagement throughout 2017 as we consider potential changes to our compensation programs in the future.
Compensation Approach in Fiscal Year 2017
In addition to taking stockholder feedback into account, the Committee has evaluated a number of other factors discussed below in making decisions about our executive compensation approach. Following this evaluation, the Committee determined (1) to continue the general approach of our short-term cash incentive plan, with an update to the strategic objectives component to focus more specifically on customer retention and satisfaction, and (2) not to make changes to our equity compensation program for fiscal year 2017, continuing the approach from recent fiscal years. This program was designed to align with our three-year operating plan and the multi-year growth strategy of our Digital Media and Digital Marketing businesses as our executives guide Adobe through a planned period of significant growth. The Committee believes these programs have created the desired pay-for-performance incentives, and that these incentives have been driving the intended outcomes in recent fiscal years, resulting in company growth and generating significant stockholder value.
Additional information regarding our fiscal year 2017 executive compensation programs is available in our Current Report on Form 8-K filed with the SEC on January 27, 2017.
Compensation Philosophy and Objectives
Adobe’s vision is to change the world through digital experiences. To support our product and technical innovation with strong execution, we strive to create a dynamic work environment that attracts and retains great people who drive successful business outcomes, growth, innovation and a focus on creating a world-class experience for Adobe’s customers.
We believe that the skills, experience and dedication of our executive officers are critical factors that contribute directly to our operating results, thereby enhancing stockholder value. In order to continue to develop and bring to market the products that drive our financial performance, we must attract, motivate, and retain the top talent within our industry. As such, our compensation programs are designed: (1) to provide competitive compensation opportunities that attract, as needed, individuals with the skills necessary for us to achieve our business objectives and retain those top performing individuals; (2) to relate directly to our corporate performance and meaningfully drive our business objectives; (3) to reward and motivate strong individual performance, but with a substantial majority of compensation tied to corporate objectives; (4) to avoid undue compensation-related risk; and (5) to create direct alignment with our stockholders by providing equity ownership in the company. Further, the following aspects of our compensation program underscore our continued commitment to corporate governance and compensation best practices:

•	Our executives’ total compensation is designed to pay for performance and is comprised of elements that address both short-term and long-term financial performance.

•	Our Insider Trading Policy, which applies to all employees, officers and directors of the company, prohibits transactions involving pledging, hedging or short sales of Adobe equity.

•	Our officers at the senior vice president level and above are subject to substantial stock ownership guidelines.

•	We do not provide golden parachute excise tax gross-up payments.

•	We do not provide defined benefit pension plans, supplemental executive retirement plans or retiree health benefits.

•	We have a clawback policy for certain performance-based incentive compensation of our executive officers.

•	Our equity plans do not include an evergreen feature that would automatically replenish the shares available for issuance.

We believe our executive compensation programs have been effective at driving the achievement of our target financial and strategic results, appropriately aligning executive pay and corporate performance and enabling us to attract and retain top executives within our industry.
Peer Group and Competitive Positioning
The Committee regularly reviews relevant market and industry practices on executive compensation. We do so to balance our need to compete for talent with the need to maintain a reasonable and responsible cost structure while aligning our executive officers’ interests with those of our stockholders.
Each year, to assist the Committee in its deliberations on executive compensation, the Committee reviews and updates our list of peer companies as points of comparison, as necessary, to ensure that the comparisons are meaningful. Compensia, Inc., the Committee’s independent compensation consultant, provides recommendations on the composition of our compensation “peer group” using the criteria described in the table below. Based on the factors described in the table below and management’s input, Compensia recommended, and the Committee approved, removing Citrix Systems, Inc., Juniper Networks, Inc., NetApp, Inc. and NVIDIA since they fall below the market capitalization range minimum, and adding Applied Materials, Inc., Electronic Arts Inc. and LinkedIn Corporation, all of which are headquartered in the same region as Adobe and have market capitalizations that exceed the current peer group median while remaining within the market capitalization range. The Committee also removed Broadcom, which was acquired in 2015.
Peer Group for Fiscal Year 2016

General Description	Criteria Considered	Peer Group List

High-technology companies at which our NEOs’ positions would be analogous in scope and complexity, which operate in similar or related businesses to Adobe, and with which Adobe competes for talent
Companies with revenues within 0.5x to 2.0x of Adobe’s and market capitalization within 0.3x to 3.0x of Adobe’s, and at least three of the following criteria: (1) global multi-faceted software/Internet company; (2) profit margin within 0.5x to 2.0x of Adobe’s; (3) number of employees within 0.5x to 2.0x of Adobe’s; (4) company names Adobe as peer; and (5) stockholder advisory firm names company as Adobe’s peer
Activision Blizzard, Inc. Applied Materials, Inc. Autodesk, Inc. CA, Inc. Electronic Arts Inc. Intuit, Inc. LinkedIn Corporation salesforce.com, inc. Symantec Corporation VMware, Inc. Yahoo! Inc.
Our independent compensation consultant then prepares a compensation analysis compiled from both executive compensation surveys and data gathered from publicly available information for our peer group companies. The Committee uses this data to compare the current compensation of our NEOs to the peer group and to determine the relative market value for each NEO position. In addition, because Adobe’s market cap is within the top quartile of its peer companies, the Committee and management also specifically consider position of market cap relative to peers when reviewing equity and target total direct compensation levels.
Pay Mix
Our executive compensation programs include base salary, an annual cash incentive opportunity, equity incentive awards and employee benefits. The percentage of performance-based compensation, or “at risk” pay, for Adobe’s management and other employees generally increases with job responsibility, reflecting our view of internal pay equity and the ability of a given employee to contribute to our results. We also generally align our compensation strategy with the practices of our peer group when possible and to the extent consistent with our business model. Our executive compensation programs focus on linking pay to performance and reinforcing the alignment of our executives’ interests with those of our stockholders. If results do not meet our expectations, our NEOs will receive compensation that is below our target levels and may be below market in comparison to our peer group. Similarly, when superior results are achieved, our NEOs may receive compensation that is above our target levels and above market. For more information, see the section captioned “Realizable Pay” below.
Compensation Objectives

Objectives
Compensation Element	Description	Attract/Retain Key Performers	Reward Short-Term Performance	Reward Long-Term Performance

Base Salary	Base salary provides market competitive compensation in recognition of role and responsibilities.	✓
Cash Incentives
Cash incentives are earned in full or in part only if (1) we achieve certain pre-established one-year company performance targets, (2) the recipient achieves individual performance levels or objectives, and (3) the recipient remains employed with Adobe for the performance period.
		✓	✓
Equity Incentives
Equity incentives are awarded upon hire and then typically annually thereafter. Awards are both performance-based and time-based, each vesting over multiple years, aligning employee interests with stockholder interests.
		✓	✓	✓
Employee Benefits and Perquisites	Benefits programs for all Adobe eligible employees provide protection for health, welfare and retirement.	✓
In setting the mix among the different elements of executive compensation, we do not target specific allocations, but generally emphasize performance-based compensation, both cash and equity, in our executive officers’ compensation. Total target cash compensation opportunity (base salary and target cash incentives) represents less of our executive officers’ total target compensation than the total target equity compensation opportunity, to increase alignment with our stockholders’ interests and motivate performance that creates sustainable long-term stockholder value.
These allocations reflect our belief that a significant portion of our NEOs’ compensation should be performance based and therefore “at risk” based on company and individual performance, as well as NEO service requirements. Since our cash incentive opportunities and equity incentive awards have both upside opportunities and downside risks, and our actual performance can deviate from the target goals, the amount of compensation actually earned will differ from the target allocations.
The fiscal year 2016 target total direct compensation (“TDC”) for each of our NEOs was set by the Committee based on a number of factors, including: competitive pay practices reflected in the peer group data; each executive’s contribution to Adobe; company and individual performance; anticipated future contributions; internal pay equity; and historical pay levels. The Committee also reviewed the positioning of the total target cash and equity elements of compensation against levels at our peer companies, but these individual elements of NEO compensation may vary based on the importance of the other factors noted above in any given year with respect to any given NEO. Because our fiscal year begins earlier than most of our peer companies, our target TDC attempts to anticipate what the competitive compensation positioning for each role will be for the coming fiscal year.
Base Salary
For fiscal year 2016, the Committee reviewed the base salaries of our NEOs, comparing these salaries to the base salary levels at the companies in our peer group, as well as considering the roles and responsibilities, performance and potential performance of the NEOs and their mix of other compensation elements (cash and equity incentives). Following its review, the Committee made no change to Mr. Narayen’s salary and chose to increase the base salaries for Messrs. Garrett, Rencher and Thompson in order to better align their base pay with peer companies and, in the case of Mr. Rencher, in recognition of his promotion to executive vice president.

Fiscal Year 2016 Base Salaries

Name	2015 Salary ($)	2016 Salary ($)

Shantanu Narayen	1,000,000	1,000,000
Mark Garrett	650,000	700,000
Bryan Lamkin	— (1)	575,000
Bradley Rencher	530,000	575,000
Matthew Thompson	625,000	675,000
_________________________

(1)	Mr. Lamkin was not an NEO during fiscal year 2015, so his 2015 salary is not disclosed.
Cash Incentives
Annual Cash Incentive Plan
At the outset of 2016, the Committee approved the Fiscal Year 2016 Executive Annual Incentive Plan (the “Executive Incentive Plan”), which operates under the terms of a stockholder-approved 2016 Executive Cash Performance Bonus Plan, to provide cash compensation opportunities to our NEOs based on the company’s achievement of pre-established performance goals. The Committee set threshold, target and maximum performance levels for these goals that were based on our Board-approved operating plan for fiscal year 2016 (the “Operating Plan”).
Plan Design and Target Annual Incentive Opportunity
The Committee set the target annual cash incentive opportunity for fiscal year 2016 (expressed as a percentage of base salary earned during the year) for each NEO early in the fiscal year. In setting the target levels, the Committee considered each NEO’s fiscal year 2016 target total cash opportunity against the peer group data provided by our independent compensation consultant, internal pay equity and the roles and responsibilities of the NEOs. The Committee set the fiscal year 2016 cash incentive targets for each of the NEOs at the same percentage as their target opportunities in fiscal year 2015. The Committee believes that the target annual cash incentive opportunity should make up a larger portion of an NEO’s total target cash compensation as the executive’s level of responsibility increases.
As with our fiscal year 2015 program, the Executive Incentive Plan was designed to align our NEOs’ cash bonus incentives with the company’s strategic priorities of driving financial performance based on ARR growth in Digital Media and net bookings growth (“Bookings”) in our Adobe Marketing Cloud. Focusing our business on subscriptions and cloud-based services, such as Creative Cloud and Adobe Marketing Cloud, encourages our executives to continue to grow our recurring revenue streams. As discussed in our recent Annual Reports, the Committee and the company’s management feel that these metrics are the best indicators of the forward-looking health of Adobe’s business following our transition away from perpetual revenue (generally recognized at the time of sale), which has been largely replaced by subscription revenue that is generally recognized over time.
Portions of the cash opportunity for each NEO were also tied to goals related to unifying our cloud platforms and increasing the value we provide to our customers, as well as an individual goal component tailored to each executive.
The Committee determined that, for purposes of earning any award under the Executive Incentive Plan for fiscal year 2016, we must have achieved a threshold goal of 85% of the GAAP Revenue set forth in the Operating Plan. If the threshold goal was not achieved, none of the participants in the Executive Incentive Plan would have been eligible to earn any annual cash incentive award. If we achieved the GAAP Revenue threshold, each participant would be eligible to earn a maximum award of 200% of such participant’s bonus target.
Actual awards earned by each participant (which are a reduction from the maximum award funded once the GAAP Revenue threshold is met) are based on a formula whereby 50% of a participant’s target award opportunity is tied to corporate performance and the remaining 50% is tied to his or her individual performance. Actual awards under the Executive Incentive Plan are determined according to the following formula:

Actual Award ($)	=	[(Corporate Performance Result % * 50%)	+	(Individual Performance Result % * 50%)]	X	Target Award ($)
Corporate Performance
The “Corporate Performance Result” (expressed as a percentage) is the product of (1) Financial Performance and (2) Strategic Objectives. The company’s financial performance for the 2016 fiscal year performance period is determined by a metric comprised of both (1) net new Digital Media ARR and (2) Bookings for the Adobe Marketing Cloud, in both cases as set forth in the Operating Plan. As described in our Annual Report on Form 10-K for the fiscal year ended December 2, 2016, we define annualized recurring revenue, or ARR, in our Digital Media business as the sum of Creative ARR and Document Cloud ARR. We define Creative ARR as the sum of (1) the annual value of Creative Cloud subscriptions and services, plus (2) the annual contract value of Digital Publishing Suite, plus (3) the annual contract value of Creative Enterprise Term License Agreements. We define Document Cloud ARR as the sum of (1) the annual value of Document Cloud subscriptions and services, plus (2) the annual contract value of Document Cloud Enterprise Term License Agreements. The Bookings target for Adobe Marketing Cloud is also based on the target set forth in the Operating Plan.
Financial Performance measures net new ARR in our Digital Media business and Bookings for Adobe Marketing Cloud on a combined basis, with the actual percentage of Financial Performance achievement determining the Financial Performance payout percentage (with a maximum achievement of 200%). The potential results based on ARR and Bookings achievement are included in Exhibit 10.5 to our Current Report on Form 8-K filed with the SEC on January 29, 2016. Below is a sample of these potential results:

Financial Performance as % of Operating Plan Targets (rounded)(1)	Financial Performance Result (%)
85% and below	0%
90%	75%
95%	95%
100%	100%
105%	150%
110% and above	200%
_________________________
(1)    The financial performance (as a percentage of operating plan target) will be rounded to the nearest whole number.

The Financial Performance result is also subject to adjustment by the Committee by up to 20 percentage points up or down based on the Committee’s assessment of the company’s qualitative performance during the fiscal year (with a maximum achievement of 200%).
The Financial Performance payout percentage, after any adjustment as described in the preceding sentence, will cap the Corporate Performance Result. The Corporate Performance Result may be adjusted downward based on the outcome of company strategic objectives (“Strategic Objectives”) established by the Committee in consultation with the Board at the outset of the fiscal year. The percentage achievement of the Strategic Objectives (assessed on a scale of 0% to 100%) is multiplied by the Financial Performance result to determine the Corporate Performance Result.

Individual Performance
The remaining 50% of each participant’s bonus opportunity under the Executive Incentive Plan is based on individual performance including, without limitation, achievement of individual performance goals specifically tailored to each participant and aligned with the achievement of strategic objectives contained in the Operating Plan.
These individual goals were selected by the Committee in consultation with our CEO (other than with respect to his own goals) at the outset of fiscal year 2016, and the Committee reviewed the achievement of such individual goals for each NEO to determine the NEO’s individual performance result. For our CEO, these individual goals for fiscal year 2016 included driving the company’s multi-year growth strategy and focusing on product and platform innovation. For our other NEOs, the individual goals for fiscal year 2016 were specifically tailored to the functions led by each NEO and aligned to the achievement of our overall Operating Plan, including goals shown in the table below:

Executive Officer	Individual Performance Goals

Mark Garrett	Drive P&L initiatives to increase revenue and reduce spending; drive more comprehensive strategic planning process
Bryan Lamkin	Grow the Adobe Stock and Adobe Sign businesses; drive product enhancements for mobile and web; grow business in key international geographies
Bradley Rencher	Enhance Adobe’s position in the real time enterprise with use case selling; scale Adobe’s digital marketing business; innovate and invest for the future
Matthew Thompson	Drive predictability through monthly linearity targets; grow international markets; attract high performing and diverse leaders and teams
A participant’s individual performance result may range from 0% to 200%. Any amounts paid under the Executive Incentive Plan are subject to recoupment from participants in accordance with our clawback policies.
Fiscal Year 2016 Results and Payouts
At the time the corporate and individual goals were set for fiscal year 2016, the Committee believed that the Executive Incentive Plan goals were aggressive, achievable only with significant effort.
In fiscal year 2016, we achieved $5.85 billion of revenue, exceeding our GAAP Revenue threshold level. The combined performance of our Digital Media ARR growth and Bookings growth in Adobe Marketing Cloud during the fiscal year resulted in a Financial Performance Result of 96% based on the rigorous targets in the Operating Plan, according to the matrix included as Exhibit A to the Executive Incentive Plan, as set forth in our 8-K filed with the SEC on January 29, 2016. The Committee did not make a discretionary adjustment to the Financial Performance Result.
The Committee considered the company’s achievement during the fiscal year of the strategic objectives established under the Executive Incentive Plan. These objectives related to generating value for Adobe customers and unifying the company’s cloud platforms. After considering various achievements during the fiscal year and challenges that remain, the Committee certified the Strategic Objectives Result at 87.5%, underscoring the need for Adobe to continue to focus on providing a world-class experience to our customers. When multiplied with the 96% Financial Performance Result, this produced a Corporate Performance Result of 84%.
The Committee monitored each NEO’s performance on a periodic basis during the year and measured total achievement at year end. Based on the Committee’s assessment of each NEO’s individual performance during the fiscal year, including progress against the individual goals shown above, the Committee certified the Individual Performance Results shown in the following table. When combined with the Corporate Performance Result of 84%, the actual payouts for each of the NEOs is also shown, as a percentage of their target award under the Executive Incentive Plan.

Name	Individual Performance Result (%)	Corporate Performance Result (%)	Actual Payout (% of Target Award)

Shantanu Narayen	95%	84%	89.5%
Mark Garrett	90%	84%	87%
Bryan Lamkin	90%	84%	87%
Bradley Rencher	90%	84%	87%
Matthew Thompson	90%	84%	87%
The following table shows the calculation of the individual cash bonuses awarded by the Committee based on the formulas set forth above:
Fiscal Year 2016 Executive Bonus Plan Cash Incentives

Name	Salary(1) ($)	Target Cash Incentive (%)	Target Cash Incentive(2) ($)	Actual Payout (%)	Actual Cash Incentive Earned ($)

Shantanu Narayen	1,000,000	150	1,500,000	89.5	1,342,500
Mark Garrett	700,000	100	700,000	87	609,000
Bryan Lamkin	575,000	100	575,000	87	500,250
Bradley Rencher	575,000	100	575,000	87	500,250
Matthew Thompson	675,000	100	675,000	87	587,250
________________________

(1)	Base salary in effect at end of fiscal year 2016.

(2)	Target cash incentive amount is calculated based on base salary and achievement at 100% payout.
Other Cash Incentives
The Committee retains authority to pay additional discretionary bonuses outside the Executive Incentive Plan but declined to grant any such awards in fiscal year 2016.
Equity Incentives
Goals of Equity Compensation
We use equity compensation to motivate and reward strong corporate performance and to retain valued executive officers. We also use equity incentive awards as a means to attract and recruit qualified executives. We believe that equity awards serve to align the interests of our NEOs with those of our stockholders by rewarding them for growing the value of the company. By having a significant percentage of our NEOs’ target TDC payable in the form of multi-year equity and, thus, subject to higher risk and longer vesting than cash compensation, our NEOs are motivated to make decisions that will benefit Adobe and its stockholders in the long term.

Equity Compensation Mix
For fiscal year 2016, the target mix of equity incentive awards to our NEOs consisted of 50% performance share awards and 50% time-based RSUs. The Committee determined that this mix of equity compensation would appropriately balance and meet our compensation objectives, as described in the table below. The Committee calculated the target values for equity to achieve this desired mix, based on a price of $91.873 per share, the trailing 30-day average of the closing price per share of our common stock as of January 15, 2016, the period just prior to the development of the equity compensation award recommendations. Based on this price per share, the total desired number of targeted shares was determined and rounded up to the nearest 10 shares, then split equally between performance shares and time-based RSUs.

Fiscal Year 2016 Mix of Annual Equity Incentive Awards

Type of Equity (Allocation Percentage)	Description	Objectives/Dilutive Effect	Vesting(1)

Performance Share Awards (50%)
Stock-settled awards subject to performance- and time-based vesting conditions; three-year cliff performance period determines the total number of shares earned, with significant benefits for overachievement and significant consequences for underachievement, including the potential for no award being earned; no purchase cost to executive, so awards always have value if earned

Focus NEOs on a three-year performance goal tied to long-term stockholder returns while also providing a strong retention incentive, requiring continuous employment to vest; provide significant incentive to grow our stock price; and use fewer shares than stock options, so less dilution
Performance shares vest upon the certification of performance results following a three-year performance period

Time-Based RSUs (50%)	Stock-settled awards subject to time-based vesting conditions; no purchase cost to executive, so awards always have value
Provide a strong incentive for our NEOs to remain employed with us, as they require continuous employment while vesting; provide moderate reward for growth in our stock price; and use fewer shares than stock options, so less dilution
Vest in equal annual installments over a period of three years starting with the first anniversary of the date of grant.
_________________________

(1)
Our NEOs’ equity awards are also subject to certain acceleration provisions as described under “Severance and Change of Control Compensation” and “Executive Compensation—Grants of Plan-Based Awards in Fiscal Year 2016—Narrative Summary to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal Year 2016 Table—Effect of Retirement, Death and Disability on Equity Compensation Awards.”

Target Value and Award Determination
For fiscal year 2016, the Committee, with input from its independent compensation consultant, management and our Chief Executive Officer, took a number of factors into account in determining the target value of the equity compensation opportunity for each of our NEOs. Among these factors were the individual performance of executives, peer group positioning, internal pay equity, employee retention and the other factors for determining compensation discussed under “Compensation Philosophy and Objectives” above. With regard to peer pay positioning, the Committee reviews the value of equity awards in the aggregate because of the different mix of equity awards granted by our peers, and the aggregated manner in which this data is presented in the peer group surveys. The Committee set Mr. Narayen’s target equity opportunity with respect to fiscal year 2016 to reflect his individual achievements and the company’s success coming out of a significant business transformation. The target was also determined in part to better position his equity relative to peer companies with market caps similar to Adobe’s and to enhance the retentive value of his total compensation. The Committee increased the target equity opportunities of Messrs. Rencher and Thompson to better align their equity in relation to peer group companies with a higher market cap as well as to better align internal pay equity and, in the case of Mr. Rencher, in recognition of his promotion to executive vice president. The Committee believes that the target equity incentive compensation opportunity should make up a greater portion of an NEO’s potential TDC as the individual’s level of responsibility increases.
The following table sets forth the total target value determined by the Committee, as well as the resulting number of performance shares (target and maximum) and RSUs granted to each of our NEOs at the outset of fiscal year 2016. Note that this table reflects the values targeted by the Committee at the outset of the fiscal year; for the actual grant date fair values of these equity awards, computed in accordance with stock-based compensation accounting principles, please see “Executive Compensation—Summary Compensation Table.”
Equity Awards Granted by the Committee at the Outset of Fiscal Year 2016

		Performance Share Program(1)
Name	Total Target Value of Equity Award ($)(2)	Target Award (#)	Maximum Award (#)	RSU Award (#)

Shantanu Narayen	$18,000,000	97,965	195,930	97,965
Mark Garrett	$5,000,000	27,215	54,430	27,215
Bryan Lamkin	$4,750,000	25,855	51,710	25,855
Bradley Rencher	$4,750,000	25,855	51,710	25,855
Matthew Thompson	$5,250,000	28,575	57,150	28,575
_________________________

(1)	Achievement of performance shares granted in 2016 will be certified by the Committee following the three-year performance period.

(2)	Amount of performance shares and RSUs awarded to each NEO based on target value of equity award is described above under “Equity Compensation Mix.”
2016 Performance Share Program
As with our 2015 Performance Share Program, under our 2016 Performance Share Program shares are earned based on a single objective financial measure—relative TSR over a three-year performance period. All earned performance share awards will vest upon the later of the Committee’s certification of results and the three-year anniversary of the grant date. Accordingly, the performance shares will align our NEOs’ interests with those of our stockholders over the long term, while also providing key retention incentives, as the shares will only be awarded if an NEO remains providing service to Adobe (or an affiliate) upon the date of the Committee’s certification of results following the end of the three-year performance period. Moreover, the design of our Performance Share Program will result in strengthened retention incentives for our executives during periods over which the company is delivering favorable returns to our investors. The Committee believes in the importance of balancing absolute performance with that of relative performance to ensure that the company performs well relative to benchmark companies.
Under the 2016 Performance Share Program, the participants can earn between 0% and 200% (the payout cap under our program) of the target amount of performance shares. The three-year TSR measure compares the TSR of our common stock against the TSR of the companies included in the NASDAQ 100 Index as of November 27, 2015, using a cumulative 90 calendar day look-back as of the beginning and the end of the three-year period. This TSR metric creates accountability since the payout depends upon our stockholder return being better than other companies in the NASDAQ 100 Index, companies the Committee and Adobe’s management believe constitute the most relevant market benchmark for Adobe’s performance. Also, the NASDAQ 100 (as opposed to our peer group) is broad enough to accommodate the high amount of consolidation and acquisition in our industry sector without significantly impacting the overall makeup of comparative companies between the start and end of the performance period. The number of performance shares awarded will increase or decrease 2.5% for every percentile that Adobe’s TSR percentile rank is above or below, respectively, the NASDAQ 100 companies’ 50th percentile, and no shares will be awarded if our performance ranks below the 25th percentile for the three-year performance period. Additionally, regardless of our relative position with respect to the NASDAQ 100 companies, the award will be capped at 100% of target in the case of Adobe having a negative absolute TSR over the measurement period. The Performance Share Program pays above target for significant market performance. To summarize:

Company Percentile Rank as Compared to Index Companies	Shares of Stock That May Be Earned (as a Percentage of Target Shares)
Below 25th (1)	0%
25th	38%
35th	63%
50th	100% (2)
75th	163%
90th	200% (3)
100th	200%
_________________________
(1)    A threshold percentile rank of 25% is required before any Performance Share Program awards can be earned.

(2)	The maximum shares that may be earned at the 50th percentile or higher is 100% of target, if company TSR is not positive.

(3)	The maximum shares that may be earned is 200% of target, if company TSR is positive.
Because our 2016 Program is based on a three-year performance period, none of the performance shares can be earned until the certification of the performance period closes at the outset of our 2019 fiscal year.
For more information on performance shares granted during fiscal year 2016, see the “Executive Compensation—Grants of Plan-Based Awards in Fiscal Year 2016” table and accompanying narrative.
Performance Share Program Results and Payouts
The three-year performance period under Adobe’s 2014 Performance Share Program closed at the end of our 2016 fiscal year. As with our 2016 program described above, shares under the 2014 Performance Share Program were earned based on relative TSR over a three-year performance period. At the end of the performance period, there were 90 firms remaining in the relative peer group identified in the 2014 program. During the three-year performance period Adobe’s TSR was approximately 101%, calculated based on the methodology set forth in the program.
The Committee engages an independent outside consultant to review the peer group data and calculate the results under our 2014 Performance Share Program. Of the peer firms remaining following the 2014 program’s performance period, 79 had TSRs less than Adobe’s, and 10 had TSRs greater than Adobe’s, resulting in a percentile rank of 88.76 percent (which rounds to 89% under our plan). In comparison, under the 2013 Performance Share Program, there had been 93 firms remaining in the relative peer group at the end of the performance period, with 82 having TSRs less than Adobe’s and 10 having TSRs greater than Adobe’s, resulting in a percentile rank of 89.13 (which rounded to 89% under the plan).
As described in our 2014 Performance Share Program, if the company’s TSR is positive, the company's achievement of a Percentile Rank that exceeds the 50th percentile will increase the number of shares of stock that will become eligible to be earned by increments of two and one-half percent (2.5%), rounded up to the nearest whole percent, using the following formula:
100% - ((50 - Percentile Rank) * 2.5%) = Percentage Payout
Under this formula, our percentile rank results in a percentage payout of 198% (after applying the required rounding convention). The Committee retained an independent consultant to calculate the results and certified achievement at 198%. The target, maximum and actual shares awarded for our NEO participants under the 2014 Performance Share Program are set forth in the table below:

2014 Performance Share Program Results

Name	Target Award (#)	Maximum Award (#)	Actual Achievement (%)	Shares Awarded (#)

Shantanu Narayen	126,550	253,100	198%	250,569
Mark Garrett	35,900	71,800	198%	71,082
Bryan Lamkin	27,450	54,900	198%	54,351
Bradley Rencher	27,450	54,900	198%	54,351
Matthew Thompson	40,100	80,200	198%	79,398
2016 RSU Program
Recognizing that a substantial portion of our NEOs’ compensation is performance based, and therefore inherently at risk, the Committee granted time-based RSUs to our NEOs in order to promote retention and continuity in our business. In fiscal year 2016, our time-based RSUs were subject to vesting at a rate of 1/3 per year over three years to provide additional retention incentives. Accordingly, our RSU program provides our NEOs with strong incentives to remain employed by Adobe, while providing additional rewards for growth in our stock price with less dilution to the company than time-based stock options, which were not granted by Adobe to any executive officer in fiscal year 2016.
Realizable Pay
Realizable pay reflects the real value of equity awards and increases or decreases with fluctuations in market value.  When determining the annual equity grants to our executives in January of each year, the Committee believes it is important to take into account not only the grant date values included in our Summary Compensation Table, but also to consider the effect of the value of our stock on those awards at the end of our fiscal year.
Given that approximately 88% of our CEO’s and 80% of our other NEOs’ target pay is equity based, the Committee and the company consider it especially important to focus on realizable pay when evaluating pay for performance.  For example, decreases in our stock price could cause stock-based awards to have realizable values that are less than what was targeted at the time of grant, including performance periods under our Performance Share Programs potentially closing with no value earned and no dilutive effect to the company.
As the following chart illustrates, when the company’s stock price increases and generates positive returns for Adobe’s stockholders, the increase impacts an executive’s realizable pay during the present fiscal year and for past fiscal years during which the executive received equity awards that are held or still subject to vesting. Accordingly, a significant portion of our NEOs’ TDC is closely linked to the performance of Adobe’s stock over time, motivating our executives to generate positive returns to Adobe’s stockholders.
The following chart demonstrates the relationship between the target and realizable values of our CEO’s total direct compensation and Adobe's indexed TSR for the past five completed fiscal years:

CEO Target and Realizable TDC versus Indexed TSR
Target TDC
Realizable TDC
Indexed TSR
Compensation in Millions
Indexed TSR
$0
$10
$20
$30
$40
$50
0%
50%
100%
150%
200%
250%
300%
350%
400%
FY2012
FY2013
FY2014
FY2015
FY2016
$13.0
$18.0
119%
$14.4
$49.4
195%
$17.5
$40.1
253%
$19.0
$34.2
316%
$19.5
$28.0
342%

Target TDC:  Target TDC is calculated using our CEO’s target base salary as disclosed in the Compensation Discussion and Analysis sections of this and prior proxy statements, the non-equity incentive target value multiplies the target base salary by the target cash incentive percentage, and equity award target grant date fair values.  No target value for All Other Compensation is included.
Realizable TDC:  Realizable TDC is calculated using our CEO’s actual earned base salary, bonus, non-equity incentive plan compensation, and all other compensation as disclosed in the “Summary Compensation Table,” and equity award values of all RSUs and performance shares granted (adjusted to reflect current estimated payout of outstanding performance shares) in each year multiplied by the stock price on the last day of fiscal year 2016 of $102.86.
Indexed TSR:  Indexed TSR is calculated by taking the stock price on the last day of fiscal years 2012 to 2016 of $34.61, $56.78, $73.68, $92.17 and $99.73. respectively, and dividing each by the stock price on the last day of fiscal year 2011 of $27.11.
Retirement and Deferred Compensation Plan Benefits
We do not provide our employees, including our NEOs, with a defined benefit pension plan, any supplemental executive retirement plans or retiree health benefits, except as required by local law or custom for employees outside the United States. Our NEOs may participate on the same basis as other U.S. employees in our Section 401(k) Retirement Savings Plan (the “401(k) Plan”) with a company-sponsored match component.
We also maintain an unfunded, nonqualified deferred compensation plan (the “Deferred Compensation Plan”). Our executives and our Board members are eligible to participate at their election. The Deferred Compensation Plan provides the ability to defer receipt of income to a later date, which may be an attractive tax planning opportunity. We generally do not contribute to the Deferred Compensation Plan on behalf of the participants; therefore, our cost to maintain the Deferred Compensation Plan is limited to administration expenses, which are minimal. Other than Mr. Narayen, no other NEOs participated in or had an accrued balance under the Deferred Compensation Plan in fiscal year 2016.

Perquisites and Additional Benefits and Programs
We provide limited perquisites to our executives, including our NEOs. In considering potential perquisites, the Committee considers the cost to Adobe as compared to the perceived value to our employees as well as other corporate governance and employee relations factors. We offer our executives at the director level and above, including our NEOs, an annual comprehensive physical examination that is fully funded by Adobe, as an added benefit to the Adobe medical insurance provided. Alternatively, our NEOs may choose to enroll in a health concierge service. Adobe recognizes the significant role of its executives and offers this program to encourage a focus on keeping well.
In addition, we maintain limited memberships in private jet programs. Our policy related to these programs, adopted to enable efficient travel, allows our Chief Executive Officer the use of a private jet for business travel only. A limited number of other executive officers and employees may accompany our CEO only if required for business purposes, and none of our executives or employees are permitted to use our private jet program for non-business-related travel. Our policy allows family members to accompany the CEO during business travel only if additional costs for the family members are paid for by the CEO. The CEO complied with this policy at all times during fiscal year 2016.
We also provide the following benefits to our NEOs, on the same terms and conditions as provided to all other eligible employees: health, dental and vision insurance; life insurance; an Employee Stock Purchase Plan; health savings account; medical and dependent care flexible spending account; and short- and long-term disability, accidental death and dismemberment. We believe these benefits are consistent with benefits provided by companies with which we compete for executive-level talent.
Equity-Related Policies
Stock Ownership Guidelines
In 2003, our Board adopted stock ownership guidelines for all employees at the senior vice president level and above (including our executive officers) and directors, which the Committee reviews periodically. Under these guidelines, our CEO must hold 50% of net shares acquired until the CEO satisfies (and continues to satisfy) the threshold share ownership requirements listed in the table below. The Board amended the guidelines applicable to our Executive and Senior Vice Presidents during our 2016 fiscal year. Under the amended guidelines, our executive officers (excluding our CEO) must hold 50% of net shares acquired until they satisfy (and continue to satisfy) half of the threshold share ownership requirements listed in the table below. Once they achieve half of the share ownership requirements listed in the table below, they must hold 25% of net shares acquired until they satisfy (and continue to satisfy) the share ownership requirements listed in the table below. Such threshold ownership levels must be maintained indefinitely, as long as the individual remains an employee at the senior vice president level or above of Adobe. These guidelines are designed to align our officers’ interests with our stockholders’ long-term interests by promoting long-term share ownership, which reduces the incentive for excessive short-term risk taking.
The Committee reviews quarterly reports of the stock activity of our officers and directors. As of December 2, 2016, each of our NEOs was in compliance with the applicable guidelines. Under the guidelines, the executives in the following positions should hold the percentages described above of the net shares acquired from Adobe unless, following the sale of such shares, the total number of Adobe shares held by that executive equals or exceeds the following amounts:

Position	Shares (#)

Chief Executive Officer	150,000
President, Executive Vice President or Chief Financial Officer	50,000
Senior Vice President	25,000
Shares that count toward the minimum share ownership include: shares owned outright or beneficially owned; shares acquired through the company’s Employee Stock Purchase Plan; vested restricted stock; vested RSUs, performance shares and performance units in our Deferred Compensation Plan; and shares issued from the exercise of vested options.

Our Board may evaluate whether exceptions should be made in the case of any covered person who, due to his or her unique financial circumstances, would incur a hardship by complying with these guidelines. No such exceptions were granted or were in place in fiscal year 2016 and all directors and officers were in compliance with the guidelines during fiscal year 2016.
Anti-Hedging and Anti-Pledging Policy
Our insider trading policy explicitly prohibits any director or employee, including our NEOs, from hedging their equity ownership in Adobe by engaging in short sales or trading in any derivatives involving Adobe securities. Our employees are also prohibited from holding Adobe stock in a margin account or otherwise pledging Adobe stock or using financial instruments such as prepaid forwards, equity swaps, collars and exchange funds.
Performance-Based Compensation Recovery Policy
Adobe’s Board adopted a Clawback Policy applicable in the event of a material restatement of our financial statements that results from the intentional misconduct or fraud of a Section 16 executive officer.  The Clawback Policy enables the Board to require repayment or cancellation of the incremental portion of the performance-based incentive compensation paid or payable to such officer in excess of the amount that would have been paid or payable based on the restated financial results. We will also continue to monitor rule-making actions of the SEC and NASDAQ related to clawback policies and implement such rules when required.
In addition, as a public company subject to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial results as the result of misconduct or due to our material noncompliance with any financial reporting requirements under the federal securities laws, our CEO and CFO may be legally required to reimburse us for any bonus or incentive-based or equity-based compensation they receive.
Granting Guidelines for Equity Compensation
Adobe has adopted written guidelines setting forth our grant practices and procedures for all equity awards. Pursuant to these guidelines:

•
the vesting commencement date for our annual equity awards granted to our employees, including the NEOs, is January 24 of each year, or the first trading day thereafter, unless another date is approved and documented by the Committee;

•
the effective grant date for executive officer new hire RSU and performance share awards is the executive officer’s hire date (subject to compliance with Section 162(m), as deemed advisable by the Committee); and

•
the effective grant date for non-executive officer new hire stock option, performance share and RSU awards is the 15th day of the month following the month of the employee’s hire date, or, if that is not a trading day, the first trading day thereafter.

Because the grant dates are pre-established, the timing of the release of material non-public information does not affect the grant dates for equity awards, and Adobe does not time the release of material non-public information based on equity award grant dates.
The Committee approves all grants made to our executive officers on or before the grant date. The Committee also has the authority to approve non-executive officer stock option, performance share and RSU awards on or before the grant date. Our Board has also delegated to a Management Committee for Employee Equity Awards (consisting of the Chief Executive Officer and the Executive Vice President, Customer & Employee Experience) the authority to approve RSU awards to non-executive officer employees in accordance with the granting guidelines described above and subject to Committee-approved vesting schedules and share limits. In addition, our Board has delegated to an Acquired Company & Retention Equity Awards Committee (consisting of the CEO in his capacity as a member of the Board) the authority to approve the assumption of outstanding awards in an acquisition, and the granting of stock option, performance share and RSU awards to employees. Pursuant to its charter, the Committee has the authority to establish the terms and conditions of our equity awards; therefore, the Committee may make exceptions to Adobe’s granting guidelines.

In the event we award stock options, all stock option awards would be granted with an exercise price equal to or greater than (in some instances for awards outside the United States) the fair market value of the underlying stock on the effective grant date or, in accordance with the terms of our approved equity plans, the fair market value of the underlying stock on the last trading day prior to the effective grant date, if an award is granted on a non-trading day.
Employment Agreements
Each of our NEOs is employed “at will.” Except in limited circumstances, such as when an employment agreement that provides for severance is assumed or renegotiated as part of a corporate transaction, we only enter into agreements providing for severance benefits with our U.S. executive officers in relation to a change of control of Adobe or an executive transition plan.
Severance and Change of Control Compensation
The Committee believes that change of control vesting and severance benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that an executive departs Adobe before an acquisition is consummated. The Committee and the company believe that a pre-existing plan will allow our executives to focus on continuing normal business operations and on the success of a potential business combination, rather than on seeking alternative employment. Further, a pre-existing plan ensures stability and will enable our executives to maintain a balanced perspective in making overall business decisions during a potentially uncertain period. To that end, Adobe provides certain change of control benefits as described below.
Each of our NEOs is an eligible participant in our 2014 Executive Severance Plan in the Event of a Change of Control (the “Change of Control Plan”). The Change of Control Plan provides for severance payments and fully accelerated vesting of outstanding equity awards for our NEOs and other members of senior management upon an involuntary termination of employment upon or following a qualifying change of control. The terms of the Change of Control Plan are described below.
We also maintain a Retention Agreement with Mr. Narayen, which provides similar benefits but does not require termination of his employment in order for him to receive the equity acceleration, as described below under “Executive Compensation—Change of Control.” Mr. Narayen’s original Retention Agreement, dated January 12, 1998, was amended February 11, 2008 based on his promotion to Chief Executive Officer, and was further amended on December 11, 2010 and December 5, 2014 in order to clarify the manner of compliance with, or exemption from, Internal Revenue Code Section 409A.
The Change of Control Plan and the Retention Agreement with Mr. Narayen do not provide for reimbursements or “gross-ups” of excise tax amounts under Section 4999 of the Code. Rather, under both of these arrangements, benefits would be reduced if doing so would result in a better after-tax economic position for the affected executive. The Committee and the company believe this is an appropriate allocation of the tax cost of these arrangements between Adobe and the executive and is consistent with market practice.
Our change of control arrangements are designed to be competitive with the pay practices of our peer group. The Committee periodically reviews the terms and conditions of our change of control arrangements and will make adjustments when and to the extent it deems appropriate. The Change of Control Plan will expire on December 13, 2017.
Additional details regarding our Change of Control Plan and the Retention Agreement with Mr. Narayen, including estimates of amounts payable in specified circumstances as of the last day of fiscal year 2016, are disclosed in the “Executive Compensation—Change of Control—Potential Payments upon Termination and/or a Change of Control” table contained in this proxy statement.

Role of Our Executive Compensation Committee, External Compensation Consultant and Management
The Executive Compensation Committee oversees and provides strategic direction to management regarding many elements of our executive compensation programs. It reviews and approves the compensation and severance benefits of Adobe’s executive officers, including our NEOs. As part of this review, the Committee regularly solicits input from its independent compensation consultant. In fiscal year 2016, the Committee met regularly in executive session with its independent compensation consultant and without management present. The Chair of the Committee also met separately with the consultant, both with and without management present. The Committee has the authority to obtain independent advice and assistance from internal or external legal, accounting and other advisors, at Adobe’s expense. The Committee also discusses Mr. Narayen’s performance with the Board and remains solely responsible for making the final decisions on compensation for our executive officers, including our NEOs.
The Executive Compensation Committee regularly reviews the compensation programs for our executive officers, including our NEOs, to ensure they achieve the desired goal of aligning our executive compensation structure with our stockholders’ interests. This includes using our incentive compensation awards to support our strategic and operating plans. As discussed above, we also closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are within the norm of market practices. This aids in the retention of our NEOs in a competitive market for executive talent.
Since 2008, the Executive Compensation Committee has engaged Compensia to review and provide independent advice concerning all of the components of Adobe’s executive compensation program, on account of Compensia’s expertise in the software industry, its knowledge of our peer group, and its geographical proximity, enabling frequent in-person attendance at Committee meetings. Compensia provided the following services on behalf of the Committee during fiscal year 2016: (1) reviewed and provided recommendations on the composition of our peer group, and provided compensation data relating to executives at the selected companies in our peer group; (2) conducted a comprehensive review of the total compensation arrangements for all of our executive officers; (3) provided advice on our executive officers’ compensation; (4) assisted with executive equity program design, including analysis of equity mix and target grant levels; (5) assisted with review of our fiscal year 2016 equity program and Executive Annual Incentive Plan; (6) provided updates on NASDAQ listing standards, Say-on-Pay results, and Dodd-Frank regulatory developments; (7) conducted a comprehensive review of compensation paid to the Board and provided recommendations to the Committee and the Board regarding director pay; (8) updated the Committee on emerging trends and best practices in the area of executive and board compensation; (9) provided advice on stock ownership guidelines for executive officers and directors; and (10) reviewed the Compensation Discussion and Analysis for inclusion in our 2016 proxy statement.
The Committee conducted a formal review of Compensia’s independence and is satisfied with the qualifications, performance and independence of Compensia. Other than providing limited guidance to our Employee Experience department regarding Adobe’s broad-based equity compensation design for all employees (as approved by the Committee), Compensia does not provide any other services to Adobe. Adobe pays for the cost of Compensia’s services.
Our Employee Experience, Finance and Legal departments work with our Chief Executive Officer and Compensia to design and develop new compensation programs applicable to our NEOs and other executive officers, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer group compensation comparisons and other Committee briefing materials and, ultimately, to implement the decisions of the Committee. Members of these departments and our Chief Executive Officer also meet with Compensia separately from the Committee to convey information on proposals that management may make to the Committee, as well as to allow Compensia to collect information about Adobe to develop its own proposals.
In addition, our Chief Executive Officer conducted reviews of the performance and compensation of the other NEOs, and based on these reviews, made his recommendations for fiscal year 2016 target compensation levels (including adjustments to base salary and target cash and equity incentive levels) directly to the Committee. No NEO was present or participated in the final determinations or deliberations of the Committee regarding the amount of any component of his own fiscal year 2016 compensation package.

Tax and Accounting Considerations
In designing our compensation programs, the Committee considers the financial accounting and tax consequences to Adobe as well as the tax consequences to our employees. In determining the aggregate number and mix of equity grants in any fiscal year, the Committee and management consider the size and share-based compensation expense of the outstanding and new equity awards. Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s Chief Executive Officer and the three other most highly compensated executive officers as of the end of any fiscal year, other than the Chief Financial Officer. However, certain types of performance-based compensation are excluded from the $1 million deduction limit if specific requirements are met.
The Committee considers the impact of Section 162(m) when designing our executive compensation programs and structured our Executive Incentive Plan, stock plans and performance share programs so that a number of awards may be granted under these plans and programs in a manner that complies with the requirements imposed by Section 162(m). Tax deductibility is not the primary factor used by the Committee in setting compensation, however, and corporate objectives may not necessarily align with the requirements for full deductibility under Section 162(m). We believe it is important to preserve flexibility in administering compensation programs as corporate objectives may not always be consistent with the requirements for full deductibility. In addition, the Committee has granted and may continue to grant awards, such as time-based RSU awards and one-time discretionary cash awards under which payments may not be deductible under Section 162(m) when it determines that such non-deductible arrangements are otherwise in the best interests of Adobe and its stockholders. In addition, due to the ambiguities and uncertainties as to the application of Section 162(m), no assurances can be given that compensation intended by the Committee to satisfy the requirements for deductibility under Section 162(m) would, in fact, do so.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE*
The Executive Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this proxy statement. Based on this review and discussion, the Executive Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 2, 2016 and in this proxy statement.
Respectfully submitted,
EXECUTIVE COMPENSATION COMMITTEE
Daniel Rosensweig, Chair
Amy Banse
Edward Barnholt
Laura Desmond

_________________________

*
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Adobe under the Securities Act of 1933 or the Securities Exchange Act of 1934, except our Annual Report on Form 10-K for the fiscal year ended December 2, 2016, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION
Summary Compensation Table for Fiscal Years 2016, 2015 and 2014
The following table sets forth information regarding the compensation for services performed during fiscal years 2016, 2015 and 2014 awarded to, paid to or earned by the NEOs, which include (1) our Chief Executive Officer, (2) our Chief Financial Officer and (3) our three other most highly compensated executive officers, as determined by reference to total compensation for fiscal year 2016, who were serving as executive officers at the end of fiscal year 2016.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)

Shantanu Narayen	2016	1,010,260	17,629,781	1,342,500	52,793	20,035,334
Chairman, President and Chief Executive Officer	2015	995,404	15,851,410	1,418,450	91,922	18,357,186
	2014	991,667	15,426,445	1,433,950	38,856	17,890,918

Mark Garrett	2016	698,977	4,897,611	609,000	14,433	6,220,021
Executive Vice President and Chief Financial Officer	2015	647,013	4,804,304	614,662	14,514	6,080,493
	2014	645,833	4,376,210	622,583	14,055	5,658,681

Bryan Lamkin (4)	2016	568,590	4,652,866	500,250	8,406	5,730,112
Executive Vice President and GM, Digital Media

Bradley Rencher	2016	573,514	4,652,866	500,250	8,084	5,734,714
Executive Vice President and GM, Digital Marketing	2015	527,564	3,603,228	476,126	8,106	4,615,024
	2014	525,000	3,346,155	480,795	7,890	4,359,840

Matthew Thompson	2016	673,720	5,142,357	587,250	51,023	6,454,350
Executive Vice President, Worldwide Field Operations	2015	622,127	4,804,304	591,021	90,257	6,107,709
	2014	620,833	4,888,190	598,483	39,265	6,146,771
______________________________________

(1)
These amounts do not reflect the actual economic value realized by the NEO. In accordance with SEC rules, this column represents the grant date fair value, computed in accordance with stock-based compensation accounting principles, of performance shares, assuming the probable outcome of related performance conditions, and RSUs. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures. As shown above in the table entitled “Equity Awards Granted by the Committee at the Outset of Fiscal Year 2016,” performance share awards have a maximum payout of 200% of the target number of shares.

(2)
These amounts consist solely of amounts earned under our Executive Incentive Plans, each of which is a cash incentive plan adopted under a stockholder-approved Executive Cash Performance Bonus Plan. Amounts earned under the Executive Incentive Plan are payable in the subsequent fiscal year.

(3)
These amounts for fiscal year 2016 include matching contributions under Adobe’s 401(k) Plan (including an additional matching contribution made by Adobe early in the fiscal year to eligible participants who did not previously receive the maximum matching contribution during the prior 401(k) Plan year), and life insurance premiums for all NEOs. The amounts also include the cost of an executive physical for Messrs. Narayen and the cost of executive health concierge service in lieu of the executive physical for Mr. Garrett. In addition, for Messrs. Narayen and Thompson, these amounts include the taxable value of the sales club trip (for each, $21,295, which was grossed up to $42,591). It is our practice to cover the full costs of the sales club trip for any employee who is entitled to attend.

(4)	Mr. Lamkin was not a named executive officer in fiscal year 2015 or 2014.

Grants of Plan-Based Awards in Fiscal Year 2016
The following table shows all plan-based awards granted to the NEOs during fiscal year 2016. The equity awards granted in fiscal year 2016 identified in the table below are also reported in “Outstanding Equity Awards at 2016 Fiscal Year End.” For additional information regarding incentive plan awards, please refer to the Cash Incentives and Equity Incentives sections of our “Compensation Discussion and Analysis.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units(3) (#)	Awards(4) ($)

Shantanu Narayen	—	—	1,500,000	3,000,000	—	—	—	—	—
	1/25/2016	—	—	—	37,227	97,965	195,930	—	9,129,358	(5)
	1/25/2016	—	—	—	—	—	—	97,965	8,500,423
Mark Garrett	—	—	700,000	1,400,000	—	—	—	—	—
	1/25/2016	—	—	—	10,342	27,215	54,430	—	2,536,166	(5)
	1/25/2016	—	—	—	—	—	—	27,215	2,361,446
Bryan Lamkin	—	—	575,000	1,150,000	—	—	—	—	—
	1/25/2016	—	—	—	9,825	25,855	51,710	—	2,409,427	(5)
	1/25/2016	—	—	—	—	—	—	25,855	2,243,438
Bradley Rencher	—	—	575,000	1,150,000	—	—	—	—	—
	1/25/2016	—	—	—	9,825	25,855	51,710	—	2,409,427	(5)
	1/25/2016	—	—	—	—	—	—	25,855	2,243,438
Matthew Thompson	—	—	675,000	1,350,000	—	—	—	—	—
	1/25/2016	—	—	—	10,859	28,575	57,150	—	2,662,904	(5)
	1/25/2016	—	—	—	—	—	—	28,575	2,479,453
_________________________

(1)
These columns represent awards granted under our Executive Incentive Plan for performance in fiscal year 2016. These columns show the awards that were possible at the threshold, target and maximum levels of performance. Minimum performance under the Executive Incentive Plan could have resulted in a threshold amount equal to $0. Actual cash incentive awards earned in fiscal year 2016 by the NEOs under the Executive Incentive Plan are shown in the column titled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table.”

(2)
These columns represent awards granted under our 2016 Performance Share Program, which was adopted under our 2003 Equity Incentive Plan, as amended (the “2003 Plan”). These columns show the awards that are possible at the threshold, target and maximum levels of performance. If the company does not achieve the threshold performance metric, zero shares will be earned. Because our 2016 Performance Share Program is based on a three-year performance period, none of the performance shares can be earned until the performance period closes at the outset of our 2019 fiscal year. See “Equity Awards Granted by the Committee at the Outset of Fiscal Year 2016” in the “Compensation Discussion and Analysis” section of this proxy statement for additional discussion.

(3)	This column represents awards of RSUs granted under our 2003 Plan.

(4)
These amounts do not reflect the actual economic value realized by the NEO. In accordance with SEC rules, this column represents the grant date fair value, computed in accordance with stock-based compensation accounting principles, of each equity award. For additional information on the valuation assumptions, see Part II, Item 8 “Financial Statements and Supplementary Data” of our 2016 Annual Report on Form 10-K and the Notes to Consolidated Financial Statements at Note 11, “Stock-Based Compensation.”

(5)
The grant date fair value included in this column for awards granted under our 2016 Performance Share Program is based on the probable outcome of the performance conditions associated with these grants determined as of the grant date, excluding the effect of estimated forfeitures.

Narrative Summary to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal Year 2016 Table
The material terms of the NEOs’ annual compensation, including base salaries, the Executive Incentive Plan, the 2016 Performance Share Program, the time-based RSUs and the explanations of the amounts of salary, cash incentives and equity values in proportion to total compensation are described under “Compensation Discussion and Analysis” in this proxy statement. Our equity award granting practices are described above and our severance benefits are described under “Change of Control” in this proxy statement. None of our NEOs have entered into a written employment agreement with Adobe.
As discussed in greater detail in “Compensation Discussion and Analysis,” the fiscal year 2016 non-equity incentive awards were granted pursuant to the Executive Incentive Plan, with amounts earned based on the achievement of certain financial and strategic objective goals, as well as the individual performance applicable to each respective NEO. Cash incentives were fully vested when earned.
As discussed in greater detail in “Compensation Discussion and Analysis,” the fiscal year 2016 performance share awards will be settled in stock, subject to the terms of our 2016 Performance Share Program. Actual awards earned under the 2016 Performance Share Program will be determined based on the results achieved with respect to the three-year performance period, as certified by the Committee at the outset of our 2019 fiscal year, contingent upon each NEO’s continued service to Adobe.
The RSUs granted to our NEOs pursuant to our 2003 Plan at the outset of fiscal year 2016 vest over three years with one-third vesting on each anniversary of the grant date subject to continued service through each applicable vesting date. There is no purchase price associated with performance share or RSU awards. We did not pay dividends on our common stock during fiscal year 2016.
Effect of Retirement, Death and Disability on Equity Compensation Awards
The terms and conditions of our stock option and RSU awards provide that if a recipient’s employment is terminated due to death or disability, the recipient will be given credit for an additional 12 months of service, resulting in vesting for the applicable award accelerating by 12 months. In addition, our U.S. and certain other stock option agreements provide that if a recipient’s employment terminates on or after age 65, the individual will be given credit for an additional 12 months of service, resulting in vesting for the applicable award accelerating by 12 months.
The terms and conditions of our performance share awards granted in fiscal years 2014, 2015 and 2016 (which vest upon the later of the certification of the performance goals and the third anniversary of the grant date) provide that if a recipient’s employment is terminated due to death or disability before certification of the performance goals, the recipient will receive a prorated target award based on the number of months of service provided during the performance period.

Outstanding Equity Awards at 2016 Fiscal Year End
The following table sets forth information regarding outstanding equity awards as of December 2, 2016 for each NEO. All vesting is contingent upon continued employment with Adobe through the applicable vesting date and certain equity awards are subject to performance conditions, each as specified in the footnotes. Market values and payout values in this table are calculated based on the closing market price of our common stock as reported on NASDAQ on December 2, 2016, which was $99.73 per share.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Shantanu Narayen	—	—	—	—	42,183(2)	4,206,911	—	—
	—	—	—	—	—	—	253,100(3)	25,241,663
	—	—	—	—	75,666(4)	7,546,170	—	—
	—	—	—	—	—	—	227,000(5)	22,638,710
	—	—	—	—	97,965(6)	9,770,049	—	—
	—	—	—	—	—	—	195,930(7)	19,540,099
Mark Garrett	—	—	—	—	11,966(2)	1,193,369	—	—
	—	—	—	—	—	—	71,800(3)	7,160,614
	—	—	—	—	22,933(4)	2,287,108	—	—
	—	—	—	—	—	—	68,800(5)	6,861,424
	—	—	—	—	27,215(6)	2,714,152	—	—
	—	—	—	—	—	—	54,430(7)	5,428,304
Bryan Lamkin	—	—	—	—	19,750(8)	1,969,668	—	—
	—	—	—	—	9,150(2)	912,530	—	—
	—	—	—	—	—	—	54,900(3)	5,475,177
	—	—	—	—	16,066(4)	1,602,262	—	—
	—	—	—	—	—	—	48,200(5)	4,806,986
	—	—	—	—	25,855(6)	2,578,519	—	—
	—	—	—	—	—	—	51,710(7)	5,157,038
Bradley Rencher	18,410	—	34.03	1/24/2018	—	—	—	—
	—	—	—	—	9,150(2)	912,530	—	—
	—	—	—	—	—	—	54,900(3)	5,475,177
	—	—	—	—	17,200(4)	1,715,356	—	—
	—	—	—	—	—	—	51,600(5)	5,146,068
	—	—	—	—	25,855(6)	2,578,519	—	—
	—	—	—	—	—	—	51,710(7)	5,157,038
Matthew Thompson	—	—	—	—	13,366(2)	1,332,991	—	—
	—	—	—	—	—	—	80,200(3)	7,998,346
	—	—	—	—	22,933(4)	2,287,108	—	—
	—	—	—	—	—	—	68,800(5)	6,861,424
	—	—	—	—	28,575(6)	2,849,785	—	—
	—	—	—	—	—	—	57,150(7)	5,699,570
_________________________

(1)	All stock option awards were granted pursuant to our 2003 Plan.

(2)	RSUs granted pursuant to our 2003 Plan. Three-year vesting with 1/3 vesting on each anniversary of the grant date. Shares fully vest on January 24, 2017.

(3)
These amounts represent the maximum number of shares that could be earned under our 2014 Performance Share Program. The performance period ended at the end of fiscal year 2016, and certification was completed on January 24, 2017. See the discussion in the “Compensation Discussion and Analysis” section of this proxy statement for actual achievement amounts.

(4)	RSUs granted pursuant to our 2003 Plan. Three-year vesting with 1/3 vesting on each anniversary of the grant date. Shares fully vest on January 24, 2018.

(5)
These amounts represent the maximum number of shares that could be earned under our 2015 Performance Share Program. The performance period will end at the end of fiscal year 2017, and the certification to be completed thereafter. To the extent performance conditions are met, the awards shall fully vest as of the later of January 24, 2018 or the certification date.

(6)	RSUs granted pursuant to our 2003 Plan. Three-year vesting with 1/3 vesting on each anniversary of the grant date. Shares fully vest on January 24, 2019.

(7)
These amounts represent the maximum number of shares that could be earned under our 2016 Performance Share Program. The performance period will end at the end of fiscal year 2018, and the certification to be completed thereafter. The awards shall fully vest as of the later of January 24, 2019 or the certification date.

(8)	RSUs granted pursuant to our 2005 Assumption Plan. Four-year vesting with 1/4 vesting on each anniversary of the grant date. Remaining shares vest on March 15, 2017.
Option Exercises and Stock Vested in Fiscal Year 2016
The following table sets forth information regarding each exercise during fiscal year 2016 of stock options and the vesting during fiscal year 2016 of time-based stock-settled RSUs, and performance-based stock-settled awards granted under our 2013 Performance Share Program for each of the NEOs, on an aggregate basis. In January 2016 the Committee certified the results of our 2013 Performance Share Program at 198% of target. Because certification occurs in the year following the end of the three-year performance period, none of the awards under our 2014, 2015 or 2016 Performance Share Programs were eligible to be earned or vest in 2016.
The value realized on the exercise of option awards is calculated as follows (1) if the exercise involves a sale of some or all of the exercised shares, the difference between the actual price at which the exercised shares were sold and the exercise price of the options, or (2) in all other cases, the difference between the closing market price of our common stock as reported on NASDAQ on the date of exercise and the exercise price of the options. The value realized on vesting of stock awards is based on the closing market price of our common stock as reported on NASDAQ on the vesting date of the stock-settled awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Shantanu Narayen	134,530	7,700,423	431,242	38,652,220
Mark Garrett	—	—	164,609	15,370,967
Bryan Lamkin	—	—	36,934	3,255,094
Bradley Rencher	—	—	108,200	9,697,966
Matthew Thompson	—	—	149,359	13,387,047

Nonqualified Deferred Compensation
We originally adopted a Deferred Compensation Plan in December 2006, which has been amended from time to time and most recently in November 2014. Under the terms of our Deferred Compensation Plan, eligible employees, including each of the NEOs, and directors may elect to defer the receipt of a portion of cash and equity compensation they would otherwise have received when earned. Amounts deferred under the Deferred Compensation Plan are deemed invested in the investment funds selected by the participant with similar options as available under the Adobe 401(k) Plan. We do not contribute to the Deferred Compensation Plan on behalf of its participants, or match the deferrals made by participants, with the exception of situations in which an election to defer under the Deferred Compensation Plan would prevent a participant from receiving the full 401(k) company match. In those situations, we make a contribution to the Deferred Compensation Plan equal to the foregone 401(k) company match. Accordingly, amounts payable under the Deferred Compensation Plan generally are entirely determined by participant contributions and fund elections.
Employee participants in the Deferred Compensation Plan may elect to contribute 5% to 75% of their base salary and 5% to 100% of other specified compensation, including commissions and bonuses. Participants may also contribute 100% per vesting tranche of their RSU and performance share awards. Generally, participants may elect the payment of benefits with respect to cash and equity deferrals to begin on a specified date or upon termination of employment. Payment of cash deferrals may be made in the form of a lump sum or annual installments, subject to certain requirements. Payments of equity deferrals may only be made in the form of a lump sum. In addition, each participant shall elect whether to keep his or her account balance in the Deferred Compensation Plan or to receive a lump sum distribution upon a change of control. If a participant experiences an unforeseeable emergency during the deferral period, the participant may petition to receive a partial or full payout from the Deferred Compensation Plan. All distributions are made in cash, except that deferred RSUs and performance shares are settled in Adobe stock.
Other than Mr. Narayen, no other NEOs participated in, or had an accrued balance under, the Deferred Compensation Plan in fiscal year 2016. Mr. Narayen deferred his bonus earned from the fiscal year 2015 Executive Annual Incentive Plan, and such bonus, net of applicable taxes, was credited to the Deferred Compensation Plan. The following table shows Mr. Narayen’s accrued balance under the Deferred Compensation Plan attributable to his deferral:

Nonqualified Deferred Compensation
Name	Aggregate balance at November 27, 2015 ($)	Executive contributions in fiscal 2016 ($)	Registrant contributions in fiscal 2016 ($)	Aggregate earnings fiscal 2016 ($)	Aggregate withdrawals/distributions in fiscal 2016 ($)	Aggregate balance at December 2, 2016 ($)

Shantanu Narayen	$1,352,009	$—	$—	$143,941	$—	$1,495,950

Change of Control
Each of the NEOs is eligible to receive severance benefits in the event of certain terminations of employment upon or after a change of control of Adobe, pursuant to the terms of our Change of Control Plan applicable to each of our current NEOs or, in the case of our Chief Executive Officer, upon or after a change of control of Adobe, in some cases whether or not his employment is terminated, pursuant to his Retention Agreement. Mr. Narayen would need to waive all benefits under his Retention Agreement to receive any benefits under the Change of Control Plan.
The terms of the Change of Control Plan are described below.
Change of Control Terms
Change of Control Plan. Each of our NEOs is an eligible participant in our 2014 Change of Control Plan. The Change of Control Plan will expire on December 13, 2017, unless extended by Adobe. If a change of control occurs prior to its expiration, the Change of Control Plan will terminate following the later of the date which is twelve months after the occurrence of a change of control or the payment of all severance benefits due under the Change of Control Plan.
Pursuant to the Change of Control Plan, if there is a qualifying change of control of Adobe (as defined in the plan), and within three months prior and twelve months following the change of control, Messrs. Garrett, Thompson, Lamkin or Rencher experience a separation from service as a result of Adobe (or any successor) terminating his employment without cause (and not due to death or disability) or if he resigns for good reason, such executive officer would be eligible to receive:

•	twenty-four months of salary and target bonus;

•
COBRA premiums for the eligible executive and covered dependents until the earlier of (1) the last month in which the executive and his covered dependents are eligible for and enrolled in COBRA coverage and (2) twenty-four months; and

•
accelerated vesting of all outstanding equity awards (including, for performance shares, solely to the extent shares are credited to the executive based upon performance achieved as of the change of control).

In the event that any amount under the Change of Control Plan would constitute an excess parachute payment within the meaning of Section 280G of the Code, the amounts payable will not exceed the amount which produces the greatest after-tax benefit to the affected individual. All of the benefits under the Change of Control Plan are conditioned upon the executive officer signing a release of claims.
Chief Executive Officer Retention Agreement. Effective January 12, 1998, Adobe entered into a Retention Agreement with Mr. Narayen, which has been amended three times: the first time effective February 11, 2008, based on his promotion to Chief Executive Officer, and the second and third times on December 17, 2010 and December 5, 2014, respectively, both times in order to clarify the manner of compliance with, or exemption from, Section 409A of the Code, in light of updates to, and interpretations of, applicable tax regulations.
Pursuant to his Retention Agreement, if there is a qualifying change of control of Adobe (as defined in the agreement), and prior to or within two years following the change of control Mr. Narayen experiences a separation from service as a result of Adobe (or any successor) terminating his employment without cause, or as a result of his disability, or if he resigns for good reason, Mr. Narayen would be eligible to receive:

•	thirty-six months of salary and target bonus;

•	pro-rata target bonus for the fiscal year of termination based on the base salary then in effect; and

•	COBRA premiums for him and covered dependents until the earlier of (1) the last month in which he and his covered dependents are eligible for and enrolled in COBRA coverage and (2) thirty-six months.
Upon a change of control, regardless of whether his employment is terminated, Mr. Narayen would be eligible to receive accelerated vesting of all outstanding equity awards (including, for performance shares, solely to the extent shares are credited to him based upon performance achieved at the change of control) and all stock options would become fully exercisable.

In the event that any amount under Mr. Narayen’s Retention Agreement would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the amounts payable will not exceed the amount which produces the greatest after-tax benefit to Mr. Narayen. All benefits provided under the Retention Agreement are conditioned upon his signing a release of claims. The Retention Agreement has no expiration date.
2003 Plan
See “Proposal 2—Summary of the 2003 Plan—Change of Control” for a description of the treatment of awards under the 2003 Plan in the event of a change of control.
Performance Share Programs
Pursuant to our Performance Share Programs in 2014, 2015 and 2016, in the event of a change of control prior to the certification date, the performance period will be shortened and the Committee will determine the level of achievement and the number of shares credited as of immediately prior to the date of the change of control, but the applicable time-based service vesting requirements will continue to apply. The Change of Control Plan, as applicable, and Mr. Narayen’s Retention Agreement provide for acceleration of the applicable time-based service vesting requirements under our Performance Share Programs for the awards held by the NEOs, as described above.
Potential Payments upon Termination and/or a Change of Control
The following table sets forth the estimated potential payments and benefits payable to each NEO under the Change of Control Plan (which was in effect on December 2, 2016), and in the case of Mr. Narayen, his Retention Agreement, in the event of a termination of employment and/or a change of control of Adobe (“COC”), as if such termination or COC event had occurred on December 2, 2016, the last day of fiscal year 2016. The value of the equity awards is based on the closing market price of our common stock as reported on NASDAQ on December 2, 2016, which was $99.73 per share. Each NEO must sign a release of claims to receive any of the benefits below except those for Death/Disability, COC Only (continued employment), or COC Only/Equity Not Assumed or Substituted.

Triggering Event (1)	Target Bonus (2) ($)	Lump Sum Severance (3) ($)	Accelerated Performance Awards (4) ($)	Accelerated Restricted Stock Units ($)	Cont. Health Insurance Coverage (pres. val.)(5) ($)	Total (6) ($)

Shantanu Narayen
Death/Disability(7)	—	—	23,423,785	11,236,679	—	34,660,464
Voluntary Termination/Involuntary Termination with Cause	—	—	—	—	—	—
Involuntary Termination Without Cause/Resignation for Good Reason	—	—	—	—	—	—
Involuntary Termination/Resignation for Good Reason upon COC(8)	1,500,000	7,500,000	33,710,236	21,523,130	37,191	64,270,557
COC Only (continued employment)(9)	—	—	33,710,236	21,523,130	—	55,233,366
COC Only/Equity Not Assumed or Substituted(10)	—	—	33,710,236	21,523,130	—	55,233,366
Matthew Thompson
Death/Disability(7)	—	—	7,236,209	3,426,523	—	10,662,732
Voluntary Termination/Involuntary Termination with Cause	—	—	—	—	—	—
Involuntary Termination Without Cause/Resignation for Good Reason	—	—	—	—	—	—
Involuntary Termination/Resignation for Good Reason upon COC(8)	675,000	2,700,000	10,279,670	6,469,884	37,638	20,162,192
COC Only (continued employment)(9)	—	—	—	—	—	—
COC Only/Equity Not Assumed or Substituted(10)	—	—	10,279,670	6,469,884	—	16,749,554

Triggering Event (1)	Target Bonus (2) ($)	Lump Sum Severance (3) ($)	Accelerated Performance Awards (4) ($)	Accelerated Restricted Stock Units ($)	Cont. Health Insurance Coverage (pres. val.)(5) ($)	Total (6) ($)
Mark Garrett
Death/Disability(7)	—	—	6,772,166	3,241,724	—	10,013,890
Voluntary Termination/Involuntary Termination with Cause	—	—	—	—	—	—
Involuntary Termination Without Cause/Resignation for Good Reason	—	—	—	—	—	—
Involuntary Termination/Resignation for Good Reason upon COC(8)	700,000	2,800,000	9,725,171	6,194,629	26,779	19,446,579
COC Only (continued employment)(9)	—	—	—	—	—	—
COC Only/Equity Not Assumed or Substituted(10)	—	—	9,725,171	6,194,629	—	15,919,800
Bryan Lamkin
Death/Disability(7)	—	—	5,199,424	4,542,801	—	9,742,225
Voluntary Termination/Involuntary Termination with Cause	—	—	—	—	—	—
Involuntary Termination Without Cause/Resignation for Good Reason	—	—	—	—	—	—
Involuntary Termination/Resignation for Good Reason upon COC(8)	575,000	2,300,000(11)	7,719,601	7,062,978	37,191	17,694,770
COC Only (continued employment)(9)	—	—	—	—	—	—
COC Only/Equity Not Assumed or Substituted(10)	—	—	7,719,601	7,062,978	—	14,782,579
Bradley Rencher
Death/Disability(7)	—	—	5,312,418	2,629,681	—	7,942,099
Voluntary Termination/Involuntary Termination with Cause	—	—	—	—	—	—
Involuntary Termination Without Cause/Resignation for Good Reason	—	—	—	—	—	—
Involuntary Termination/Resignation for Good Reason upon COC(8)	575,000	2,300,000	7,889,142	5,206,405	36,646	16,007,193
COC Only (continued employment)(9)	—	—	—	—	—	—
COC Only/Equity Not Assumed or Substituted(10)	—	—	7,889,142	5,206,405	—	13,095,547
_________________________

(1)
While Adobe’s standard form of stock option agreement under the 2003 Plan provides for the acceleration of 12 months of vesting in the event the person is age 65 or older upon terminating employment with Adobe, the table does not reflect this retirement vesting because none of the NEOs is at least age 65.

(2)
This amount represents the fiscal year 2016 target annual cash incentive opportunity under the Executive Incentive Plan. The cash incentive opportunity amount is pro-rated for the elapsed time in the current incentive period, assuming that all performance targets have been met; therefore, the amount reported is 100% of the target annual cash incentive opportunity. Actual fiscal year 2016 bonuses earned by each NEO are reported in the column titled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table.”

(3)	Based on the base salary and target bonus on December 2, 2016.

(4)
This amount includes the full acceleration of the number of shares at 100% of target under the 2014, 2015 and 2016 Performance Share Programs. (As of December 2, 2016, the 2014, 2015 and 2016 Performance Share Programs had not yet completed each of their respective performance periods. For purposes of this disclosure, achievement of performance is assumed to be 100%, but actual achievement may vary. The Committee’s certification of achievement under the 2014 Performance Share Program was completed on January 12, 2017. See the discussion in the Compensation Discussion and Analysis section of this proxy statement for actual achievement amounts.)

(5)
Amounts reported represent the present value of 18 months of COBRA payments with an estimated 5% premium increase every 12 months. The present value is calculated by using 120% of the short term applicable federal rate of 0.89%.

(6)
In accordance with the terms of the Change of Control Plan and Mr. Narayen’s Retention Agreement, all of the benefits in this table are subject to a reduction in the event the amounts payable would constitute an excess parachute payment within the meaning of Section 280G of the Code, to the extent the amounts payable do not exceed the amount which produces the greatest after-tax benefit to the NEOs. See footnote 11 below regarding Mr. Lamkin’s benefit.

(7)
For an explanation of benefits to be received by our NEOs as a result of death or disability, see “Executive Compensation—Grants of Plan-Based Awards in Fiscal Year 2016—Narrative Summary to Summary Compensation Table” and “Grants of Plan-Based Awards in Fiscal Year 2016 Table—Effect of Retirement, Death and Disability on Equity Compensation Awards” above.

(8)	For an explanation of benefits received by our NEOs as a result of an involuntary termination or resignation for good reason upon a COC, see “Change of Control” above.

(9)
Assumes that all equity awards were assumed or substituted by the hypothetical acquiring company. No benefits are payable to the NEOs pursuant to the Change of Control Plan and there is no accelerated vesting pursuant to the terms of the applicable equity award agreements if the NEOs’ employment continues after a COC; however, Mr. Narayen’s Retention Agreement provides that all outstanding equity awards (for performance shares, however, solely to the extent shares are credited at the change of control) accelerate and are immediately exercisable and vested in full upon a COC, regardless of whether his employment is terminated.

(10)
Assumes that equity awards were not assumed or substituted by the hypothetical acquiring company. Pursuant to the terms of the applicable equity plans, any unexercised and/or unvested portions of any outstanding equity awards that are not assumed or substituted by the acquiring company are immediately exercisable and vested in full as of the date immediately prior to the effective date of the COC.

(11)
Mr. Lamkin’s severance amount did not exceed the 280G threshold and therefore did not trigger a reduction pursuant to the Change of Control Plan, as applicable. Therefore Mr. Lamkin’s lump sum severance would be the full amount.

DIRECTOR COMPENSATION
The following table sets forth certain information with respect to compensation awarded to, paid to or earned by each of Adobe’s non-employee directors during fiscal year 2016:

Name	Fees Earned or Paid in Cash(2)(3) ($)	Stock Awards(4)(5)(6) ($)	Option Awards(4)(7) ($)	Total ($)

Charles M. Geschke	110,000	264,526	—	374,526
John E. Warnock	110,000	264,526	—	374,526
Amy L. Banse	75,000	264,526	—	339,526
Kelly J. Barlow(1)	26,992	—	—	26,992
Edward W. Barnholt	90,000	264,526	—	354,526
Robert K. Burgess	80,000	264,526	—	344,526
Frank A. Calderoni	100,000	264,526	—	364,526
Michael R. Cannon(1)	28,791	—	—	28,791
James E. Daley	87,500	264,526	—	352,026
Laura B. Desmond	77,102	264,526	—	341,628
Daniel L. Rosensweig	97,500	264,526	—	362,026
Robert Sedgewick(1)	26,992	—	—	26,992
_________________________

(1)	Mr. Barlow, Mr. Cannon and Mr. Sedgewick did not stand for re-election at our 2016 Annual Meeting of Stockholders and ceased to be directors effective April 13, 2016.

(2)	Director fees were paid at the end of the quarter for which services were provided.

(3)	The following table provides a breakdown of the annual retainers and committee fees earned or paid in cash:

Name	Annual Board Retainers ($)		Audit Committee Fees ($)	Executive Compensation Committee Fees ($)	Nominating and Governance Committee Fees ($)	Total ($)

Dr. Geschke	110,000	*	—	—	—	110,000
Dr. Warnock	110,000	*	—	—	—	110,000
Ms. Banse	60,000		—	15,000	—	75,000
Mr. Barlow**	21,593		—	5,399	—	26,992
Mr. Barnholt	60,000		—	15,000	15,000	90,000
Mr. Burgess	60,000		20,000	—	—	80,000
Mr. Calderoni	60,000		40,000	—	—	100,000
Mr. Cannon**	21,593		7,198	—	—	28,791
Mr. Daley	60,000		20,000	—	7,500	87,500
Ms. Desmond	60,000		—	9,602	7,500	77,102
Mr. Rosensweig	60,000		—	30,000	7,500	97,500
Dr. Sedgewick**	21,593		—	5,399	—	26,992

* Includes $60,000 annual Board member fee and $50,000 annual Board Chair fee.
** Annual board retainer and committee fees are prorated fees for Mr. Barlow, Mr. Cannon and Mr. Sedgewick as they ceased to be directors effective April 13, 2016.

(4)
Mr. Burgess, Mr. Calderoni, Mr. Cannon, Mr. Daley and Ms. Desmond each deferred all cash fees pursuant to Adobe’s Deferred Compensation Plan. For more information on this plan, see “Deferred Compensation Plan” below.

(5)
On April 14, 2016, each non-employee director then sitting on the Board received an RSU grant per the terms of the Board’s 2016 Non-Employee Director Compensation Policy, as described below. Ms. Banse, Mr. Burgess, Mr. Calderoni and Mr. Daley each elected to defer 100% of their RSU awards granted in 2016 pursuant to Adobe’s Deferred Compensation Plan. For more information on this plan, see “Deferred Compensation Plan” below.

(6)
These amounts do not reflect the actual economic value realized by the director for these awards. In accordance with SEC rules, this column reflects the grant date fair value of 2,801 RSUs for each director at a price of $94.44 per share as of April 14, 2016, disregarding estimates of forfeitures related to service-based vesting conditions. At 2016 fiscal year end, each non-employee director held the following aggregate number of unvested RSUs:

Name	Aggregate Shares Subject to Unvested RSUs (#)

Dr. Geschke	2,801
Dr. Warnock	2,801
Ms. Banse	2,801
Mr. Barnholt	2,801
Mr. Burgess	2,801
Mr. Calderoni	2,801
Mr. Daley	2,801
Ms. Desmond	2,801
Mr. Rosensweig	2,801

(7)	At 2016 fiscal year end, each non-employee director held the following stock options, including vested and unvested options, to purchase the following aggregate number of shares of our common stock:

Name	Aggregate Shares Subject to Outstanding Options (#)

Dr. Geschke	84,298
Mr. Burgess	50,000
Mr. Daley	10,000
Compensation Philosophy
The general philosophy of our Board is that compensation for non-employee directors should be a mix of cash and equity-based compensation to reward them for a year of service, payable quarterly, in fulfilling their oversight responsibilities. Adobe does not compensate its management director (our Chief Executive Officer) for Board service in addition to his regular employee compensation.
Decisions regarding the non-employee director compensation program are approved by our full Board based on recommendations by the Executive Compensation Committee. In making such recommendations, the Committee evaluates the appropriate level and form of compensation for non-employee directors and considers potential changes, if any. The Committee considers advice from Compensia, when appropriate, including consideration of the director compensation practices of peer companies. The Committee also considers the extent to which our Board compensation practices align with the interests of our stockholders. Our Board reviews the Executive Compensation Committee’s recommendations and then determines the amount of director compensation.
The Committee reviews the total compensation of our non-employee directors and each element of our director compensation program annually. At the Committee’s direction, Compensia analyzes the competitive position of our director compensation program against the peer group used to benchmark executive compensation and examines how director compensation levels, practices and design features compare to members of the peer group.
Compensia’s analysis in fiscal 2016 showed that overall compensation for non-employee directors was near the peer median, on a per-director basis, which is in line with our target positioning. As a result, the Committee recommended, and our Board approved, making no changes to our director compensation program for fiscal 2017.
Additionally, during fiscal year 2016 our Board amended the 2003 Plan in order to limit the total amount of compensation payable to any non-employee director to $1,500,000 for any fiscal year (including both cash and equity-based compensation). The amended plan was approved by our stockholders at the 2016 Annual Meeting. While our Board reviews the company’s board compensation philosophy on an annual basis, with the advice of its independent compensation consultant, the Board felt that it was important to put in place a meaningful limit on Board pay, covering both cash and equity, to limit any perception or possibility of self-dealing by our Board.
Fees Earned or Paid in Cash
In fiscal year 2016, each non-employee director received an annual retainer of $60,000 (and in addition, each Chairman of the Board received a Board Chair fee of $50,000) plus committee fees for each committee on which he or she served, as follows:

Committee	Chair ($)	Members ($)

Audit	40,000	20,000
Executive Compensation	30,000	15,000
Nominating and Governance	15,000	7,500
Our Board elected to retain the same levels of cash compensation for fiscal year 2017.
Equity Awards
Our Board approved a fiscal year 2016 Non-Employee Director Compensation Policy, effective November 28, 2015, which included an annual grant of RSUs to non-employee directors. The RSUs granted to each non-employee director vest 100% on the day immediately preceding our next annual meeting of stockholders. The annual award is valued at $260,000 (based on the estimated value on the date of grant), and is converted into a number of RSUs based on the average closing market price over the 30 calendar days ending the day prior to the grant date. New directors joining our Board between annual meetings will receive a pro-rated annual grant of RSUs. Non-Employee Directors receive no other equity awards/compensation.
If a non-employee director’s service terminates due to death or disability, the director will be given credit for an additional 12 months of service for the vesting of both stock options and RSUs, and stock options will remain exercisable for one year following the termination or until the expiration of the stock option, if earlier.
In the event of a change of control, any unvested portion of a non-employee director option shall become fully vested and exercisable as of immediately prior to the transaction resulting in a change of control, subject to the consummation of the change of control. If the stock option is not assumed or substituted by the acquiring company, it will terminate to the extent it is not exercised on or before the date of such a transaction. Any unvested portion of RSUs will become vested in full immediately prior to the effective date of a change of control.
Deferred Compensation Plan
Our Deferred Compensation Plan allows non-employee directors to defer from 5% up to 100% of their cash compensation, which amounts are deemed invested in the investment funds selected by the director from the same fund options as generally available in Adobe’s 401(k) Plan (other than the individual direct brokerage account and Retirement Savings Trust). Participants may also contribute 100% per vesting tranche of their RSU awards. Deferred Compensation Plan participants must elect irrevocably to receive the deferred funds on a specified date at least three years in the future in the form of a lump sum or annual installments subject to the terms of the plan.  Payments of equity deferrals may only be made in the form of a lump sum. Mr. Burgess, Mr. Calderoni, Mr. Cannon, Mr. Daley and Ms. Desmond participated in the Deferred Compensation Plan with respect to 100% of their respective retainers and committee fees for their services in fiscal year 2016. Ms. Banse, Mr. Burgess, Mr. Calderoni and Mr. Daley elected to defer 100% of their RSU awards granted in 2016. See “Executive Compensation—Nonqualified Deferred Compensation” in this proxy statement for more information regarding our Deferred Compensation Plan.
Expenses
We reimburse our directors for their travel and related expenses in connection with attending Board and committee meetings, as well as costs and expenses incurred in attending director education programs and other Adobe-related seminars and conferences.
Other Benefits
In fiscal year 2016, our non-employee directors were offered an opportunity to purchase certain Adobe health, dental, and vision insurance while serving as a Board member. Participating directors paid 100% of their own insurance premiums. As of 2016, this benefit is only available to our founders, Messrs. Geschke and Warnock.
Stock Ownership Guidelines
We have adopted stock ownership guidelines for members of our Board. Under these guidelines, each non-employee director should hold 50% of the net shares acquired from Adobe until the total number of shares held by such non-employee director equals or exceeds (and continues to equal or exceed) 6,000 shares. Once achieved (following all permissible dispositions under the guidelines), this 6,000 share threshold should be maintained going forward. Shares that count toward the minimum share ownership include shares owned outright or beneficially owned, vested restricted stock, vested RSUs, and shares issued upon the exercise of vested options, as well as vested performance shares or performance units, as applicable, including such shares that have been deferred into our Deferred Compensation Plan. As of December 2, 2016, each of our non-employee directors was in compliance with these guidelines.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
The members of our Executive Compensation Committee at the end of fiscal year 2016 were Ms. Banse, Mr. Barnholt, Ms. Desmond and Mr. Rosensweig; prior to our 2016 annual meeting of stockholders, Kelly Barlow and Robert Sedgwick served on the Committee, and following their retirement from the Board, Ms. Desmond joined the Committee.
There are no members of our Executive Compensation Committee who were officers or employees of Adobe or any of our subsidiaries during fiscal year 2016. No members were formerly officers of Adobe or had any relationship otherwise requiring disclosure hereunder. During fiscal year 2016, no interlocking relationships existed between any of our executive officers or members of our Board or Executive Compensation Committee, on the one hand, and the executive officers or members of the board of directors or compensation committee of any other entity, on the other hand.
TRANSACTIONS WITH RELATED PERSONS
Review, Approval or Ratification of Transactions with Related Persons
Adobe’s Code of Business Conduct requires that all employees and directors avoid conflicts of interests that interfere, or appear to interfere, with their ability to act in the best interests of Adobe.
In addition, pursuant to its written charter, the Nominating and Governance Committee considers and approves or disapproves any related person transaction as defined under Item 404 of Regulation S-K, after examining each such transaction for potential conflicts of interest and other improprieties. The Nominating and Governance Committee has not adopted any specific written procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented.
Transactions with Related Persons
Since the beginning of fiscal year 2016, there have not been any transactions, nor are there any currently proposed transactions, in which Adobe was or is to be a participant, where the amount involved exceeded $120,000, and in which any related person had or will have a direct or indirect material interest. As is the case with most multinational corporations, from time to time in the ordinary course of business we engage in arms-length transactions with companies in which members of the Board or our executive team have professional relationships.

PROPOSAL 1
ELECTION OF DIRECTORS
We currently have ten members of our Board, all of whose terms will expire at the 2017 Annual Meeting. Stockholders will vote for the ten nominees listed above in the section captioned “Board of Directors and Corporate Governance—Our Board of Directors” to serve for a one-year term expiring at our 2018 Annual Meeting of Stockholders. Each director will serve until such director’s successor has been elected and qualified, or until such director’s earlier death, resignation or removal. Under the terms of our Restated Certificate of Incorporation, all directors of Adobe are elected to one-year terms and stand for election annually.
Each of the nominees is currently a director of Adobe and has previously been elected by our stockholders. There are no family relationships among our directors or executive officers. If any nominee is unable or declines to serve as a director, the Board may designate another nominee to fill the vacancy and the proxy will be voted for that nominee.
Vote Required and Board Recommendation
Our Bylaws require that each director be elected by the majority of votes cast (excluding abstentions) with respect to such director in uncontested elections. Under our Corporate Governance Guidelines, any nominee for director, in an uncontested election, who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election shall promptly tender his or her resignation to the Board, and the Board, after taking into consideration the recommendation of the Nominating and Governance Committee of the Board, will determine whether or not to accept the director’s resignation. The election of directors pursuant to this Proposal is an uncontested election, and, therefore, the majority vote standard will apply. Abstentions and broker non-votes will not have any effect on the outcome of this Proposal. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL NOMINEES

PROPOSAL 2
APPROVAL OF THE
ADOBE SYSTEMS INCORPORATED 2003 EQUITY INCENTIVE PLAN, AS AMENDED
At the annual meeting, our stockholders will be asked to approve the Adobe Systems Incorporated 2003 Equity Incentive Plan, as amended (the “2003 Plan”) to increase the number of shares reserved for issuance by ten million shares of our common stock and make certain changes to reflect changes in the accounting rules.
Our Board believes that the 2003 Plan is a vital component of our employee compensation programs, since it allows us the ability to compensate our employees, consultants and non-employee directors whose contributions are important to our success by offering them the opportunity to participate in our future performance while at the same time providing an incentive to build long-term stockholder value. We operate in a competitive market and new hire grants are essential in helping us attract talented individuals. Likewise, annual grants are essential in helping us retain and motivate our most valuable employees. Both new hire grants and annual grants help keep employees’ interests aligned with the interests of our stockholders. In February 2017, the Executive Compensation Committee, under authority delegated by the Board, approved the 2003 Plan for the reasons discussed below, subject to approval by our stockholders. Our Board and management, therefore, recommend that stockholders approve the amendment to our 2003 Plan. If our stockholders do not approve the 2003 Plan, it will remain in effect with its current terms and conditions and the number of shares reserved for issuance will not increase.
2003 Plan Share Reserve
As of January 26, 2017, an aggregate of 42,076,741 shares of our common stock remained available for future grants under our 2003 Plan. If this increase is not approved, we may not have enough shares available to reliably sustain our equity grant programs in the future.
As a high-growth cloud technology company, Adobe utilizes a value-based equity strategy across all levels of our organization as we anticipate continued revenue and headcount growth in the future. We strive to maintain an effective incentive compensation program for Adobe in light of this anticipated growth to remain competitive for talent in the company’s market and support inorganic growth via acquisitions, when appropriate. We will continue to manage dilution, as discussed below, and expense as we consider both our current equity strategy and whether it is reasonable and appropriate to make changes.
Adobe is committed to effectively managing its employee equity compensation programs in light of potential stockholder dilution. For this reason, in administering our equity compensation program, we consider both our “burn rate” and our “overhang” in evaluating the impact of the program on our stockholders. We define “burn rate” as the number of equity awards granted during the year, divided by the number of shares of common stock outstanding. The burn rate measures the potential dilutive effect of our equity grants. We define “total overhang” as the stock options outstanding but not exercised and outstanding full value awards (which include restricted stock units and similar awards), plus equity awards available to be granted (the “available equity award shares”), divided by the total shares of common stock outstanding. The overhang measures the potential dilutive effect of outstanding equity awards plus shares available for grant in our 2003 Plan.
We endeavor to ensure that our burn rate and overhang approximate the average rates of our peer group, and that they are within the limits recommended by certain independent stockholder advisory groups. We calculate a burn rate (without excluding forfeited or canceled awards) of 1.8% for fiscal year 2016 using a fungible ratio of 1.77 for each share subject to a full value award (a “full value share”); from time to time, the Board also calculates the burn rate using other ratios as we evaluate our burn rate in comparison to our peers and industry standards. We currently estimate our burn rate for our last three fiscal years to be approximately at the 29th percentile when compared to our peer group using a fungible ratio of 3.0x for each full value share subject to an award. Our total overhang at the end of fiscal year 2016 is aligned with the 81st percentile when compared to our peer group. Additionally, purchases under our share repurchase program (as described in our Annual Report on Form 10-K) have enabled us to mitigate the dilutive effect of past awards under our equity plans.

Accordingly, the Board believes that the request for an additional ten million shares is reasonable and necessary to allow us to replenish our share usage from the previous fiscal year, to continue our current granting practices in the future and to be able to respond to growth (both organic and inorganic), market competition and potential stock price fluctuations.

The closing market price of our common stock on January 26, 2017 was $112.88.
Equity Awards
Our 2003 Plan is the primary equity plan we use to grant equity awards. We also maintain a 2005 Equity Incentive Assumption Plan (the “Assumption Plan”). All existing share reserves under our Assumption Plan were retired in 2015, but the plan remains outstanding to govern the awards issued and outstanding thereunder. Additional information regarding our Assumption Plan can be found in “Equity Compensation Plan Information” above.
As of January 26, 2017, under our two equity incentive plans described above and equity plans and other grants assumed as the result of acquisitions, we had an aggregate of 489,420 outstanding stock options, with a weighted average exercise price of $25.84 and a weighted average remaining term of 2.39 years, as well as 13,124,063 shares issuable upon vesting of outstanding RSUs and performance shares at max. The burn rate and overhang figures included above take into account equity awards granted and available for grant under both the Assumption Plan and the 2003 Plan.
Vote Required and Board Recommendation
Stockholders are requested to approve our 2003 Plan to increase the number of shares reserved for issuance by ten million shares of common stock. The 2003 Plan, as amended to give effect to the amendments described in this Proposal 2, is attached to this proxy statement as Annex A. Other than the increase in the number of shares reserved and permitting increased tax withholding consistent with a change in the accounting rules, our 2003 Plan has not been amended in any material way since our stockholders last approved the 2003 Plan at our 2016 Annual Meeting of Stockholders.
We believe that the approval of the 2003 Plan to increase the share reserve is essential to continue to grow our business. The Board believes that equity awards in meaningful amounts motivate high levels of performance, align the interests of our employees and stockholders by giving employees the perspective of an owner with an equity stake in the company and provide an effective means of recognizing employee contributions to the success of the company. The Board believes that equity awards are a competitive necessity in the environment in which we operate, and are essential to our continued success at recruiting and retaining the highly qualified technical and other key personnel who help the company meet its goals, as well as rewarding and encouraging current employees. The Board believes that the ability to continue granting meaningful equity awards will be important to our future success.
Approval of the 2003 Plan requires the affirmative vote of the holders of a majority of the votes cast, excluding abstentions, at this meeting. Abstentions and broker non-votes will not have any effect on the outcome of this Proposal. Our executive officers and members of the Board have a financial interest in this Proposal because they are eligible to receive awards under the 2003 Plan.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Summary of the 2003 Plan
The following paragraphs provide a summary of the principal features of the 2003 Plan. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the 2003 Plan, as amended to give effect to this Proposal 2, a copy of which has been filed with the SEC with this proxy statement as Annex A. For purposes of this Summary of the 2003 Plan, the term “Committee” refers to the Executive Compensation Committee, unless the context or applicable law requires otherwise.
History. Our 2003 Plan was originally adopted by our Board in January 2003 and approved by our stockholders in April 2003 as a successor plan to our 1994 Stock Option Plan and our 1999 Equity Incentive Plan. On April 9, 2008, our stockholders approved the expansion of the eligible class of participants under the 2003 Plan to include non-employee directors, and our 2003 Plan became a successor plan to the 1996 Outside Directors Stock Option Plan. Since 2003, our Board, or a committee thereof, with stockholder approval as required, has amended the terms and conditions of our 2003 Plan from time to time. Our 2003 Plan was last amended, and approved by our stockholders, in April 2016.
Purpose. Our 2003 Plan advances the interests of Adobe and our stockholders by providing equity-based incentives that are necessary in today’s competitive labor market to attract, motivate, reward and retain employees, consultants, directors and other advisors upon whose judgment and contributions we depend for our success. The 2003 Plan allows us to achieve these purposes by providing for grants of stock options, stock appreciation rights, stock purchase rights, stock bonuses, RSUs, performance shares and performance units.
Eligibility. We may grant awards to employees (including executive officers) and consultants of Adobe, our subsidiary corporations or other affiliated entities of Adobe and members of our Board. Pursuant to applicable tax law, we may grant incentive stock options only to employees; however, we may grant all other awards to any eligible participant. As of January 26, 2017, we had a total of 16,426 employees and consultants and nine non-employee directors who would be eligible to be granted awards from the 2003 Plan.
Shares Subject to the 2003 Plan. We are proposing an increase in the available share reserve under the 2003 Plan by ten million shares of our common stock. If this increase is not approved, we may not have enough shares available to reliably sustain our equity grant programs in the future. As of January 26, 2017, awards covering 12,509,198 shares were outstanding under the existing share reserve, and 42,076,741 shares remained available for future awards under the existing share reserve. If our stockholders approve the 2003 Plan as amended to increase the share reserve, then the maximum aggregate number of shares that may be issued under the 2003 Plan will be increased from 275,999,620 to 285,999,620.
Multiples for Determining the Number of Shares Available for Grant. The share reserve for the 2003 Plan is reduced by one share for each share granted pursuant to stock options or stock appreciation rights awarded at any time under the 2003 Plan, and by 1.77 shares for each share granted pursuant to all awards other than stock options or stock appreciation rights awarded under the 2003 Plan (since April 1, 2009).
If any award granted under the 2003 Plan expires, lapses or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase upon failure to vest at termination are forfeited or repurchased, such shares will again become available for issuance under the 2003 Plan in proportion to the number of shares by which the reserve was originally reduced at the time of grant or issuance. Shares will not be treated as having been issued under the 2003 Plan, and will therefore not reduce the number of shares available for grant, to the extent an award is settled in cash (other than stock appreciation rights). Shares will be treated as having been issued under the 2003 Plan to the extent such shares are withheld in satisfaction of tax withholding obligations or the payment of the award’s exercise or purchase price. Upon exercise of stock appreciation rights or net exercise of options, the gross number of shares exercised will be treated as having been issued under the 2003 Plan. Shares issued under the 2003 Plan may be authorized but unissued or reacquired shares of Adobe common stock or any combination thereof.
Share Adjustments for Changes in Capital Structure. Appropriate adjustments will be made to the number and class of shares reserved under the 2003 Plan, the other numerical limits described in the 2003 Plan and the number of shares and exercise or purchase price of outstanding awards granted under the 2003 Plan, in the event of any change in our common stock through a stock split, stock dividend, merger, reorganization, or similar change in Adobe’s capital structure, or in the event of a dividend or distribution to our stockholders in a form other than Adobe common stock (excepting normal cash dividends) that has a material effect on the fair market value of shares of Adobe common stock.

Award Types. The 2003 Plan authorizes the award of stock options, stock appreciation rights, stock bonuses, stock purchase rights, RSUs, performance shares and performance units, as well as for services as a director, cash-based amounts (including, without limitation, retainers).
Administration. The 2003 Plan is administered by the Board and the Committee (the “Plan Administrator”). The Board authorizes grants of awards to its directors pursuant to the terms of the 2003 Plan. The Committee, which consists entirely of “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), is authorized to grant all types of awards to employees, executive officers and consultants. Subject to the provisions of the 2003 Plan and the authority delegated to it by the Board, the Committee determines, in its discretion, the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. The Plan Administrator interprets the 2003 Plan and may also establish rules and policies for administration of the 2003 Plan. The Plan Administrator has the power and authority to make all determinations and take any actions with respect to the 2003 Plan and awards granted under the 2003 Plan that the Plan Administrator deems advisable and otherwise not inconsistent with the 2003 Plan terms or applicable law.
In addition, the Board has delegated to the Management Committee for Employee Equity Awards, which currently consists of our Chief Executive Officer and our Executive Vice President, Customer & Employee Experience, the authority to grant RSUs to eligible employees who are not executive officers, directors or consultants in accordance with granting guidelines, vesting schedules and share limits approved by the Committee. The Board has also delegated to the Acquired Company & Retention Equity Awards Committee, consisting of the Chief Executive Officer, in his capacity as a member of the Board, the authority to grant new hire and retention RSU awards with customized vesting schedules, and to approve the assumption of outstanding awards in an acquisition and the granting of stock option, performance share and RSU awards to employees of the acquired company who continue as non-executive officers.
Stock Options. The Plan Administrator may grant stock options under the 2003 Plan. The exercise price of each stock option may not be less than the fair market value of a share of our common stock on the date of grant (except in connection with the assumption or substitution for another stock option in a manner qualifying under Sections 409A and 424(a) of the Code). In addition, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any subsidiary corporation of Adobe (a “Ten Percent Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of our common stock on the date of grant.
The Plan Administrator may permit payment of the exercise price of an option in such form of consideration as approved by the Plan Administrator to the extent permitted by applicable law.
Stock options become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Plan Administrator. Stock options granted under the 2003 Plan will expire not later than seven years from the date of grant and in no event will the term of an incentive stock option granted to a Ten Percent Stockholder exceed five years. Subject to appropriate adjustment in the event of a change in our capital structure, we may not grant to any one employee in any fiscal year stock options which, together with Freestanding SARs (as defined below) granted that year, cover more than 4,000,000 shares in the aggregate.
Stock Appreciation Rights. The Plan Administrator may grant stock appreciation rights either in tandem with a related stock option (a “Tandem SAR”) or independently of any stock option (a “Freestanding SAR”). A Tandem SAR requires the stock option holder to elect either the exercise of the underlying stock option for shares of common stock which will result in the surrender of the related Tandem SAR, or the exercise of the Tandem SAR which will result in the surrender of the related stock option. A Tandem SAR is exercisable only at the time and only to the extent that the related stock option is exercisable, while a Freestanding SAR is exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Plan Administrator, provided that a Freestanding SAR will expire not later than eight years from the date of grant. The exercise price of a stock appreciation right may not be less than the fair market value of a share of our common stock on the date of grant. Subject to appropriate adjustment in the event of any change in our capital structure, we may not grant to any one employee in any fiscal year Freestanding SARs which, together with any stock options granted that year, cover in the aggregate more than 4,000,000 shares.
Upon the exercise of a stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of common stock as to which the right is exercised over the aggregate exercise price for such shares. At the Plan Administrator’s discretion, we may pay this stock price appreciation in cash, in shares of common stock whose fair market value on the exercise date equals the payment amount, or a combination of both. Payment generally is made in a lump sum as soon as possible following exercise.
Repricing Prohibition. Repricing a stock option or a stock appreciation right is prohibited without prior stockholder approval.
Stock Awards. Stock awards may be granted under the 2003 Plan in the form of a stock bonus, a stock purchase right or an RSU. No monetary payment is required for receipt of shares pursuant to a stock bonus, except that the participant must furnish consideration in the form of cash or past services rendered having a value not less than the par value of the shares acquired, to the extent required by law. The purchase price for shares issuable under each stock purchase right (and, if applicable, each RSU) will be established by the Plan Administrator in its discretion and may be paid in cash, by check, in cash equivalent, by such other lawful consideration as approved by the Plan Administrator, or any combination thereof.
Stock awards may be granted by the Plan Administrator subject to such restrictions for such periods as determined by the Plan Administrator and set forth in a written agreement between Adobe and the participant, and neither the award nor the shares acquired pursuant to the award may be sold or otherwise transferred or pledged until the restrictions lapse or are terminated. Restrictions may lapse in full or in installments on the basis of the participant's continued service or other factors, such as the attainment of one or more performance goals established by the Plan Administrator (see discussion of permitted performance goals under “Performance Factors” below).
Unless determined otherwise by the Plan Administrator, a participant generally will have all the rights of a stockholder including voting rights and right to receive dividends with respect to shares underlying a stock purchase right or stock bonus award. The Plan Administrator may grant dividend equivalent rights with respect to restricted stock units but payments with respect to such dividend equivalent rights shall not be made unless the related RSUs vest. Subject to appropriate adjustment in the event of any change in our capital structure, the 2003 Plan limits the granting of stock awards intended to be “performance-based compensation” under Section 162(m) of the Code in any fiscal year to any one employee to 1.5 million shares in the aggregate.
Performance Awards. The Plan Administrator may grant performance shares and performance units (“performance awards”) subject to such conditions and the attainment of such performance goals over such periods as the Plan Administrator determines. Performance shares and performance units are unfunded bookkeeping entries generally having initial values equal to the fair market value determined on the grant date of one share of common stock and $100 per unit, respectively. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. We may settle performance awards to the extent earned in cash, shares of our common stock (including shares of restricted stock) or a combination of both. The Plan Administrator may grant dividend equivalent rights with respect to performance shares for cash dividends, which may be paid to the participant in the form of cash, shares of common stock or a combination of both but shall only be payable if the related performance shares are earned.
Subject to appropriate adjustment in the event of any change in our capital structure, the 2003 Plan limits the granting of performance shares intended to be “performance-based compensation” under Section 162(m) of the Code to any one employee to the number that could result in the employee receiving more than 1.5 million shares in the aggregate during any fiscal year, or performance units intending to qualify as “performance-based compensation” under Section 162(m) of the Code to any one employee to the number that could result in the employee receiving more than $2,500,000 during any fiscal year of the company.
Performance Factors. Awards may, but need not, be intended to qualify as “performance-based compensation” under Section 162(m) of the Code. If an award is intended to so qualify, the Committee will establish one or more performance goals applicable to the award, in each case prior to the beginning of the applicable performance period or such later date as permitted under applicable law (such as Section 162(m) of the Code if deductibility under Section 162(m) is desired with respect to a specific award). Generally, performance goals will be based on the achievement of company-wide, divisional or individual goals or any other basis determined by the Committee in its discretion. However, in order to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee must base performance goals on one or more of the following measures: growth in revenue or product revenue; recurring revenue; annualized recurring revenue; growth in the market price of Adobe’s common stock; operating margin; margin, including gross margin; operating income; operating income after taxes; operating profit or net operating profit; pre-tax profit; earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; income, before or after taxes

(including net income); total return on shares of stock or total stockholder return; earnings, including but not limited to earnings per share and net earnings; return on stockholder equity or average stockholders’ equity; return on net assets; return on assets, investment or capital employed; expenses; cost reduction goals; return on capital; economic value added; market share; operating cash flow; cash flow, as indicated by book earnings before interest, taxes, depreciation and amortization; cash flow per share; improvement in or attainment of working capital levels; debt reduction; debt levels; capital expenditures; sales or revenue targets, including product or product family targets; bookings; billings; workforce diversity; customer satisfaction; implementation or completion of projects or processes; improvement in or attainment of working capital levels; and stockholders’ equity.
The Committee may provide that attainment of a performance goal will be measured by adjusting the evaluation of performance in accordance with U.S. generally accepted accounting principles (“GAAP”) as follows: to include or exclude restructuring and/or other nonrecurring charges; to include or exclude exchange rate effects, as applicable, for non-U.S. dollar denominated performance goals; to include or exclude the effects of changes to GAAP required by the Financial Accounting Standards Board; to include or exclude the effects of any statutory adjustments to corporate tax rates; to include or exclude the effects of any “extraordinary items” as determined under GAAP; to include or exclude the effect of payment of the bonuses under any cash bonus plans of Adobe; to include or exclude the effect of stock-based compensation and/or deferred compensation; to include or exclude any other unusual, non-recurring gain or loss or other extraordinary item; to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; to include or exclude the effects of divestitures, acquisitions or joint ventures; to include or exclude the effects on reported financial results of changes in accounting treatment for certain transactions as a result of business model changes; to include or exclude the effects of discontinued operations that do not qualify as a segment of a business unit under GAAP; to assume that any business divested by Adobe achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; to include or exclude the effect of any change in the outstanding shares of common stock of Adobe by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); to reflect any partial or complete corporate liquidation; and to include or exclude the amortization of purchased intangibles, technology license arrangements and incomplete technology.

Following completion of the applicable performance period, the Plan Administrator will determine the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Plan Administrator may otherwise make positive or negative adjustments to performance award payments to participants to reflect the participant’s individual job performance or other factors determined by the Plan Administrator; however, if the award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained and to determine the actual award to be awarded to a participant upon termination of employment with the company.
Award Limits. Award limits in previous fiscal years will not count toward award limits in subsequent years, even if awards settle in future years, and more than one award of the same type can be granted in a fiscal year, as long as the aggregate number of shares of common stock granted pursuant to all awards of that type (and that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code) do not exceed the fiscal year limit applicable to that award type. Subject to appropriate adjustment in the event of any change in our capital structure, the 2003 Plan limits the value of the aggregate cash-based and stock-based awards granted in any fiscal year to any one non-employee director to $1.5 million in the aggregate.
Clawback/Recovery. Any award granted under the 2003 Plan is subject to recovery pursuant to any clawback requirements that the Plan Administrator sets forth in the award agreement and any clawback policy that Adobe otherwise is required to adopt under applicable law. In addition, awards that have been granted under the 2003 Plan to our executive officers are subject to recovery pursuant to the Clawback Policy adopted by the Board in February 2015.
Change of Control. In the event of a “Change of Control” (as defined in the 2003 Plan), the surviving, continuing successor or purchasing entity or its parent may, without the consent of any participant, either assume Adobe’s rights and obligations under outstanding awards or substitute substantially equivalent equity awards. If the acquiring entity elects not to do so, then all unexercised and unvested portions of all outstanding awards will become immediately exercisable and vested in full. Any awards which are not assumed or replaced in connection with a Change of Control or exercised prior to the Change of Control will terminate effective as of the time of the Change of Control.
Equity awards granted to directors generally provide under the applicable award agreements that the awards will fully accelerate immediately prior to the effective date of a Change of Control, subject to the consummation of the Change of Control.
We have provided, and may provide in the future, additional benefits upon a Change of Control or other similar transactions. For example, our executive officers are either covered by the terms of a separate retention agreement or the 2014 Executive Severance Plan in the Event of a Change of Control, which provide for certain acceleration benefits applicable to equity compensation awards in the event of a Change of Control (see “Compensation Discussion and Analysis—Severance and Change of Control Compensation” and “Executive Compensation—Change of Control” contained in this proxy statement for more information).
Transferability. Generally, awards under the 2003 Plan may not be transferred except by will or the laws of descent and distribution, and may be exercised during a participant’s lifetime only by the participant.
Tax Withholding. To the extent permitted by law, we may deduct from the shares issuable to a participant upon the exercise or settlement of an award, or to accept from the participant the tender of, shares having a value equal to all or any part of the tax withholding obligations; provided that, the value of shares withheld or tendered to satisfy any such tax withholding obligations may not exceed the amount determined by the applicable minimum statutory withholding rates if tax withholding in excess of the minimum statutory withholding rates would result in a charge to earnings for financial accounting purposes.

Termination or Amendment. The 2003 Plan will continue in effect until the first to occur of (1) its termination by the Board, or (2) the date on which all shares available for issuance under the 2003 Plan have been issued and all restrictions on such shares under the terms of the 2003 Plan and the agreements evidencing awards granted under the 2003 Plan have lapsed. All incentive stock options must be granted, if at all, within ten years from the earlier of the date the 2003 Plan is adopted, as amended, by the Board (or the Committee) or the date the 2003 Plan is duly approved, as amended, by our stockholders. Therefore, currently no incentive stock option may be granted under the 2003 Plan on or after April 13, 2025, the 10th anniversary of the last amendment to the 2003 Plan approved by our stockholders.
The Plan Administrator may terminate or amend the 2003 Plan at any time, provided that without stockholder approval, the 2003 Plan cannot be amended to effect any change that would require stockholder approval under any applicable law, regulation or rule. Further, generally no termination or amendment of the 2003 Plan may adversely affect an outstanding award without the participant’s consent, unless such termination or amendment is necessary to comply with applicable law, regulation, or rule.
Summary of Federal Income Tax Consequences
The following summary is intended only as a general guide to the current U.S. federal income tax consequences of participation in the 2003 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances, and, among other considerations, does not describe state, local, or international tax consequences. Furthermore, the tax consequences are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable.
Incentive Stock Options. A participant recognizes no taxable ordinary income as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.
If a participant holds stock acquired through the exercise of an incentive stock option for more than two years from the date on which the stock option was granted and more than one year after the date the stock option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss. Upon such a qualifying disposition, Adobe will not be entitled to any income tax deduction.
Generally, if the participant disposes of the stock before the expiration of either of those holding periods described above (a “disqualifying disposition”), then at the time of such disqualifying disposition the participant will realize taxable ordinary income equal to the lesser of (1) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (2) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long term or short term depending on whether the stock was held for more than one year. To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally Adobe will be entitled to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.
Nonstatutory Stock Options and Stock Appreciation Rights. A participant generally recognizes no taxable ordinary income as a result of the grant of a nonstatutory stock option or stock appreciation right with a per share exercise price equal to not less than the fair market value of a share of the underlying stock on the date of grant. Upon exercise of a nonstatutory stock option or stock appreciation right, the participant generally recognizes ordinary income in the amount equal to the excess of the fair market value of the exercised shares on the date of purchase over the exercise price of such shares. Generally, Adobe will be entitled to an income tax deduction in the taxable year in which such ordinary income is recognized by the participant.
Upon the disposition of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss.
Stock Bonuses and Stock Purchase Rights. A participant acquiring restricted stock generally will recognize ordinary income equal to the difference between the fair market value of the shares on the “determination date” and the participant’s purchase price, if any. The “determination date” is the date on which the participant acquires the shares unless they are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (1) the date on which the shares become transferable, or (2) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as a capital gain or loss. Such gain or loss will be long term or short term depending on whether the stock was held for more than one year. Adobe generally will be entitled to a corresponding income tax deduction in the taxable year in which ordinary income is recognized by the participant.
Restricted Stock Units. A participant generally recognizes no taxable ordinary income as a result of the grant of an RSU award. In general, the participant will recognize ordinary income in the year in which the shares subject to that award vest and are actually issued to the participant, in an amount equal to the fair market value of the shares on the date of issuance. Adobe generally will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant for the taxable year in which such ordinary income is recognized by the participant.
Performance Awards. A participant generally will recognize no income as a result of the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants generally will recognize ordinary income in the year of receipt in an amount equal to the cash received, if any, and the fair market value of any unrestricted shares received. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above in “Stock Bonuses and Stock Purchase Rights.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date,” will be taxed as a capital gain or loss. Adobe generally will be entitled to a deduction equal to the amount of ordinary income recognized by the participant for the taxable year in which such ordinary income is recognized by the participant.
Potential Limitation on Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to each covered employee exceeds $1 million. However, Adobe can preserve the deductibility of certain compensation in excess of $1 million if the conditions of Section 162(m) are met with respect to those awards. These conditions include such requirements as stockholder approval of the 2003 Plan, setting individual annual limits on award types, and establishing performance criteria that must be met before the award actually will vest or be paid. Although the Committee considers the impact of Section 162(m) as well as other tax and accounting consequences when developing and implementing the company’s executive compensation programs, the Committee retains the flexibility to design and administer compensation programs that are in the best interests of the company and its stockholders. In addition, due to the ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code, no assurances can be given, that compensation even if intended by the Committee to satisfy the requirements for deductibility under Section 162(m) of the Code would, in fact, do so.

Section 409A. Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2003 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation actually or constructively is received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.
Awards under the Plan
Awards Granted to Certain Persons. Awards under the 2003 Plan are made at the discretion of the Committee. Therefore, the benefits and amounts that will be received or allocated under the amended 2003 Plan in the future are not determinable at this time. No awards have been granted that are contingent on the approval of the 2003 Plan. Pursuant to the terms of our current Non-Employee Director Compensation Policy, our eligible directors will each receive, on the first business day after the 2017 Annual Meeting, an annual grant of RSUs, which will vest 100% on the day immediately preceding our next annual meeting of stockholders. The annual grant is valued at $260,000 (on the date of grant) and is converted into RSUs as described in “Director Compensation—Equity Awards” in this proxy statement. The aggregate dollar value of anticipated awards to be made to our nine non-employee directors eligible to receive awards under the 2003 Plan on April 13, 2017 (the first business day after the scheduled date of the 2017 Annual Meeting), pursuant to the terms of our 2017 Non-Employee Director Compensation Policy, based on the valuation method described under “Director Compensation—Equity Awards” in this proxy statement, is $2,340,000. As of January 26, 2017, under the 2003 Plan there were (a) 245,208 shares of common stock subject to outstanding options; and (b) 12,263,990 shares of common stock subject to outstanding unvested RSUs and performance shares (at max).
Since the initial approval of the 2003 Plan in 2003 through January 26, 2017, the following number of stock options have been granted under the 2003 Plan to the individuals and groups described in the table.

2003 Plan Stock Options Granted Since 2003
Stock Options(#)
Name

Shantanu Narayen, Chairman, President and Chief Executive Officer	3,043,300
Mark Garrett, Executive Vice President and Chief Financial Officer	658,600
Matthew Thompson, Executive Vice President, Worldwide Field Operations	563,000
Bradley Rencher, Executive Vice President and GM, Digital Marketing	72,400
Bryan Lamkin, Executive Vice President and GM, Digital Media	—
Executive Group (10 persons)	5,571,425
Non-Executive Director Group (9 persons)	417,820
Non-Executive Officer Employee Group (15,706 persons as of 2016 fiscal year end)	66,008,864
As of January 26, 2017, for all equity compensation plans, the number of securities to be issued upon exercise of outstanding options and rights totaled 13,613,483, which includes 489,420 shares issuable upon the vesting of outstanding options at a weighted-average exercise price of $25.84 and a weighted-average remaining contractual term of 2.39 years, and 13,124,063 shares issuable upon vesting of RSUs and performance shares (at max).

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending on December 1, 2017, and urges you to vote for ratification of KPMG’s appointment. KPMG has audited our financial statements since fiscal year 1983. Although we are not required to seek your approval of this appointment, we believe it is good corporate governance to do so. No determination has been made as to what action our Audit Committee would take if you do not ratify the appointment. Even if the appointment is ratified, the Audit Committee retains discretion to appoint a new independent registered public accounting firm if the Audit Committee concludes such a change would be in the best interests of Adobe and its stockholders.
We expect representatives of KPMG to be present at the 2017 Annual Meeting and available to respond to appropriate questions by stockholders. Additionally, the representatives of KPMG will have the opportunity to make a statement if they so desire.
Vote Required and Board Recommendation
Stockholder ratification of the appointment of KPMG as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the votes cast, excluding abstentions, at this meeting. Abstentions will not have any effect on the outcome of this Proposal and there will be no broker non-votes with respect to this Proposal because it is the only item on the agenda on which brokers may exercise their discretion to vote for or against the Proposal in the absence of instruction from the beneficial owners.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

PRINCIPAL ACCOUNTING FEES AND SERVICES
During fiscal years 2016 and 2015, we retained KPMG to provide services in the following categories and amounts:

Fee Category	Fiscal 2016	Fiscal 2015

Audit Fees (1)	$4,217,374	$4,098,715
Audit-Related Fees	$648,401	$585,000
Tax Fees	$615,311	$426,965
All Other Fees	$405,245	$—
Total	$5,886,331	$5,110,680
_____________________________________
(1) Fiscal 2015 audit fees have been updated to reflect the final fees incurred.
Audit fees include the audit of Adobe’s annual financial statements, review of financial statements included in each of our Quarterly Reports on Form 10-Q, and services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements for those fiscal years.
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees primarily related to due diligence in connection with completed acquisitions.
Tax fees consist of fees for professional services for tax compliance, tax advice and tax planning. This category includes fees primarily related to the preparation and review of federal, state and international tax returns and assistance with tax audits.
All other fees include assurance services not related to the audit or review of our financial statements. This category includes fees primarily related to due diligence in connection with proposed acquisitions.
Our Audit Committee determined that the rendering of non-audit services by KPMG is compatible with maintaining the independence of KPMG.
AUDIT COMMITTEE PRE-APPROVAL OF SERVICES PERFORMED BY OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
It is the policy of our Audit Committee to pre-approve all audit and permissible non-audit services to be performed by KPMG. Our Audit Committee pre-approves services by authorizing specific projects within the categories outlined above, subject to a budget for each category. Our Audit Committee’s charter gives the Audit Committee the power to delegate to a subcommittee when appropriate, or to one or more members of the Audit Committee, the authority to address and grant any requests for pre-approval of services between Audit Committee meetings, and the subcommittee or such member or members must report any pre-approval decisions to our Audit Committee at its next scheduled meeting.
All services related to audit fees, audit-related fees, tax fees and all other fees provided by KPMG during fiscal years 2016 and 2015 were pre-approved by the Audit Committee in accordance with the pre-approval policy described above.
For more information on KPMG, please see “Report of the Audit Committee.”

REPORT OF THE AUDIT COMMITTEE*
The Audit Committee’s role includes assisting the Board in fulfilling its responsibilities related to the oversight of our financial, accounting and reporting processes; our system of internal accounting and financial controls; our enterprise risk management program; and our compliance with related legal, regulatory and ethical requirements. The Audit Committee is responsible for the appointment, compensation, engagement, retention, termination and services of our independent registered public accounting firm, including conducting a review of its independence; reviewing and approving the planned scope of our annual audit; overseeing our independent registered public accounting firm’s audit work; reviewing and pre-approving any audit and non-audit services that may be performed by our independent registered public accounting firm; reviewing with management and our independent registered public accounting firm the adequacy of our internal financial and disclosure controls; reviewing our critical accounting policies and the application of accounting principles; monitoring the rotation of partners of our independent registered public accounting firm on our audit engagement team as required by regulation; reviewing the company’s policies and practices with respect to swaps transactions; overseeing Adobe’s Worldwide Investment Policy; and overseeing the performance of our internal audit function. The Audit Committee establishes procedures, as required under applicable regulation, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee also oversees the company’s initiatives related to cyber-security, including prevention and response to any cyber-attacks. The Audit Committee’s role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm. The Audit Committee held eight meetings during fiscal year 2016. The Audit Committee has the authority to obtain independent advice and assistance from internal or external legal, accounting and other advisors, at Adobe’s expense.
Each member of the Audit Committee meets the independence criteria prescribed by applicable regulations and the rules of the SEC for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards. Each Audit Committee member meets NASDAQ’s financial sophistication requirements, and the Board has further determined that each Audit Committee member is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K. The Audit Committee acts pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASDAQ, a copy of which can be found on our website at:
http://www.adobe.com/investor-relations/governance.html.
The Audit Committee is involved in closely monitoring and negotiating KPMG’s annual audit fees and any audit-related, tax or other fees that arise during the year. The Audit Committee conducts an annual evaluation of the independent registered public accounting firm in connection with the committee’s determination of whether to continue to retain KPMG or engage another firm as Adobe’s independent external auditor.
In the course of these reviews, the committee has considered, among other things:

•
KPMG’s historical and recent performance, including the results of an internal survey of KPMG’s service, quality and professional reputation, utilizing the questionnaire published by the Center for Audit Quality;

•	external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on KPMG and its peer firms;

•	the value of KPMG’s services in light of the fees charged to Adobe;

•	KPMG’s tenure as our independent auditor and its familiarity with our global operations and businesses, accounting policies and practices and internal control over financial reporting;

•	KPMG’s capability and expertise in handling the breadth and complexity of our worldwide operations;

•	KPMG’s integrity and objectivity; and

•	KPMG’s independence.

Based on this evaluation, including the factors discussed above, the Audit Committee has concluded that KPMG is independent and believes it is in the best interests of Adobe and its stockholders to retain KPMG to serve as the company’s independent registered public accounting firm for fiscal year 2017. Accordingly, the Audit Committee has reappointed KPMG as Adobe’s independent external auditor for fiscal year 2017.
We have reviewed and discussed with management and KPMG our audited financial statements. We discussed with KPMG and Adobe’s internal auditors the overall scope and plans of their audits. We met with KPMG, with and without management present, to discuss results of its examinations, its evaluation of Adobe’s internal controls, and the overall quality of Adobe’s financial reporting.
We have reviewed and discussed with KPMG matters required to be discussed pursuant to the PCAOB Auditing Standard 1301 “Communications with Audit Committees” and Rule 2-07 of Regulation S-X, “Communications with Audit Committees.”  We have received from KPMG the written disclosures and letter required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence. We have discussed with KPMG matters relating to its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with KPMG’s independence.

Based on the reviews and discussions referred to above and our review of Adobe’s audited financial statements for fiscal year 2016, we recommended to the Board that Adobe’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 2, 2016, for filing with the SEC.
Respectfully submitted,
AUDIT COMMITTEE
Frank Calderoni, Chair
Robert Burgess
James Daley
_________________________

*
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Adobe under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14 of the Exchange Act, Adobe is asking its stockholders to cast a non-binding, advisory vote to approve the fiscal year 2016 compensation of our named executive officers as disclosed in this proxy statement (our “NEOs”). This Proposal, commonly known as “say-on-pay,” gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation programs.
As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to align the interests of our executive officers with those of our stockholders, as well as attract, motivate, and retain key employees who are critical to our success. Under these programs, our executive officers, including our NEOs, are motivated to achieve specific financial and strategic objectives that are expected to increase stockholder value. Please read the “Compensation Discussion and Analysis” and the accompanying tables and narrative discussion for additional details about our executive compensation programs, including information about the fiscal year 2016 compensation of our NEOs. Biographical information regarding our executive officers is contained in the section titled “Executive Officers” in our 2016 Annual Report on Form 10-K and is incorporated herein by reference.
Advisory Vote and Board Recommendation; Vote Required
We request stockholder approval of the fiscal year 2016 compensation of our NEOs as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables, and the narrative discussion that accompanies the compensation tables within the Executive Compensation section of this proxy statement). We encourage you to review the Compensation Discussion and Analysis and accompanying compensation tables and narrative discussion elsewhere in this proxy statement for a description and analysis of our principal executive compensation actions and decisions for fiscal year 2016.
This vote is not intended to address any specific element of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies, practices and disclosures described in this proxy statement.
Accordingly, we ask that you vote “FOR” the following resolution at this meeting:
“RESOLVED, that the stockholders of Adobe Systems Incorporated approve, on an advisory basis, the compensation of the named executive officers as disclosed in the company’s proxy statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the accompanying compensation tables and narrative discussion within the Executive Compensation section of this proxy statement.”
Approval of the above resolution requires the affirmative vote of the holders of a majority of the votes cast, excluding abstentions, at this meeting. Abstentions and broker non-votes will not have any effect on the outcome of this Proposal.
As an advisory vote, the outcome of the vote on this Proposal is not binding upon us or our Board. However, our Executive Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by our stockholders in their vote on this Proposal and will consider the outcome of this vote when making future compensation decisions for our executive officers. We hold such advisory votes on executive compensation each year and will hold another advisory vote at our 2018 Annual Meeting of Stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

PROPOSAL 5
ADVISORY VOTE ON THE FREQUENCY OF
THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in our “say-on-pay” Proposal 4 above, our stockholders are being asked to cast an advisory vote on the compensation of our NEOs, as disclosed in this proxy statement. In addition, we are asking our stockholders to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future stockholder meetings. Stockholders may vote to request the say-on-pay vote every year, every two years or every three years, or may abstain from voting.
Advisory Vote and Board Recommendation
Our Board believes that say-on-pay votes should be conducted every year so that our stockholders may provide us with their direct input on our compensation philosophy, policies and practices, as disclosed in our proxy statement each year. Our Board’s determination was based upon the premise that NEO compensation is evaluated, adjusted and approved on an annual basis by our Executive Compensation Committee. Our Executive Compensation Committee, which administers our executive compensation programs, values the opinions expressed by our stockholders in these votes and will consider the outcome of these votes in making its decisions on executive compensation.
You may cast your vote on your preferred voting frequency by choosing one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.
“RESOLVED, that the option of once every one year, two years or three years that receives the affirmative vote of the greatest number of the votes cast in person or by proxy at this meeting will be determined to be the preferred frequency of the stockholders with which Adobe Systems Incorporated is to hold a stockholder vote to approve, on an advisory basis, the compensation of its named executive officers, as disclosed pursuant to the Securities and Exchange Commission's compensation disclosure rules (including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”
The option of one year, two years or three years that receives the affirmative vote of the greatest number of the votes cast in person or by proxy at this meeting will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. Abstentions and broker non-votes will have no effect on the outcome of this Proposal. However, because this vote is advisory and not binding on the Board or Adobe in any way, the Board may decide that it is in the best interests of our stockholders and Adobe to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

OUR BOARD UNANIMOUSLY RECOMMENDS AN ANNUAL ADVISORY VOTE ON THE COMPENSATION OF OUR EXECUTIVE OFFICERS

HOUSEHOLDING OF PROXY MATERIALS
We have adopted a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our Notice, 2016 Annual Report and proxy materials, as applicable, unless we have received contrary instructions from one or more of the stockholders. This allows us to save money by reducing the number of documents we must print and mail, and helps reduce the environmental impact.
Householding is available to both registered stockholders and beneficial owners of shares held in street name.
Registered Stockholders
If you are a registered stockholder and have consented to our mailing of proxy materials and other stockholder information to only one account in your household, as identified by you, we will deliver or mail a single copy of our Notice, 2016 Annual Report and proxy materials, as applicable, for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by contacting Broadridge Financial Solutions, Inc., either by calling 1-800-542-1061 (toll free), or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. If you received a householded mailing this year, and you would like to receive additional copies of our Notice, 2016 Annual Report and proxy materials, as applicable, mailed to you, please submit your request to Broadridge who will promptly deliver the requested copies.
Registered stockholders who have not consented to householding will continue to receive copies of our Notice, Annual Reports and proxy materials, as applicable, for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of annual reports or proxy statements for all registered stockholders residing at the same address by contacting Broadridge as outlined above.
Street Name Holders
Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.
ANNUAL REPORT
Accompanying this proxy statement is our Annual Report on Form 10-K for the fiscal year ended December 2, 2016. The 2016 Annual Report contains audited financial statements covering our fiscal years ended December 2, 2016, November 27, 2015 and November 28, 2014. Copies of our Annual Report on Form  10-K for the fiscal year ended December 2, 2016, as filed with the SEC, are available free of charge on our website at www.adobe.com/adbe or you can request a copy free of charge by calling 408-536-4700 or sending an email to adobe@kpcorp.com. Please include your contact information with the request.
We hereby incorporate by reference into this proxy statement the biographical information regarding our executive officers contained in the section titled “Executive Officers” in our 2016 Annual Report on Form 10-K.
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON APRIL 12, 2017
This proxy statement and our 2016 Annual Report on Form 10-K for the fiscal year ended December 2, 2016, as filed with the SEC, are available at http://materials.proxyvote.com/00724F.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2018 Annual Meeting of Stockholders, we must receive the proposal at our principal executive offices, addressed to the Corporate Secretary, no later than November 3, 2017. A stockholder nomination of one or more director candidates for election to the Board to be included in our proxy statement for an annual meeting (a “proxy access nomination”) may be included in such proxy statement and properly brought before the 2018 Annual Meeting of Stockholders as long as we receive information and notice of the proxy access nomination in compliance with the requirements set forth in Article III, Section 6 of our Bylaws, addressed to the Corporate Secretary at our principal executive offices no later than November 3, 2017, nor earlier than October 4, 2017.
In addition, a stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 or a stockholder nomination of a director candidate that is not a proxy access nomination may be brought before the 2018 Annual Meeting of Stockholders so long as we receive information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to the Corporate Secretary at our principal executive offices, no later than December 3, 2017 nor earlier than November 3, 2017 for nominations for election to the Board and for all other business, not later than November 3, 2017 nor earlier than October 4, 2017.

Michael Dillon Executive Vice President, General Counsel & Corporate Secretary
March 3, 2017
San Jose, California

ANNEX A

_____________

ADOBE SYSTEMS INCORPORATED
2003 EQUITY INCENTIVE PLAN

Amended and Restated as of April [ ], 2017
_____________

1.	Establishment, Purpose and Term of Plan	A-1
1.1	Establishment	A-1
1.2	Purpose	A-1
1.3	Term of Plan	A-1
2.	Definitions and Construction	A-1
2.1	Definitions	A-1
2.2	Construction	A-5
3.	Administration	A-5
3.1	Administration by the Committee	A-5
3.2	Authority of Officers	A-5
3.3	Administration with Respect to Insiders	A-6
3.4	Committee Complying with Section 162 (m)	A-6
3.5	Powers of the Committee	A-6
3.6	Repricing	A-7
3.7	Indemnification	A-7
4.	Shares Subject to Plan	A-7
4.1	Maximum Number of Shares Issuable	A-7
4.2	Adjustments for Changes in Capital Structure	A-8
5.	Eligibility and Award Limitations	A-8
5.1	Persons Eligible for Awards	A-8
5.2	Participation	A-8
5.3	Incentive Stock Option Limitations	A-9
5.4	Award Limits	A-9
6.	Terms and Conditions of Options	A-10
6.1	Exercise Price	A-10
6.2	Exercisability and Term of Options	A-11
6.3	Payment of Exercise Price	A-11
6.4	Effect of Termination of Service	A-12
6.5	Transferability of Options	A-12
7.	Terms and Conditions of Stock Appreciation Rights	A-12
7.1	Types of SARs Authorized	A-12
7.2	Exercise Price	A-12
7.3	Exercisability and Term of SARs	A-12
7.4	Exercise of SARs	A-13
7.5	Deemed Exercise of SARs	A-13
7.6	Effect of Termination of Service	A-13
7.7	Nontransferability of SARs	A-13
8.	Terms and Conditions of Stock Awards	A-13
8.1	Types of Stock Awards Authorized	A-14
8.2	Purchase Price	A-14
8.3	Purchase Period	A-14
8.4	Payment of Purchase Price	A-14
8.5	Vesting; Restrictions on Transfer; Deferral	A-14
8.6	Voting Rights; Dividends and Distributions	A-15
8.7	Effect of Termination of Service	A-15

A-i

8.8	Nontransferability of Stock Award Rights	A-15
9.	Terms and Conditions of Performance Awards	A-16
9.1	Types of Performance Awards Authorized	A-16
9.2	Initial Value of Performance Shares and Performance Units	A-16
9.3	Establishment of Performance Period, Performance Goals and Performance Award Formula	A-16
9.4	Measurement of Performance Goals	A-16
9.5	Settlement of Performance Awards	A-16
9.6	Dividend Equivalents	A-17
9.7	Effect of Termination of Service	A-18
9.8	Nontransferability of Performance Awards	A-18
10.	Performance-Based Compensation under Code Section 162(m)	A-18
10.1	General	A-18
10.2	Performance Goals	A-18
10.3	Performance Goals Based on Performance Measures	A-21
11.	Standard Forms of Award Agreement	A-23
11.1	Award Agreements	A-23
11.2	Authority to Vary Terms	A-23
11.3	Clawback/Recovery	A-23
12.	Change of Control	A-23
13.	Compliance with Securities Law	A-25
14.	Tax Withholding	A-25
14.1	Tax Withholding in General	A-25
14.2	Withholding in Shares	A-25
15.	Termination or Amendment of Plan	A-25
16.	Miscellaneous Provisions	A-26
16.1	Repurchase Rights	A-26
16.2	Provision of Information	A-26
16.3	Rights as Employee, Consultant or Director	A-26
16.4	Rights as a Stockholder	A-26
16.5	Fractional Shares	A-26
16.6	Beneficiary Benefits	A-26
16.7	Unfunded Obligation	A-27
16.8	Section 409A	A-27

A-ii

ADOBE SYSTEMS INCORPORATED
2003 EQUITY INCENTIVE PLAN

1.ESTABLISHMENT, PURPOSE AND TERM OF PLAN.
1.1    Establishment. Adobe Systems Incorporated, a Delaware corporation, established the Adobe Systems Incorporated 2003 Equity Incentive Plan effective as of April 9, 2003, the date of its initial approval by the stockholders of the Company (the “Effective Date”), as amended and restated effective as of April 12, 2017, the date of its most recent approval by the stockholders of the Company (the “Plan”).
1.2    Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Stock Purchase Rights, Stock Bonuses, Restricted Stock Units, Performance Shares and Performance Units. In addition, the Plan provides for certain cash-based amounts for service as Director.
1.3    Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, all Incentive Stock Options shall be granted, if at all, within ten (10) years from the earlier of the date the Plan is adopted, as amended, by the Board or the date the Plan is duly approved, as amended, by the stockholders of the Company.
2.DEFINITIONS AND CONSTRUCTION.
2.1    Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:
(a)“Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S‑8 under the Securities Act.
(b)“Award” means any Option, SAR, Stock Purchase Right, Stock Bonus, Restricted Stock Unit, Performance Share, Performance Unit or for service as a Director, cash-based amounts (including, without limitation, retainers) granted under the Plan.
(c)“Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant. An Award Agreement may be an “Option Agreement, an “SAR Agreement,” a “Stock

Purchase Agreement,” a “Stock Bonus Agreement,” a “Restricted Stock Unit Agreement,” “a “Performance Share Agreement” or a “Performance Unit Agreement.”
(d)“Board” means the Board of Directors of the Company.
(e)“Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.
(f)“Committee” means the Executive Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.
(g)“Company” means Adobe Systems Incorporated, a Delaware corporation, or any successor corporation thereto.
(h)“Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on (i) registration on a Form S‑8 Registration Statement under the Securities Act, or (ii) Rule 701 of the Securities Act, or (iii) other means of compliance with the securities laws of all relevant jurisdictions.
(i)“Director” means a member of the Board or the board of directors of any other Participating Company.
(j)“Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) and 409A(a)(2)(C)(i) of the Code.
(k)“Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.
(l)“Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan.
(m)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(n)“Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i)If, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the Nasdaq Global Select Market, The Nasdaq Capital Market or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable or such other value determined by the Committee in good faith. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.
(ii)If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.
(o)“Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option.
(p)“Insider” means an Officer, a member of the Board or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.
(q)“Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) an incentive stock option within the meaning of Section 422(b) of the Code.
(r)“Officer” means any person designated by the Board as an officer of the Company.
(s)“Option” means the right to purchase Stock at a stated price for a specified period of time granted to a participant pursuant to Section 6 of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.
(t)“Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.
(u)“Participant” means any eligible person who has been granted one or more Awards.
(v)“Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.
(w)“Participating Company Group” means, at any point in time, all corporations collectively which are then Participating Companies.

(x)“Performance Award” means an Award of Performance Shares or Performance Units.
(y)“Performance Award Formula” means, for an Award, a formula or table established by the Committee, which provides the basis for computing the value of an Award at one or more threshold levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.
(z)“Performance Goal” means a performance goal established by the Committee and may or may not include performance goals relating to a Performance Measure (as defined in Section 10).
(aa)“Performance Period” means a period established by the Committee at the end of which one or more Performance Goals are to be measured.
(bb)    “Performance Share” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Share based on performance.
(cc)    “Performance Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Unit based upon performance.
(dd)    “Predecessor Plans” mean, collectively, the Adobe Systems Incorporated 1994 Stock Option Plan and the Adobe Systems Incorporated 1999 Equity Incentive Plan.
(ee)    “Restricted Stock Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 8 of the Plan to receive one share of Stock, a cash payment equal to the value of one share of Stock, or a combination thereof, as determined in the sole discretion of the Committee.
(ff)    “Restriction Period” means the period established in accordance with Section 8.5 of the Plan during which shares subject to a Stock Award are subject to Vesting Conditions.
(gg)    “Rule 16b‑3” means Rule 16b‑3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.
(hh)    “SAR” or “Stock Appreciation Right” means a bookkeeping entry representing, for each share of Stock subject to such SAR, a right granted to a Participant pursuant to Section 7 of the Plan to receive payment of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price.
(ii)    “Section 162(m)” means Section 162(m) of the Code.
(jj)    “Securities Act” means the Securities Act of 1933, as amended.
(kk)    “Service” means a Participant’s employment or service with the Participating Company Group as an Employee, a Consultant or a Director, whichever such capacity the Participant held on the date of grant of an Award. Unless otherwise determined by the Committee, a Participant’s Service shall be deemed to have terminated if the Participant ceases to render service to the Participating Company Group in such initial capacity. However, a Participant’s Service shall not be deemed to have terminated merely because of a change in the Participating Company for which the Participant renders such Service in such initial capacity, provided that there is no interruption or termination of the Participant’s Service. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.
(ll)    “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2 of the Plan.
(mm)    “Stock Award” means an Award of a Stock Bonus, a Stock Purchase Right or a Restricted Stock Unit Award.
(nn)    “Stock Bonus” means Stock granted to a Participant pursuant to Section 8 of the Plan.
(oo)    “Stock Purchase Right” means a right to purchase Stock granted to a Participant pursuant to Section 8 of the Plan.
(pp)    “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.
(qq)    “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.
(rr)    “Vesting Conditions” mean those conditions established in accordance with Section 8.5 of the Plan prior to the satisfaction of which shares subject to a Stock Award remain subject to forfeiture or a repurchase option in favor of the Company.
2.2    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
3.ADMINISTRATION.
3.1    Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.
3.2    Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election. To the extent consistent with applicable law (including but not limited to Delaware General Corporation Law Section 157(c)), the Board may, in its discretion, delegate to a committee comprised of one or more

Officers (any such committee, an “Officer Committee”) the authority to designate Employees (other than themselves) to receive one or more Options or rights to acquire shares of Stock and to determine the number of shares of Stock subject to such Options and rights, without further approval of the Board or the Committee. Any such grants will be subject to the terms of the Board resolutions providing for such delegation of authority.
3.3    Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b‑3.
3.4    Committee Complying with Section 162(m). If the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of two or more “outside directors” within the meaning of Section 162(m) to approve the grant of any Award which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).
3.5    Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:
(a)to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock or units to be subject to each Award;
(b)to determine the type of Award granted and to designate Options as Incentive Stock Options or Nonstatutory Stock Options;
(c)to determine the Fair Market Value of shares of Stock or other property;
(d)to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares purchased pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;
(e)to determine whether an Award of SARs, Restricted Stock Units, Performance Shares or Performance Units will be settled in shares of Stock, cash, or in any combination thereof;
(f)to approve one or more forms of Award Agreement;
(g)to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(h)to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;
(i)to prescribe, amend or rescind rules, guidelines and policies relating to the plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of or to accommodate the laws, regulations, tax or accounting effectiveness, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards; and
(j)to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.
3.6    Repricing. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Board shall not approve a program providing for (a) the cancellation of outstanding Options or SARs and the grant in substitution therefor of new Awards having a lower exercise or purchase price, (b) the amendment of outstanding Options or SARs to reduce the exercise price thereof or (c) except in connection with an adjustment pursuant to Section 4.2 or a transaction, the cashout of Options or SARs with an exercise price below Fair Market Value. This paragraph shall not be construed to apply to “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Section 424 of the Code.
3.7    Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.
4.SHARES SUBJECT TO PLAN.
4.1    Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be 285,999,620. The number of shares of stock available for issuance under the Plan shall be reduced (a) by one share for each share issued pursuant to options or rights granted pursuant to the Predecessor Plans or pursuant to Options or Stock Appreciation Rights, and (b) by one and seventy seven-hundredths (1.77) shares for each share issued pursuant to Awards other than those set forth in the preceding clause (a); provided, however, that (A) for Awards granted prior to April 5, 2007, the reduction was one share of Stock for each share of Stock issued pursuant to any Awards, (B) for Awards granted on April 5, 2007 through and including April 9, 2008, the reduction was two and one-tenth (2.1) shares for each share issued pursuant to any Awards other than options or rights granted pursuant to the Predecessor Plans or pursuant to Options or Stock Appreciation Rights, and (C) for Awards granted on April 10, 2008 through and including March 31, 2009, the reduction was two and four-tenths (2.4) shares for each share issued pursuant to any Awards other than options or rights granted pursuant to the Predecessor Plans or pursuant to Options or Stock Appreciation Rights. Such shares shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company at the Participant’s purchase price to effect a forfeiture of unvested shares upon termination of Service, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall be added back to the Plan share reserve in an amount corresponding to the reduction in such share reserve previously made in accordance with the rules described above in this Section 4.1 and again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award (other than a SAR that may be settled in shares of Stock and/or cash) that is settled in cash. Shares withheld in satisfaction of tax withholding obligations pursuant to Section 14.2 shall not again become available for issuance under the Plan. Upon exercise of a SAR, whether in cash or shares of Stock, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the SAR is exercised. If the exercise price of an Option is paid by “net exercise” (as described in Section 6.3(a)(iv)) or tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised.
4.2    Adjustments for Changes in Capital Structure. In the event of any change in the Stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number and class of shares subject to the Plan, in the ISO Share Limit (as defined in Section 5.3(b)), the Award limits set forth in Section 5.4 and to any outstanding Awards, and in the exercise or purchase price per share under any outstanding Award. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the exercise or purchase price under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.
5.ELIGIBILITY AND AWARD LIMITATIONS.
5.1    Persons Eligible for Awards. Awards may be granted only to Employees, Directors and Consultants. No Award shall be granted prior to the date on which such person commences Service.
5.2    Participation. Except as otherwise provided in Section 3.2, Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one (1) Award.

However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.
5.3    Incentive Stock Option Limitations.
(a)Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person, but who is otherwise an Employee or a Director of, or Consultant to, the Company or any of its Affiliates, may be granted only a Nonstatutory Stock Option.
(b)ISO Share Limit. Subject to adjustment as provided in Section 4.2, the maximum number of shares of Stock that may be issued upon the exercise of Incentive Stock Options granted under the Plan and the Predecessor Plans will equal the aggregate Share number stated in the first sentence of Section 4.1, plus, to the extent allowable under Code Section 422 and the Treasury Regulations promulgated thereunder, any shares of Stock that become available for issuance under the Plan pursuant to Section 4.1 (the “ISO Share Limit”).
(c)Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, each portion shall be separately identified.
(d)Leaves of Absence. For purposes of Incentive Stock Options, no leave of absence may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
5.4    Award Limits.
(a)    Section 162(m) Award Limits. The following limits shall apply to the grant of any Award if, at the time of grant, the Company is a “publicly held corporation” within the meaning of Section 162(m).
(i)Options and SARs. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Options or Freestanding SARs which in the aggregate are for more than four million (4,000,000) shares of Stock. An Option which is canceled (or a Freestanding SAR as to which the exercise price is reduced to reflect a reduction in the Fair Market Value of the Stock) in the same fiscal year of the Company in which it was granted shall continue to be counted against such limit for such fiscal year.
(ii)Stock Awards. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Stock Awards intended to qualify as “performance-based compensation” under Section 162(m) for more than one million five hundred thousand (1,500,000) shares of Stock in the aggregate.
(iii)Performance Awards. Subject to adjustment as provided in Section 4.2, no Employee shall be granted (A) an Award of Performance Shares intended to qualify as “performance based compensation” under Section 162(m), which could result in such Employee receiving more than one million five hundred thousand (1,500,000) shares of Stock in the aggregate during any fiscal year of the Company, or (B) an Award of Performance Units intended to qualify as “performance-based compensation” under Section 162(m), which could result in such Employee receiving more than two million five hundred thousand dollars ($2,500,000) during any fiscal year of the Company.
(b)    Clarification of Limits. For purposes of clarification regarding the foregoing limits, (A) Awards granted in previous fiscal years will not count against the Award limits in subsequent fiscal years even if the Awards from previous fiscal years are earned or otherwise settled in fiscal years following the fiscal year in which they are granted, and (B) more than one Award of the same type can be granted in a fiscal year as long as the aggregate number of shares of Stock granted pursuant to all Awards of that type (and that are intended to qualify as “performance-based compensation” under Section 162(m)) do not exceed the fiscal year limit applicable to that Award type.
(c)    Director Award Limits. Subject to any applicable adjustment as provided in Section 4.2, no non-employee Director shall be granted one or more Awards within any fiscal year of the Company, solely with respect to service as a Director, that in the aggregate exceed one million five hundred thousand dollars ($1,500,000) in aggregate value of cash-based and other Awards, with such value determined by the Committee and as of the date of grant of the Awards. For purposes of clarification regarding the foregoing limit, Awards granted in previous fiscal years will not count against the Award limits in subsequent fiscal years even if the Awards from previous fiscal years are earned or otherwise settled in fiscal years following the fiscal year in which they are granted.

6.TERMS AND CONDITIONS OF OPTIONS.
Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
6.1    Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Sections 409A and 424(a) of the Code.
6.2    Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of seven (7) years after the effective date of grant of such Option, and (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted hereunder to an Employee, Consultant or Director shall terminate seven (7) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions or the Plan.
6.3    Payment of Exercise Price.
(a)Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) by delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided further, however, that shares of Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or (v) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (v) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.
(b)Limitations on Forms of Consideration.
(i)Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. Unless otherwise provided by the Committee, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either (A) have been owned by the Participant for more than six (6) months (or such longer or shorter period as necessary to avoid a charge to earnings for financial accounting purposes) and not used for another Option exercise by attestation during any such period or (B) were not acquired, directly or indirectly, from the Company.
(ii)Cashless Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise.
6.4    Effect of Termination of Service. An Option shall be exercisable after a Participant’s termination of Service to such extent and during such period as determined by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option or in another written agreement between the Company and the Participant.
6.5    Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. No Option shall be assignable or transferable by the Participant, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, an Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S‑8 Registration Statement under the Securities Act or other applicable law.
7.TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.
SARs shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
7.1    Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option.
7.2    Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.
7.3    Exercisability and Term of SARs.
(a)Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. The Committee may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such

SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.
(b)Freestanding SARs. Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that no Freestanding SAR shall be exercisable after the expiration of eight (8) years after the effective date of grant of such SAR.
7.4    Exercise of SARs. Upon the exercise (or deemed exercise pursuant to Section 7.5) of an SAR, the Participant (or the Participant’s legal representative or other person who acquired the right to exercise the SAR by reason of the Participant’s death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made in cash, shares of Stock, or any combination thereof as determined by the Committee. Unless otherwise provided in the Award Agreement evidencing such SAR, payment shall be made in a lump sum as soon as practicable following the date of exercise of the SAR. The Award Agreement evidencing any SAR may provide for deferred payment in a lump sum or in installments. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant.
7.5    Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.
7.6    Effect of Termination of Service. An SAR shall be exercisable after a Participant’s termination of Service to such extent and during such period as determined by the Committee, in its discretion, and set forth in the Award Agreement evidencing such SAR or in another written agreement between the Company and the Participant.
7.7    Nontransferability of SARs. SARs may not be assigned or transferred in any manner except by will or the laws of descent and distribution, and, during the lifetime of the Participant, shall be exercisable only by the Participant or the Participant’s guardian or legal representative.
8.TERMS AND CONDITIONS OF STOCK AWARDS.
Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Stock Bonus, a Stock Purchase Right or a Restricted Stock Unit, and the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. Award Agreements evidencing Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1    Types of Stock Awards Authorized. Stock Awards may be in the form of a Stock Bonus, a Stock Purchase Right or a Restricted Stock Unit. Stock Awards may be granted or vest upon such conditions as the Committee shall determine, including, without limitation, service to a Participating Company or upon the attainment of one or more Performance Goals. If either the grant of a Stock Award or the lapsing of the Restriction Period is to be contingent upon the attainment of one or more Performance Goals based on Performance Measures, the Committee shall follow procedures set forth in Section 10 if they are intended to qualify as “performance-based compensation” under Section 162(m).
8.2    Purchase Price. The purchase price for shares of Stock issuable under each Stock Purchase Right shall be established by the Committee in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Stock Bonus, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock subject to such Stock Award.
8.3    Purchase Period. A Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed thirty (30) days from the effective date of the grant of the Stock Purchase Right; provided, however, that no Stock Purchase Right granted to an Employee, a Consultant or a Director may become exercisable prior to the date on which such person commences Service.
8.4    Payment of Purchase Price. Stock Bonuses shall be issued in consideration for past services actually rendered to a Participating Company or for its benefit. At the time of grant of Restricted Stock Units, the Committee will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Stock acquired pursuant to Restricted Stock Units. Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Stock Purchase Right or delivered pursuant to a Restricted Stock Unit shall be made (i) in cash, by check, or cash equivalent, (ii) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iii) by any combination thereof, in each case consistent with any requirements under applicable law regarding payment in respect of the “par value” of the Stock. The Committee may at any time or from time to time grant Stock Purchase Rights or Restricted Stock Units which do not permit all of the foregoing forms of consideration to be used in payment of the purchase price or which otherwise restrict one or more forms of consideration.
8.5    Vesting; Restrictions on Transfer; Deferral. Shares issued pursuant to any Stock Award (including, without limitation, the percentage of actual achievement relative to pre-established target Performance Goals) may or may not be made subject to vesting conditioned upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, a Performance Award Formula and/or Performance Goals (the “Vesting Conditions”), as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any period (the “Restriction Period”) in which shares acquired pursuant to a Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to a Change of Control as provided in Section 12, or as provided in Section 8.8. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions. Restricted Stock Units may be subject to such conditions that may delay the delivery of the shares of Stock (or their cash equivalent) subject to Restricted Stock Units after the vesting of such Award.
8.6    Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.5 and any Award Agreement, during the Restriction Period applicable to shares subject to a Stock Bonus or Stock Purchase Right, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. With respect to Restricted Stock Units, the Committee may, in its sole discretion, provide that dividend equivalents shall not be paid or provide either for the current payment of dividend equivalents or for the accumulation and payment of dividend equivalents to the extent that the Restricted Stock Units become nonforfeitable. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, then any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Stock Award shall be immediately subject to the same Vesting Conditions and, if applicable, deferral elections as the shares subject to the Stock Award with respect to which such dividends or distributions were paid or adjustments were made. Notwithstanding anything herein to the contrary, dividends or dividend equivalents may be accumulated but shall not be paid with respect to shares subject to a Stock Award unless and until the Vesting Conditions are satisfied.
8.7    Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Stock Award and set forth in the Award Agreement or in another written agreement between the Company and the Participant, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then (i) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service, (ii) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service and (iii) the Participant shall forfeit all rights in any portion of a Restricted Stock Unit award that has not vested as of the date of the Participant’s termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.
8.8    Nontransferability of Stock Award Rights. Rights to acquire shares of Stock pursuant to a Stock Award may not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, shall be exercisable only by the Participant or the Participant’s guardian or legal representative.

9.TERMS AND CONDITIONS OF PERFORMANCE AWARDS. Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No Performance Award or purported Performance Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Performance Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
9.1    Types of Performance Awards Authorized. Performance Awards may be in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award. Awards intended to qualify as “performance-based compensation” under Section 162(m) shall also be subject to the provisions of Section 10.
9.2    Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.2, on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial value of one hundred dollars ($100). The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.
9.3    Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.
9.4    Measurement of Performance Goals. The Performance Goals shall be established by the Committee on the basis of achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Committee in its discretion, except with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m), in which case the provisions of Section 10 will apply thereto. Performance Goals may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period. A Performance Goal may be stated as an absolute value or as a value determined relative to a standard selected by the Committee. Performance Goals may differ from Participant to Participant and from Award to Award.
9.5    Settlement of Performance Awards.
(a)Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall determine the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

(b)Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award granted to any Participant to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine, except with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m), in which case the provisions of Section 10 will apply thereto. If permitted under a Participant’s Award Agreement, the Committee shall have the discretion, on the basis of such criteria as may be established by the Committee, to reduce some or all of the value of the Performance Award that would otherwise be paid to the Participant upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula.
(c)Effect of Leaves of Absence. Unless otherwise required by law or determined by the Committee (in advance, to the extent required by and intended to comply with Section 162(m)), payment of the final value, if any, of a Performance Award held by a Participant who has taken in excess of thirty (30) days of leaves of absence during a Performance Period shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period during which the Participant was not on a leave of absence.
(d)Notice to Participants. As soon as practicable following the Committee’s determination in accordance with Sections 9.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.
(e)Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination in accordance with Sections 9.5(a) and (b), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum. An Award Agreement may provide for deferred payment in a lump sum or in installments at the election of the Participant or otherwise. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalents or interest.
(f)Provisions Applicable to Payment in Shares. If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the value of a share of Stock determined by the method specified in the Award Agreement. Such methods may include, without limitation, the closing market price on a specified date (such as the settlement date) or an average of market prices over a series of trading days. Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 8.5. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 8.5 through 8.8 above.
9.6    Dividend Equivalents. In its discretion, the Committee may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which the Performance Shares are settled or forfeited. Dividend Equivalents may be paid currently or may be accumulated and paid to the extent that Performance Shares become nonforfeitable, as determined by the Committee. Settlement of Dividend Equivalents may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 9.5. Dividend Equivalents shall not be paid with respect to Performance Units. Notwithstanding anything herein to the contrary, Dividend Equivalents may be accumulated but shall not be paid with respect to Performance Share Awards unless and until the Performance Share Awards are earned.
9.7    Effect of Termination of Service. The effect of a Participant’s termination of Service on the Participant’s Performance Award shall be as determined by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Performance Award or in another written agreement between the Company and the Participant.
9.8    Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award may be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
10.PERFORMANCE-BASED COMPENSATION UNDER CODE SECTION 162(M)
10.1    General. If the Committee, which is constituted to comply with Section 3.4, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Section 162(m), the provisions of this Section 10 will control over any contrary provision in the Plan; provided, however, nothing in this Section 10 will prohibit the ability of a Committee in its discretion to grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) to such Participants that are based on Performance Goals or other specific criteria or goals, but that do not satisfy the requirements of this Section 10.
10.2    Performance Goals. The granting and/or vesting of Stock Awards or Awards of Performance Shares or Performance Units may be made subject to the attainment of Performance Goals relating to one or more measures of business or financial performance (each, a “Performance Measure”), which may include one or more of the following, as determined by the Committee:

(i)	growth in revenue or product revenue;
(ii)	recurring revenue;
(iii)	annualized recurring revenue;
(iv)	growth in the market price of the Stock;
(v)	operating margin;
(vi)	margin, including gross margin;

(vii)	operating income;
(viii)	operating income after taxes;
(ix)	operating profit or net operating profit;
(x)	pre-tax profit;
(xi)	earnings before interest, taxes and depreciation;
(xii)	earnings before interest, taxes, depreciation and amortization;
(xiii)	income, before or after taxes (including net income);
(xiv)	total return on shares of Stock or total stockholder return;

(xv)	earnings, including but not limited to earnings per share and net earnings;
(xvi)	return on stockholder equity or average stockholders’ equity;
(xvii)	return on net assets;
(xviii)	return on assets, investment or capital employed;
(xix)	expenses;
(xx)	cost reduction goals;
(xxi)	return on capital;
(xxii)	economic value added;
(xxiii)	market share;
(xxiv)	operating cash flow;
(xxv)	cash flow, as indicated by book earnings before interest, taxes, depreciation and amortization;
(xxvi)	cash flow per share;
(xxvii)	improvement in or attainment of working capital levels;
(xxviii)	debt reduction;
(xxix)	debt levels;
(xxx)	capital expenditures;
(xxxi)	sales or revenue targets, including product or product family targets;
(xxxii)	bookings;
(xxxiii)	billings;
(xxxiv)	workforce diversity;
(xxxv)	customer satisfaction;
(xxxvi)	implementation or completion of projects or processes;
(xxxvii)	improvement in or attainment of working capital levels; and
(xxxviii)	stockholders’ equity.

10.3    Performance Goals Based on Performance Measures.
(a)Determination of Performance Goals Based on Performance Measures. Performance Goals based on Performance Measures may differ from Participant to Participant and from Award to Award. Further, any Performance Goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets and may be measured relative to a peer group or index. In establishing a Performance Goal based on Performance Measures, the Committee may provide that performance shall be appropriately adjusted as follows:
(i)to include or exclude restructuring and/or other nonrecurring charges;
(ii)to include or exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals;
(iii)to include or exclude the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board;
(iv)to include or exclude the effects of any statutory adjustments to corporate tax rates;
(v)to include or exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles;
(vi)to include or exclude the effect of payment of bonuses under any cash bonus plan of the Company;
(vii)to include or exclude the effect of stock based compensation and/or deferred compensation;
(viii)to include or exclude any other unusual, non-recurring gain or loss or other extraordinary item;
(ix)to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development;
(x)to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; to include or exclude the effects of divestitures, acquisitions or joint ventures;
(xi)to include or exclude the effects of divestitures, acquisitions or joint ventures;
(xii)to include or exclude the effects on reported financial results of changes in accounting treatment for certain transactions as a result of business model changes;
(xiii)to include or exclude the effects of discontinued operations that do not qualify as a segment of a business unit under generally accepted accounting principles;

(xiv)to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture;
(xv)to include or exclude the effect of any change in the outstanding shares of Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends;
(xvi)to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code);
(xvii)to reflect any partial or complete corporate liquidation; and
(xviii)to include or exclude the amortization of purchased intangibles, technology license arrangements and incomplete technology.
An Award may contain provisions for achievement of Performance Goals that are not based on Performance Measures (“Non-Performance Measure Goals”), but achievement, or non-achievement of any such Performance Goals may only operate to reduce the amount of an actual Award determined based on achievement of Performance Goals that are based on Performance Measures. That is, achievement of Non-Performance Measure Goals shall be viewed as an act of negative discretion by the Committee for purposes of determining an actual Award.
(b)Procedures. To the extent necessary to comply with the performance-based compensation provisions of Section 162(m), with respect to any Award granted subject to Performance Goals based on Performance Measures and intended to qualify as “performance-based compensation” under Section 162(m), within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Section 162(m)), the Committee will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals based on Performance Measures applicable to the Performance Period, (iii) establish the Performance Goals based on Performance Measures, and amounts of such Awards, as applicable, which may be earned for such Performance Period, (iv) specify the relationship between Performance Goals based on Performance Measures and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period, and (v) provide for such other terms and conditions as the Committee may determine that would not otherwise cause Awards to cease to qualify as “performance-based compensation” under Section 162(m).
(c)Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified performance-based compensation under Section 162(m) will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m), and the Plan will be deemed amended to the extent necessary to conform to such requirements.

(d)Determination of Amounts Earned. Following the completion of each Performance Period, the Committee will certify in writing whether the applicable Performance Goals based on Performance Measures have been achieved for such Performance Period. A Participant will be eligible to receive payment pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) for a Performance Period only if the Performance Goals based on Performance Measures for such period are achieved. In determining the amounts earned by a Participant pursuant to an Award intended to qualified as “performance-based compensation” under Section 162(m), the Committee will have the right to (a) reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period, (b) determine what actual Award, if any, will be paid in the event of a termination of employment as the result of a Participant’s death or disability or upon a Change of Control (as defined in Section 12) or in the event of a termination of employment following a Change of Control prior to the end of the Performance Period, and (c) determine what actual Award, if any, will be paid in the event of a termination of employment other than as the result of a Participant’s death or disability prior to a Change of Control and prior to the end of the Performance Period to the extent an actual Award would have otherwise been achieved had the Participant remained employed through the end of the Performance Period.
11.STANDARD FORMS OF AWARD AGREEMENT.
11.1    Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. Any Award Agreement may consist of an appropriate form of Notice of Grant and a form of Agreement incorporated therein by reference, or such other form or forms as the Committee may approve from time to time.
11.2    Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.
11.3    Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of cause as determined by the Committee.
12.CHANGE OF CONTROL.
12.1        Except as otherwise provided in a Participant's Award Agreement, “Change of Control” shall mean a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement;

provided, however, that anything in this Plan to the contrary notwithstanding, a Change of Control shall be deemed to have occurred if:
(a)    any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company;
(b)    during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Incumbent Directors”), cease for any reason to constitute a majority thereof;
(c)    there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), in each case with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own securities representing more than 50% of the combined voting power of the Company, a parent of the Company or other corporation resulting from such Transaction (counting, for this purpose, only those securities held by the Company’s stockholders immediately after the Transaction that were received in exchange for, or represent their continuing ownership of, securities of the Company held by them immediately prior to the Transaction);
(d)    all or substantially all of the assets of the Company are sold, liquidated or distributed; or
(e)    there is a “Change of Control” or a “change in the effective control” of the Company within the meaning of Section 280G of the Code and the regulations promulgated thereunder.
12.2    The Committee or the Board may, in its discretion, provide in any Award Agreement, severance plan or other individual agreement, that, in the event of a Change of Control of the Company, the Award held by a Participant shall become vested, exercisable and/or payable to such extent as specified in such document.
12.3    In the event of a Change of Control, the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, either assume the Company’s rights and obligations under outstanding Awards or substitute for outstanding Awards substantially equivalent equity awards for the Acquiror’s stock. In the event the Acquiror elects not to assume or substitute for outstanding Awards in connection with a Change of Control, any unexercised and/or unvested portions of such outstanding Awards shall become immediately exercisable and vested in full as of immediately prior to the effective date of the Change of Control. The exercise and/or vesting of any Award that was permissible solely by reason of this paragraph 12 shall be conditioned upon the consummation of the Change in Control. Any Awards which are not assumed or replaced by the Acquiror in connection with the Change of Control nor exercised as of the time of consummation of the Change of Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change of Control.

13.COMPLIANCE WITH SECURITIES LAW.
13.1    The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (i) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (ii) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company's legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
13.2    If the exercise of an Award, or the purchase or delivery of shares of Stock subject to an Award, following the termination of the Participant's Service would be prohibited at any time during the applicable post-termination period solely because the issuance of shares of Stock would violate the registration requirements under the Securities Act, then the Award shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Participant's Service during which the exercise of the Award would not be in violation of such registration requirements, or (ii) the expiration of the term of the Award as set forth in the Award Agreement.
14.TAX WITHHOLDING.
14.1    Tax Withholding in General. Unless prohibited by applicable law, the Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise of an Option, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.
14.2    Withholding in Shares. Unless prohibited by applicable law, the Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates if such tax withholding in excess of the applicable minimum statutory withholding rates would result in a charge to earnings for financial accounting purposes.

15.TERMINATION OR AMENDMENT OF PLAN.
The Committee may terminate or amend the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No termination or amendment of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. In any event, no termination or amendment of the Plan may adversely affect any then outstanding Award without the consent of the Participant, unless such termination or amendment is necessary to comply with any applicable law, regulation or rule.
16.MISCELLANEOUS PROVISIONS.
16.1    Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.
16.2    Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.
16.3    Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, a Consultant or a Director, or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award can in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.
16.4    Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2 or another provision of the Plan.
16.5    Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

16.6    Beneficiary Benefits. Subject to local laws and procedures, the Company may request appropriate written documentation from a trustee or other legal representative, court, or similar legal body, regarding any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before such representative shall be entitled to act on behalf of the Participant and before a beneficiary receives any or all of such benefit.
16.7    Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee, the Officer Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.
16.8    Section 409A. It is intended that all of the benefits and payments provided under this Plan satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A (together, with any state law of similar effect, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), 1.409A-1(b)(6) and 1.409A-1(b)(9), and this Plan will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, this Plan and the payments and benefits to be provided hereunder are intended to, and will be construed and implemented so as to, comply in all respects with the applicable provisions of Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), any right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
To the extent that the Committee determines that any Award granted under the Plan is, or may reasonably be, subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences described in Section 409A(a)(1) of the Code (or any similar provision). Such terms and conditions shall include, without limitation, the following provision (or comparable provision of similar effect): “To the extent that (i) one or more of the payments or benefits received or to be received by a Participant upon “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h) without regard to alternative definitions thereunder) pursuant to this Plan would constitute deferred compensation subject to the requirements of Section 409A, and (ii) the Participant is a “specified employee” within the meaning of Section 409A at the time of separation from service, then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments and benefits shall not be provided to the Participant prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of the Participant’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation on the Participant. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments and benefits deferred pursuant to this paragraph shall be paid in a lump sum to the Participant, and any remaining payments and benefits due shall be paid as otherwise provided herein.” If an Award Agreement is silent as to such provision, the foregoing provision is hereby incorporated by reference directly into such Award Agreement.
In addition, and notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Award is, or may reasonably be, subject to Section 409A and related Department of Treasury guidance (including such Department of Treasury guidance issued from time to time) or contains any ambiguity as to the application of Section 409A, the Committee may, without the Participant’s consent, adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (A) exempt (or clarify the exemption of) the Award from Section 409A, (B) preserve the intended tax treatment of the benefits provided with respect to the Award, and/or (C) comply with the requirements of Section 409A and related Department of Treasury guidance.
Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Affiliates shall be responsible for, or required to reimburse or otherwise make any Participant whole for, any tax or penalty imposed on, or losses incurred by, any Participant that arises in connection with the potential or actual application of Section 409A to any Award granted hereunder.

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	E19876-P86441	KEEP THIS PORTION FOR YOUR RECORDS
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ADOBE SYSTEMS INCORPORATED

Vote on Directors						Vote on Proposals

The Board of Directors recommends a vote FOR the following:						The Board of Directors recommends a vote FOR proposals 2, 3 and 4.
1.	Election of the ten (10) Directors proposed in the accompanying Proxy Statement to serve for a one-year term.		For	Against	Abstain			For	Against	Abstain

	1a.	Amy Banse	☐	☐	☐	2.	Approval of the 2003 Equity Incentive Plan as amended to increase the available share reserve by 10 million shares.	☐	☐	☐
	1b.	Edward Barnholt	☐	☐	☐
	1c.	Robert Burgess	☐	☐	☐	3.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending on December 1, 2017.	☐	☐	☐
	1d.	Frank Calderoni	☐	☐	☐
	1e.	James Daley	☐	☐	☐
	1f.	Laura Desmond	☐	☐	☐	4.	Approval on an advisory basis of the compensation of the named executive officers.	☐	☐	☐
	1g.	Charles Geschke	☐	☐	☐
	1h.	Shantanu Narayen	☐	☐	☐		The Board of Directors recommends a vote for 1 YEAR proposal 5.
	1i.	Daniel Rosensweig	☐	☐	☐			1 Year	2 Years	3 Years	Abstain
	1j.	John Warnock	☐	☐	☐	5.	Approval on an advisory basis of the frequency of the advisory vote on executive compensation	☐	☐	☐	☐

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Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

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E19877-P86441

ADOBE SYSTEMS INCORPORATED

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby appoints each of John Warnock and Shantanu Narayen with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Adobe Systems Incorporated (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at the Company’s Almaden Tower building located at 151 Almaden Boulevard, San Jose, California 95110 on Wednesday, April 12, 2017 at 9:00 a.m. local time and at any adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their best judgment upon such other matters as may properly come before the meeting.

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR the election of each of the nominees listed on the reverse side for the Board of Directors, FOR Proposals 2, 3 and 4 and for 1 YEAR with respect to Proposal 5. Whether or not you are able to attend the meeting, you are urged to sign and mail the proxy card in the return envelope so that the stock may be represented at the meeting.

IF YOU ELECT TO VOTE BY MAIL, PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)